Exhibit 2.1

Execution Version

Iron Mountain Incorporated

Recall Holdings Limited

Scheme Implementation Deed

Deutsche Bank Place

Corner Hunter and Phillip Streets

Sydney NSW 2000 Australia

T  +61 2 9230 4000

F  +61 2 9230 5333

www.allens.com.au

©  Allens Australia 2015

Allens is an independent partnership operating in alliance with Linklaters LLP.

Contents

1	Definitions and Interpretation		1
	1.1	Definitions	1
	1.2	Interpretation	14
	1.3	Business Day	14
	1.4	Contra proferentem excluded	15
	1.5	Awareness	15
	1.6	Fairly Disclosed	15
	1.7	Obligation to use reasonable endeavours binding on Group	15

2	Agreement to proceed with the Transaction		15

3	Conditions precedent and pre-implementation steps		15
	3.1	Conditions precedent	15
	3.2	Reasonable endeavours	18
	3.3	Regulatory Approvals	18
	3.4	Iron Mountain Shareholder Approval	18
	3.5	Waiver of conditions precedent	20
	3.6	Termination on failure of condition precedent	20
	3.7	Certain notices	21

4	Transaction steps		21
	4.1	Scheme	21
	4.2	Scheme Consideration	21
	4.3	Cash Election Mechanism	23
	4.4	Scale back	24
	4.5	Fractional entitlements	26
	4.6	Ineligible Foreign Shareholders	26
	4.7	Shares to rank equally	27
	4.8	No amendment to the Scheme without consent	27
	4.9	Performance Rights and Retention Rights	27
	4.10	United States Tax Treatment	28

5	Implementation		28
	5.1	Recall obligations	28
	5.2	Iron Mountain’s obligations	31
	5.3	Appeal process	32
	5.4	Competition Approvals	32
	5.5	Timing of Implementation Date	35
	5.6	Conduct of Court proceedings	36
	5.7	Responsibility statement	36
	5.8	Access to information, premises and senior executives	36

6	Appointment of directors/Employee matters		37
	6.1	Appointment of directors to Iron Mountain Board	37
	6.2	Reconstitution of the Recall Board	37
	6.3	Deeds of indemnity and insurance	37
	6.4	Employee matters	38

7	Conduct of business		38
	7.1	Conduct of Recall Group business up to the Implementation Date	38
	7.2	Exceptions	41

8.6.2015

i

	7.3	Conduct of Iron Mountain Group business up to the Implementation Date	41
	7.4	Exceptions	43

8	Board recommendations		43
	8.1	Recall Board obligation to unanimously recommend	43
	8.2	Recall Board withdrawal of recommendation	44
	8.3	Iron Mountain Board obligation to unanimously recommend	44
	8.4	Iron Mountain withdrawal of recommendation	44
	8.5	Recall directors	45
	8.6	Iron Mountain directors	45

9	Representations and warranties		45
	9.1	Iron Mountain’s representations and warranties	45
	9.2	Recall representations and warranties	45
	9.3	Independent warranties	45
	9.4	Survival of representations	45
	9.5	Timing of representation and warranties	45

10	Releases		46
	10.1	Recall directors and officers	46
	10.2	Iron Mountain directors and officers	46

11	Confidentiality/Public Announcements/Joint Marketing		46

12	Exclusivity		47
	12.1	Recall discussions with third parties	47
	12.2	Recall solicitation	47
	12.3	Limitation on clause 12.1	48
	12.4	Provision of information to Iron Mountain	48
	12.5	Notification by Recall of approaches	49
	12.6	Matching right	49
	12.7	Recall analyst and investor presentations	50
	12.8	Iron Mountain discussions with third parties	50
	12.9	Iron Mountain solicitation	50
	12.10	Limitation on clause 12.8	50
	12.11	Notification by Iron Mountain of approaches	51
	12.12	Iron Mountain analyst and investor presentations	51

13	Reimbursement Fees		51
	13.1	Background to Recall Reimbursement Fee	51
	13.2	Payment of the Recall Reimbursement Fee	52
	13.3	Iron Mountain written demand	52
	13.4	Nature of payment	52
	13.5	Qualifications	53
	13.6	Other claims	54
	13.7	Exclusive remedy of Iron Mountain	54
	13.8	Background to Iron Mountain Reimbursement Fee and Iron Mountain Antitrust Approval Reimbursement Fee	54
	13.9	Payment of the Iron Mountain Reimbursement Fee and/or Iron Mountain Antitrust Approval Reimbursement Fee	55
	13.10	Recall written demand	55
	13.11	Nature of payment	56
	13.12	Qualifications	56

	13.13	Survival	56
	13.14	Other claims	56
	13.15	Exclusive remedy of Recall	56

14	Termination		57
	14.1	Termination by either party	57
	14.2	Termination by Recall	57
	14.3	Termination by Iron Mountain	57
	14.4	Effect of termination	58
	14.5	Termination Notice	58

15	Duty, costs and expenses		58
	15.1	Stamp duty	58
	15.2	Costs and expenses	58
	15.3	Other Conveyance Taxes	58

16	GST		58

17	General		59
	17.1	No representation or reliance	59
	17.2	No merger	60
	17.3	Consents	60
	17.4	Notices	60
	17.5	Governing law and jurisdiction	61
	17.6	Waivers	61
	17.7	Variation	61
	17.8	Assignment	61
	17.9	Third party beneficiary	62
	17.10	Further action	62
	17.11	Entire Agreement	62
	17.12	Counterparts	62

Schedule 1			63
	Iron Mountain Representations and Warranties		63

Schedule 2			71
	Recall Representations and Warranties		71

Schedule 3			78
	Competition Approvals		78

Schedule 4			79
	Iron Mountain details		79

Schedule 5			80
	Recall details		80

Schedule 6			81
	Employee and Benefit Matters		81

Schedule 7			83
	Illustrative Calculation Applying Clause 4.4 Scale Back Mechanism		83

Schedule 8			86
	Pre-Closing Restructuring		86

Schedule 9			87
	Form of FIRPTA Certificate		87

Schedule 10			88

Communications Materials	88

Annexure 1	90
Indicative Timetable	90

Annexure 2	92
Scheme of arrangement	92

Annexure 3	1
Deed poll	1

This Deed is made on 8 June 2015

Parties

1                                        Iron Mountain Incorporated of One Federal Street, Boston, Massachusetts 02110 (Iron Mountain).

2                                        Recall Holdings Limited (ABN 27 116 537 832) of 697 Gardeners Road, Alexandria, Sydney, Australia (Recall).

Recitals

A                                      The parties have agreed that Iron Mountain Sub will acquire all of the ordinary shares in Recall by means of a scheme of arrangement under Part 5.1 of the Corporations Act between Recall and Scheme Shareholders.

B                                      The parties have agreed to implement the scheme of arrangement on the terms of this Deed.

C                                      For U.S. federal income tax purposes, it is intended that the Transaction qualify as a “qualified stock purchase” under the provisions of Section 338(d) of the Internal Revenue Code of 1986 (the Code), and the rules and regulations promulgated thereunder (the Treasury Regulations).

It is agreed as follows.

1                                        Definitions and Interpretation

1.1                              Definitions

The meanings of the terms used in this Deed are set out below.

Action means any action, suit, claim, demand, legal proceeding, investigation, inquiry, prosecution, litigation, proceeding, arbitration, mediation or dispute resolution.

Additional Amount has the meaning given in clause 16(b).

AIFRS means the International Financial Reporting Standards as adopted in Australia.

Amount Incurred has the meaning given in clause 16(e).

Antitrust Laws means (a) the HSR Act, the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act, and any other United States federal or state statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, (b) the Australia Competition and Consumer Act and (c) any other federal, state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

ASIC means the Australian Securities and Investments Commission.

Associate has the meaning set out in section 12 of the Corporations Act, where Recall is the ‘designated body’.

ASX means ASX Limited (ABN 98 008 624 691) and, where the context requires, the financial market that it operates.

Business Day means a weekday on which trading banks in Sydney and New York are open for trading and the ASX and the NYSE are open for trading.

Cash Election is defined in clause 4.3(a).

Cash Election Form is defined in clause 4.3(a).

CDN means CHESS Depositary Nominees Pty Limited ACN 071 346 506.

CHESS means the clearing house electronic sub-register system of share transfers operated by the ASX Settlement and Transfer Corporation Pty Ltd.

Class Ruling means a binding public ruling issued by the Commissioner of Taxation pursuant to Division 358 of Schedule 1 of the Tax Administration Act 1953 (Cth) and as described in the class ruling CR 2001/1.

Code is defined in Recital C.

Communications has the meaning given in clause 3.3(d).

Company Benefit Plan has the meaning given in Schedule 6, paragraph(d).

Competition Approvals means (a) any approval, clearance, filing or expiration or termination of a waiting period required in relation to the Transaction under any Antitrust Law of a country or jurisdiction set forth in Schedule 3 and (b) any approval, clearance, filing or expiration or termination of a waiting period in relation to the Transaction under any Antitrust Law of any other country or jurisdiction that is required or that Iron Mountain reasonably determines advisable.

Competition Authority means any Government Agency having responsibility for any Antitrust Law.

Confidentiality Agreement means the confidentiality agreement between Iron Mountain and Recall dated 25 April 2015.

Consideration has the meaning given in clause 16(a).

Continuing Employee has the meaning given in Schedule 6, paragraph(a).

Corporations Act means the Corporations Act 2001 (Cth).

Corporations Regulations means the Corporations Regulations 2001 (Cth).

Court means the Federal Court of Australia, Sydney Registry, or such other court of competent jurisdiction under the Corporations Act agreed to in writing by Iron Mountain and Recall.

Current Market Price per Share has the meaning given in clause 4.2(e).

Deed means this document including any schedule or annexure.

Deed Poll means a deed poll substantially in the form of Annexure 3 under which Iron Mountain and Iron Mountain Sub covenant in favour of the Scheme Shareholders to perform their obligations under the Scheme.

Demerger Deed means the Demerger Deed, between Brambles Limited, an Australian corporation, and Recall, dated October 22, 2013.

Designated Subsidiary has the meaning given in Schedule 8.

Distribution Tax Opinion has the meaning given in the Tax Matters Agreement relating to the effect of the Transaction.

Divestiture Action has the meaning given in clause 5.4(f).

DOJ has the meaning given in clause 5.4(b).

Effective means when used in relation to the Scheme, the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to the Scheme.

Effective Date means the date on which the Scheme becomes Effective.

End Date means the later of:

(a)           the date which is 12 calendar months after the date of this Deed, or such other date as may be agreed to in writing by Iron Mountain and Recall;

(b)           if, on the date which is 7 days prior to the End Date (determined under paragraph (a) or a previous application of this paragraph (b)), all of the conditions precedent set forth in clause 3.1 shall have been satisfied or shall be capable of being satisfied prior to the End Date (other than the condition precedent in clause 3.1(a)(v), clause 3.1(a)(vi), clause 3.1(d) or clause 3.1(e) (in the case of clause 3.1(e), as a result of an Order relating to an Antitrust Law)), then either Iron Mountain or Recall may, by notice in writing to the other prior to the End Date (determined under paragraph (a) or a previous application of this paragraph (b)), extend the End Date for a specified period of not less than 60 days (provided further that a party cannot extend the End Date under this paragraph (b) if the failure to satisfy the relevant condition precedent is primarily the result of a breach by that party of this Deed); and

(c)           if, but for the operation of clause 5.5, the Implementation Date would otherwise have occurred prior to the End Date as determined under paragraphs (a) and (b) above, the End Date for the purposes of this Deed will be extended to the date which is 30 days after commencement of the next fiscal quarter of Iron Mountain following the End Date as determined under paragraphs (a) and (b) above.

Notwithstanding the foregoing, in no event shall the End Date be extended beyond July 30, 2016.

Event Driven Equity Financing means an equity financing, the proceeds of which would predominantly be used (and would be publicly disclosed by Iron Mountain to be so used) by Iron Mountain to finance an acquisition or acquisitions (other than the Scheme) specifically known to Iron Mountain at the time of any such financing, where such acquisition or acquisitions are intended to occur as promptly as practicable, but in no event later than nine months from the closing of any such financing.

Exclusivity Period means the period from and including the date of this Deed to the earlier of:

(a)           the termination of this Deed; and

(b)           the End Date.

FATA means the Foreign Acquisitions and Takeovers Act 1975 (Cth).

Fee Amount has the meaning given in clause 13.5(f).

Fee Escrow Account has the meaning given in clause 13.5(f).

Financial Advisor means, with respect to Recall, any financial advisor retained by Recall in relation to the Scheme or a Recall Competing Transaction from time to time and, with respect to Iron Mountain, any financial advisor retained by Iron Mountain in relation to the Scheme or an Iron Mountain Competing Transaction from time to time.

First Court Date means the first day on which an application made to the Court for an order under section 411(4)(a) of the Corporations Act convening the Scheme Meeting is heard.

FIRPTA Rules means all of Section 897 and Section 1445 of the Code, including the United States Treasury regulations promulgated under such sections.

FTC has the meaning given in clause 5.4(b).

Government Agency means any foreign or Australian government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.

HSR Act has the meaning given in clause 5.4(b).

HSR/Antitrust Approval has the meaning given in clause 3.1(a)(v).

Implementation Date means the fourth calendar day after the Record Date, or such other day as the parties agree.

Independent Expert means the independent expert in respect of the Scheme appointed by Recall.

Independent Expert Report means the report to be issued by the Independent Expert in connection with the Scheme.

Ineligible Foreign Shareholder means a Scheme Shareholder whose address shown in the Recall Share Register is a place which Iron Mountain reasonably determines is a place that it is unlawful or unduly onerous to issue that Scheme Shareholder with New Iron Mountain Shares when the Scheme becomes Effective (provided that a Scheme Shareholder whose address shown in the Recall Share Register is within Australia and its external territories, New Zealand, United Kingdom, Hong Kong, Singapore, Canada or the United States will not be an Ineligible Foreign Shareholder).

Insolvency Event means, in relation to an entity:

(a)           the entity resolving that it be wound up or a court making an order for the winding up or dissolution of the entity;

(b)           a liquidator, provisional liquidator, administrator, receiver, receiver and manager or other insolvency official being appointed to the entity or in relation to the whole, or a substantial part, of its assets;

(c)           the entity executing a deed of company arrangement;

(d)           the entity ceases, or threatens to cease to, carry on substantially all the business conducted by it as at the date of this Deed;

(e)           the entity is or becomes unable to pay its debts when they fall due within the meaning of the Corporations Act (or, if appropriate, legislation of its place of incorporation); or

(f)                                  the entity being deregistered as a company or otherwise dissolved.

Iron Mountain Antitrust Approval Reimbursement Fee means A$76,500,000.

Iron Mountain Board means the board of directors of Iron Mountain.

Iron Mountain Competing Transaction means a proposed or possible transaction or arrangement which, if the transaction or arrangement is entered into or completed would result in a Third Party:

(a)           acquiring (whether directly or indirectly) or becoming the holder of, or otherwise acquiring, having a right to acquire or having an economic or beneficial interest in or control of all or a substantial part of the business and assets of the Iron Mountain Group, taken as a whole;

(b)           acquiring (whether directly or indirectly), under that transaction or arrangement, the power to exercise, or control the exercise of, the right to vote attached to 30% or more of the Iron Mountain Shares;

(c)           acquiring control (as determined in accordance with section 50AA of the Corporations Act) of Iron Mountain; or

(d)           otherwise acquiring or merging with Iron Mountain,

whether by way of takeover offer, scheme of arrangement, shareholder approved acquisition, capital reduction or buy back, sale or purchase of shares or assets, joint venture, dual-listed company structure (or other synthetic merger), or other transaction or arrangement.

Iron Mountain Disclosure Letter means a letter identified as such provided by Iron Mountain to Recall and counter signed by Recall prior to entry into this Deed.

Iron Mountain Group means Iron Mountain and each of its subsidiaries and a reference to a ‘Iron Mountain Group Member’ or a ‘member of the Iron Mountain Group’ is to Iron Mountain or any of its subsidiaries.

Iron Mountain Indemnified Parties means Iron Mountain and any other member of the Iron Mountain Group, and all of their respective directors, officers and employees.

Iron Mountain Information means information regarding the Iron Mountain Group; the merged Recall-Iron Mountain entity following implementation of the Scheme; the Scheme Consideration and Iron Mountain’s intentions in relation to Recall Group’s business, assets and employees, provided by Iron Mountain to Recall in writing for inclusion in the Scheme Booklet (which includes the prospectus included in the Iron Mountain Registration Statement and which, for the avoidance of doubt, excludes the Recall Information and the Independent Expert’s Report or an investigating accountants report).

Iron Mountain Material Adverse Change means one or more changes, events, occurrences, facts or matters which, whether individually or when aggregated with all such changes, events, occurrences or matters of a like kind, has had or would reasonably be expected to have a material adverse effect on the assets and liabilities (taken as a whole), condition (financial or otherwise), business or results of operations of the Iron Mountain Group taken as a whole, other than those changes, events, occurrences or matters:

(a)           which are required or permitted by, or arise out of the announcement or pendency of, this Deed, the Scheme or the transactions contemplated by them;

(b)           which took place with the written consent of Recall;

(c)           which Iron Mountain Fairly Disclosed in an announcement made to the NYSE prior to entry into this Deed or in the Iron Mountain Disclosure Letter, or which Recall had actual knowledge of prior to the date of this Deed;

(d)           which relate to costs and expenses incurred by Iron Mountain associated with the Scheme process including all fees payable to external advisors of Iron Mountain, to the extent such amounts are Fairly Disclosed in writing to Recall;

(e)           that are or that arise from:

(i)            general changes in economic, political or business conditions (including interest rates and exchange rates), or in securities, credit or financial markets;

(ii)           from changes in law, regulation or policy of any Government Agency (including any change in the judicial or administrative interpretation of any law, regulation or policy);

(iii)          the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism; or

(iv)          the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, but excluding any change, event, occurrence or matter which has a disproportionate adverse effect on the Iron Mountain Group, taken as a whole, as compared to other participants in the principal industries in which the Iron Mountain Group operates;

(f)                                  that are or that arise from changes or prospective changes to US GAAP or the interpretation of those principles by any professional body or Government Agency;

(g)                                 that are or that arise from a change in the market price or trading volume of Iron Mountain Shares (although this exception will not prevent the underlying cause of any such change, if not falling within any other exception in this definition, from being taken into account in determining whether there has been an Iron Mountain Material Adverse Change); or

(h)                                that are or that arise from a failure by Iron Mountain to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Deed (although this exception will not prevent the underlying cause of such failure, if not falling within any other exception, from being taken into account in determining whether there has been an Iron Mountain Material Adverse Change).

Iron Mountain Prescribed Occurrence means other than:

(a)                                as required or permitted by this Deed, Scheme or the Deed Poll;

(b)                                matters which have been Fairly Disclosed in an announcement made by Iron Mountain to the NYSE or the SEC prior to entry into this Deed or in the Iron Mountain Disclosure Letter; or

(c)                                 as agreed to in writing by Recall,

the occurrence of any of the following between the date of this Deed and 8am on the Second Court Date:

(a)                                Iron Mountain converting all or any of its shares into a larger or smaller number of shares;

(b)                                any member of the Iron Mountain Group (other than a direct or indirect wholly owned subsidiary of Iron Mountain or an Iron Mountain joint venture entity) resolving to reduce its share capital in any way or reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its shares;

(c)                                 any member of the Iron Mountain Group (other than a direct or indirect wholly owned subsidiary of Iron Mountain or an Iron Mountain joint venture entity):

(i)                                    entering into a buy-back agreement; or

(ii)                                 resolving to approve the terms of a buy-back agreement;

(d)                                any member of the Iron Mountain Group declaring, paying or distributing any dividend, bonus or other share of its profits or assets or returning or agreeing to return any capital to its shareholders (other than any such dividend, payment or other distribution paid by a direct or indirect wholly owned subsidiary of Iron Mountain or an Iron Mountain joint venture entity to Iron Mountain or to any direct or indirect subsidiary of Iron Mountain or Iron Mountain joint venture entity, provided that, any such dividend, payment or other distribution paid by or to an Iron Mountain joint venture entity is paid or made, as the case may be, on a prorata basis to all shareholders or equityholders of such joint venture entity), except for:

(i)                                    any ordinary dividend declared or paid in respect of any reporting period, which is consistent with Iron Mountain’s existing dividend policy and practice and Iron Mountain’s projections as of the date of this Deed which have been made available to Recall (which for the avoidance of doubt, shall include any increase in dividend consistent with earnings growth); and

(ii)                                 any dividend (whether payable in the form of cash, Iron Mountain Shares or other property) that Iron Mountain is required to pay in order to maintain compliance with its real estate investment trust status obligations or that is necessary to avoid the imposition on Iron Mountain of (i) U.S. federal income tax or any state or local income, franchise or other tax imposed on or measured by net or taxable income or (ii) any U.S. federal, state or local excise tax;

(e)                                 any member of the Iron Mountain Group issuing, agreeing to issue or announcing an intent to issue any shares or other securities (including any securities convertible into shares or other securities), other than:

(i)                                    the issuance of Iron Mountain Shares prior to the First Court Date as part of an Event Driven Equity Financing, up to a maximum number of 21,056,034;

(ii)                                 the issuance of Iron Mountain Shares issuable pursuant to Iron Mountain’s equity awards that (A) are outstanding on the date of this Deed pursuant to the terms of the applicable equity plans as in effect immediately prior to the date of this Deed, or (B) are granted under Iron Mountain’s existing equity plans as in effect immediately prior to the date of this Deed in the ordinary course and consistent with past practice;

(iii)                              any issue by an Iron Mountain Group Member to Iron Mountain or another direct or indirect wholly owned subsidiary of Iron Mountain, or

(iv)                             any issue of Iron Mountain Shares described in d(ii) of this definition of Iron Mountain Prescribed Occurrence;

(f)                                  Iron Mountain making any change to its certificate of incorporation or bylaws without the consent of Recall;

(g)                                 any member of the Iron Mountain Group disposing, or agreeing to dispose, of (a) the whole, or a substantial part, of the Iron Mountain Group’s business representing five percent (5%) or more of the Iron Mountain Group’s 2014 fiscal year annual revenue or (b) property or assets of US$200 million or more;

(h)                                any member of the Iron Mountain Group creating, or agreeing to create, any encumbrance over the whole or a substantial part of the Iron Mountain Group’s business or property;

(i)                                    any member of the Iron Mountain Group acquiring, or agreeing to acquire, any business, entity or undertaking, where that acquisition, if completed, will or is reasonably likely to have a materially adverse effect on the prospects of obtaining any regulatory approval to be sought in relation to the Transaction; or

(j)                                   an Insolvency Event occurring in relation to an Iron Mountain Group Member

Iron Mountain Proxy Statement means the proxy statement to be sent to Iron Mountain Shareholders for the purpose of obtaining the Iron Mountain Shareholder Approval.

Iron Mountain Registration Statement means the registration statement on Form S-4 to be filed by Iron Mountain with the SEC in connection with the registration under the Securities Act of the Iron Mountain Shares to be issued in connection with the Scheme, and in which the Iron Mountain Proxy Statement will be included as a prospectus.

Iron Mountain Reimbursement Fee means A$25,500,000.

Iron Mountain Reporting Documents has the meaning given in paragraph (n) of Schedule 1.

Iron Mountain Representations and Warranties means the representations and warranties of Iron Mountain set out in Schedule 1.

Iron Mountain Share means a validly issued, fully paid and non-assessable share of Iron Mountain common stock.

Iron Mountain Shareholder Approval means the approval of Iron Mountain shareholders referred to in clause 3.1(c) which is required under the NYSE Listing Rules to the issue of new Iron Mountain Shares in connection with the Scheme.

Iron Mountain Sub means an Australian wholly owned subsidiary of Iron Mountain, to be incorporated by Iron Mountain after the date of this Deed.

Iron Mountain Superior Proposal means a bona fide Iron Mountain Competing Transaction of the kind referred to in either paragraph (a), (c) or (d) of the definition of Iron Mountain Competing Transaction (and not resulting from a breach by Iron Mountain of its obligations under this Deed including, without limitation, clause 12) which the Iron Mountain Board, acting in good faith, and after taking written advice from its legal and Financial Advisors, determines is:

(a)                                reasonably capable of being valued and reasonably likely to be completed on a timely basis, taking into account all aspects of the Iron Mountain Competing Transaction and the person making it (including such person’s identity, reputation and financial condition), including without limitation having regard to legal, regulatory and financial matters and any conditions precedents; and

(b)                                more favourable to Iron Mountain Shareholders than the Scheme, taking into account all terms and conditions of the Iron Mountain Competing Transaction.

IRS means the United States Internal Revenue Service.

Joint Defense Agreement means that certain Joint Defense and Common Interest Agreement among external counsel, acknowledged and agreed to by each of Iron Mountain and Recall dated 9 May 2015.

Listing Rules mean the official listing rules of the ASX.

New Iron Mountain CDI means CHESS Depositary Interest, being a unit of beneficial ownership in a new Iron Mountain Share registered in the name of CDN, to be issued under the Scheme.

New Iron Mountain Share means a new Iron Mountain Share to be issued under the Scheme.

Nonqualifying Income means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not described in Section 856(c)(3) of the Code.

NYSE means the New York Stock Exchange or such other stock exchange in the United States of America upon which the Iron Mountain Shares are listed.

Order means any decree, judgment, injunction, direction, writ or other order, whether temporary, preliminary or permanent, made or given by a court of competent jurisdiction or by another Government Agency.

Pre-Closing Restructuring has the meaning given in clause 4.10.

Proceeds has the meaning given in clause 4.6(a)(ii).

RG 60 means Regulatory Guide 60 issued by ASIC in September 2011.

Recall Board means the Recall board of directors.

Recall Competing Transaction means a proposed or possible transaction or arrangement which, if the transaction or arrangement is entered into or completed would result in a Third Party:

(a)                                acquiring (whether directly or indirectly) or becoming the holder of, or otherwise acquiring, have a right to acquire or have an economic or beneficial interest in, or control of, all or a substantial part of the business and assets of the Recall Group, taken as a whole;

(b)                                acquiring (whether directly or indirectly), under that transaction or arrangement, the power to exercise, or control the exercise of, the right to vote attached to 30% or more of the Recall Shares;

(c)                                 acquiring control (as determined in accordance with section 50AA of the Corporations Act) of Recall; or

(d)                                otherwise acquiring or merging with Recall,

whether by way of takeover offer, scheme of arrangement, shareholder approved acquisition, capital reduction or buy back, sale or purchase of shares or assets, joint venture, dual-listed company structure (or other synthetic merger), or other transaction or arrangement.

Recall Disclosure Letter means a letter identified as such provided by Recall to Iron Mountain and countersigned by Iron Mountain prior to entry into this Deed.

Recall Group means Recall and each of its subsidiaries and a reference to a ‘Recall Group Member’ or a ‘member of the Recall Group’ is to Recall or any of its subsidiaries.

Recall Indemnified Parties means Recall and any other member of the Recall Group, and all of their respective directors, officers and employees.

Recall Information means information regarding the Recall Group provided by Recall for inclusion in the Scheme Booklet (which for the avoidance of doubt does not include the Iron Mountain Information or the Independent Expert’s Report or an investigating accountants report).

Recall Material Adverse Change means one or more changes, events, occurrences, facts or matters which, whether individually or when aggregated with all such changes, events, occurrences or matters of a like kind, has had or would reasonably be expected to have a material adverse effect on the assets and liabilities (taken as a whole), condition (financial or otherwise), business or results of operations of the Recall Group taken as a whole, other than those changes, events, occurrences or matters:

(a)                                which are required or permitted by, or arise out of the announcement or pendency of, this Deed, the Scheme or the transactions contemplated by them;

(b)                                which took place with the written consent of Iron Mountain;

(c)                                 which Recall Fairly Disclosed in an announcement made to the ASX prior to entry into this Deed or in the Recall Disclosure Letter, or which Iron Mountain had actual knowledge of prior to the date of this Deed;

(d)                                which relate to costs and expenses incurred by Recall associated with the Scheme process including all fees payable to external advisors of Recall, to the extent such amounts are Fairly Disclosed in writing to Iron Mountain;

(e)                                 that are or that arise from:

(i)                                    general changes in economic, political or business conditions (including interest rates and exchange rates), or in securities, credit or financial markets;

(ii)                                 from changes in law, regulation or policy of any Government Agency (including any change in the judicial or administrative interpretation of any law, regulation or policy);

(iii)                              the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism; or

(iv)                             the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, but excluding any change, event, occurrence or matter which has a disproportionate adverse effect on the Recall Group, taken as a whole, as compared to other participants in the principal industries in which the Recall Group operates;

(f)                                  that are or that arise from changes or prospective changes to any generally accepted accounting principles in Australia or US GAAP or the interpretation of any of the foregoing principles by any professional body or Government Agency;

(g)                                 that are or that arise from a change in the market price or trading volume of Recall Shares (although this exception will not prevent the underlying cause of any such change, if not falling within any other exception in this definition, from being taken into account in determining whether there has been a Recall Material Adverse Change); or

(h)                                that are or that arise from a failure by Recall to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Deed (although this exception will not prevent the underlying cause of such failure, if not falling within any other exception, from being taken into account in determining whether there has been a Recall Material Adverse Change).

Recall Performance Right means a performance right in respect of a Recall Share granted under the Recall Performance Share Plan prior to the date of this Deed.

Recall Performance Share Plan means the Recall Holdings Limited Performance Share Plan dated 24 September 2013, as amended 24 October 2013.

Recall Prescribed Occurrence means other than:

(a)                                as required or permitted by this Deed, Scheme or the Deed Poll;

(b)                                matters which have been Fairly Disclosed in any announcement by Recall to the ASX prior to the entry into this Deed or in the Recall Disclosure Letter; or

(c)                                 as agreed to in writing by Iron Mountain,

the occurrence of any of the following between the date of this Deed and 8am on the Second Court Date:

(a)                                Recall converting all or any of its shares into a larger or smaller number of shares;

(b)                                any member of the Recall Group (other than a direct or indirect wholly owned subsidiary of Recall) resolving to reduce its share capital in any way or reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its shares;

(c)                                 any member of the Recall Group (other than a direct or indirect wholly owned subsidiary of Recall):

(i)                                    entering into a buy-back agreement; or

(ii)                                 resolving to approve the terms of a buy-back agreement under the Corporations Act;

(d)                                any member of the Recall Group declaring, paying or distributing any dividend, bonus or other share of its profits or assets or returning or agreeing to return any capital, in each case to its shareholders (other than any such dividend, payment or other distribution paid by a direct or indirect wholly owned subsidiary of Recall to Recall or to any direct or indirect wholly owned subsidiary of Recall), except for any ordinary dividend declared or paid in respect of any reporting period, which is consistent with Recall’s existing dividend policy and practice and normalized for currency exchange rate fluctuations (which for the avoidance of doubt, shall include any increase in dividend consistent with earnings growth);

(e)                                 any member of the Recall Group issuing or agreeing to issue any shares or other securities (including any securities convertible into shares or other securities), other than:

(i)                                    Recall issuing Recall Shares in accordance with the terms of any Recall Performance Rights or Recall Retention Rights set out in Schedule 5 or any dividend in accordance with paragraph (d) of this definition or granted pursuant to clause (ii) below;

(ii)                                 Recall issuing any further performance rights or retention rights pursuant to the Recall Performance Share Plan as part of annual award of performance rights and retention rights to employees following release of Recall’s financial results for the financial year ending 30 June 2015 or otherwise in the ordinary course of business, in each case, subject to the limitations set forth in the Recall Disclosure Letter; or

(iii)                              any issue by a Recall Group Member to Recall or another direct or indirect wholly owned subsidiary of Recall.

(f)                                  Recall making any change to its Constitution without the consent of Iron Mountain;

(g)                                 any member of the Recall Group disposing, or agreeing to dispose, of the whole, or a substantial part, of the Recall Group’s business or property;

(h)                                any member of the Recall Group creating, or agreeing to create, any encumbrance over the whole or a substantial part of the Recall Group’s business or property;

(i)                                    any member of the Recall Group acquiring, or agreeing to acquire, any business, entity or undertaking, where that acquisition, if completed, will or is reasonably likely to have a material adverse effect on the prospects of obtaining any regulatory approval to be sought in relation to the Transaction; or

(j)                                   an Insolvency Event occurring in relation to a Recall Group Member.

Recall Registry means Link Market Services Limited (ACN 083 214 537).

Recall Reimbursement Fee means A$25,500,000.

Recall Reporting Documents has the meaning given in paragraph (l) of Schedule 2.

Recall Representations and Warranties means the representations and warranties of Recall set out in Schedule 2.

Recall Retention Right means a retention right in respect of a Recall Share granted under the Recall Performance Share Plan prior to the date of this Deed.

Recall Share means a fully paid ordinary share of Recall.

Recall Shareholder means each person who is recorded in the Recall Share Register as the holder of one or more Recall Shares.

Recall Share Register means the register of members of Recall maintained in accordance with the Corporations Act.

Recall Superior Proposal means a bona fide Recall Competing Transaction of the kind referred to in either paragraph (a), (c) or (d) of the definition of Recall Competing Transaction (and not resulting from a breach by Recall of its obligations under this Deed including, without limitation, clause 12) which the Recall Board, acting in good faith, and after taking written advice from its legal and Financial Advisors, determines is:

(a)                                reasonably capable of being valued and reasonably likely to be completed on a timely basis, taking into account all aspects of the Recall Competing Transaction and the person making it (including such person’s identity, reputation and financial condition), including without limitation having regard to legal, regulatory and financial matters and any conditions precedents; and

(b)                                more favourable to Recall Shareholders than the Scheme, taking into account all terms and conditions of the Recall Competing Transaction.

Recipient has the meaning given in clause 16(b).

Record Date means 5pm on the fifth Business Day after the Effective Date, or such later date as may be agreed to in writing by Iron Mountain and Recall.

Records Management Business means the physical storage, indexing, retention, retrieval and delivery of paper documents and physical information (excluding digital information), the destruction and/or shredding of such documents or physical information upon a customer’s instruction to destroy, and related services and activities. For the avoidance of doubt, data protection, data management and digital services and related activities, as well as document and information destruction and/or shredding services and activities not arising from physical storage and retention, are hereby excluded from the definition of Records Management Business.

Regulator’s Draft means the draft of the Scheme Booklet in a form which is provided to ASIC for approval pursuant to section 411(2) of the Corporations Act.

Regulatory Approval means an approval set out in clause 3.1(a).

Related Bodies Corporate has the meaning set out in the Corporations Act.

Relevant Change of US Tax Law means (i) any change of the FIRPTA Rules, (ii) any issuance of any revenue ruling by the IRS interpreting the FIRPTA Rules, (iii) any publication of a court decision interpreting the FIRPTA Rules, (iv) any issuance of any notice of proposed rulemaking by the IRS and the United States Treasury Department in respect of the FIRPTA Rules, and (v) any issuance of any private letter ruling of the IRS interpreting the FIRPTA Rules.

Release Document has the meaning given in clause 13.5(f).

REIT Requirements has the meaning given in clause 13.5(f).

Representative means, in respect of a party, each of its subsidiaries and each director, officer, employee, contractor, advisor or agent of that party or any of its subsidiaries.

Retention Plan has the meaning given in Schedule 6, paragraph(e).

Sale Agent means a person appointed by Iron Mountain (after consultation with Recall and with Recall’s approval, not to be unreasonably withheld) to sell the New Iron Mountain Shares that are attributable to Ineligible Foreign Shareholders.

Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act between Recall and the Scheme Shareholders, the form of which is attached as Annexure 2, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed to in writing by Iron Mountain, Iron Mountain Sub and Recall.

Scheme Booklet means the information described in clause 5.1(f) to be approved by the Court and despatched to the Recall Shareholders and which must include the Scheme, an explanatory statement complying with the requirements of the Corporations Act, the Corporations Regulations

and RG60, an independent expert’s report, notices of meeting and proxy form and the Cash Election Form.

Scheme Consideration means the consideration to be provided by Iron Mountain to each Scheme Shareholder for the transfer to Iron Mountain Sub of each Scheme Share, as determined in accordance with clause 4.2.

Scheme Meeting means the meeting of Recall Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act.

Scheme Share means a Recall Share held by a Scheme Shareholder as at the Record Date.

Scheme Shareholders means holders of fully paid ordinary shares in Recall recorded in the Recall Share Register as at the Record Date.

Second Court Date means the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme is heard.

Securities Act means the United States Securities Act of 1933.

subsidiary has the meaning set out in the Corporations Act.

Supplementary Canadian Tax Opinion has the meaning given in the Demerger Deed relating to the effect of the Transaction.

Supplier has the meaning given in clause 16(b).

Tax or Taxes means all United States federal, state and local as well as all non-United States federal, state and local taxes, charges, levies or other like assessments imposed by any governmental authority, including any income, gross receipts, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, escheat, unclaimed property, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other taxes, charges, levies or other like assessments of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Government Agency, whether disputed or not.

Tax Act means the Income Tax Assessment Act 1997 (Cth).

Taxing Authority means any Government Agency responsible for the administration of any Taxes.

Tax Matters Agreement means the Tax Matters Agreement by and between Brambles USA, Inc., a Delaware corporation, and Recall Corporation, a Delaware corporation, dated as of November 25, 2013.

Tax Return means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns and any schedules or amendments thereto relating to Taxes.

Third Party means a person other than Iron Mountain and its Associates.

Third Party Recipient has the meaning given in clause 12.4(a).

Timetable means the indicative timetable for the implementation of the Transaction set out in Annexure 1.

Transaction means the acquisition of Recall by Iron Mountain Sub through implementation of the Scheme in accordance with the terms of this Deed.

Treasury Regulations has the meaning given in the Recital C.

US GAAP means generally accepted accounting principles in the United States of America.

VWAP means the volume weighted average trading price of the Iron Mountain Shares, calculated by dividing the total value by the total volume of securities traded for the relevant period.

1.2                              Interpretation

In this Deed, headings are for convenience only and do not affect interpretation and, unless the context requires otherwise:

(a)                                words importing the singular include the plural and vice versa;

(b)                                words importing a gender include any gender;

(c)                                 other parts of speech and grammatical forms of a word or phrase defined in this Deed have a corresponding meaning;

(d)                                a reference to a person includes an individual, the estate of an individual, a corporation, a limited liability company, an authority, an association or a joint venture, a partnership, a trust and any Government Agency;

(e)                                 a reference to a clause, party, Attachment, exhibit or schedule is a reference to a clause of, and a party, Attachment, exhibit and schedule to this Deed, and a reference to this Deed includes any Attachment, exhibit and schedule;

(f)                                  a reference to a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations, ordinances or by laws amending, consolidating or replacing it, whether passed by the same or another Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute;

(g)                                 a reference to any document (including this Deed) is to that document as varied, novated, ratified or replaced from time to time;

(h)                                the word ‘includes’ in any form is not a word of limitation;

(i)                                    a reference to ‘$’, ‘A$’ or ‘dollar’ is to the lawful currency of Australia;

(j)                                   a reference to ‘US$’ is to the lawful currency of the United States of America;

(k)                                a reference to ‘Australian dollar equivalent’ shall mean the amount in Australian dollars based on the mid-point of the buy/sell price quoted in the Australian Financial Review (print edition) on the Record Date (or if it is not published on that day, then the mid-point of the buy/sell price quoted in the Australian Financial Review when it is next published in a print;

(l)                                    a reference to any time is to the time in Sydney, Australia;

(m)                            a term defined in or for the purposes of the Corporations Act has the same meaning when used in this Deed; and

(n)                                a reference to the Listing Rules includes any variation, consolidation or replacement of those rules and is to be taken to be subject to any waiver or exemption granted by the ASX to the compliance of those rules.

1.3                              Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

1.4                              Contra proferentem excluded

No term or condition of this Deed will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this Deed or a provision of it.

1.5                              Awareness

(a)                                Where a representation or warranty is given ‘so far as Recall is aware’ or with a similar qualification as to Recall’s awareness or knowledge, Recall’s awareness or knowledge is limited to and deemed only to include those facts, matters or circumstances of which Doug Pertz, Mark Wratten, Barry Medintz or Ron Domanico is aware, after reasonable due enquiry, as at the date of this Deed.

(b)                                Where a representation or warranty is given ‘so far as Iron Mountain is aware’ or with a similar qualification as to Iron Mountain’s awareness or knowledge, Iron Mountain’s awareness or knowledge is limited to and deemed only to include those facts, matters or circumstances of which William Meaney, Rod Day, Ernie Cloutier or Jeff Lawrence is aware, after reasonable due enquiry, as at the date of this Deed.

1.6                              Fairly Disclosed

A reference to a fact, matter, circumstance or thing being Fairly Disclosed to a party means disclosed in writing to any of that party or any of its Representatives in good faith and in sufficient detail so as to reasonably apprise a party (or one of its Representatives) as to the nature and scope of the relevant matter, event, circumstance or thing.

1.7                              Obligation to use reasonable endeavours binding on Group

(a)                                An obligation imposed by this Deed on Recall to use reasonable endeavours to ensure that an act or thing occurs or does not occur is to be read as including an obligation on Recall to cause its subsidiaries to use reasonable endeavours to ensure that such act or thing occurs or does not occur, as the case may be.

(b)                                An obligation imposed by this Deed on Iron Mountain to use reasonable endeavours to ensure that something occurs or does not occur is to be read as including an obligation on Iron Mountain to cause its subsidiaries to use reasonable endeavours to ensure that such act or thing occurs or does not occur, as the case may be.

2                                        Agreement to proceed with the Transaction

(a)                                Recall agrees to propose the Scheme on and subject to the terms of this Deed.

(b)                                Iron Mountain agrees with Recall to assist Recall to propose the Scheme, and to procure Iron Mountain Sub to assist Recall propose the Scheme, on and subject to the terms of this Deed.

3                                        Conditions precedent and pre-implementation steps

3.1                              Conditions precedent

Subject to this clause 3, the Scheme will not become Effective, and the obligations of Iron Mountain under clause 4.2 are not binding, until each of the following conditions precedent is satisfied or waived (to the extent and in the manner set out in clause 3.5):

(a)                                Regulatory Approvals: before 5pm on the Business Day before the Second Court Date.

(i)                                    FIRB:

(A)                              the Treasurer of Australia or his delegate provides written advice or confirmation to Iron Mountain that there is no objection under the FATA or the foreign investment policy of the Australian Government to the acquisition by Iron Mountain Sub of the Recall Shares under the Scheme, and that advice is not subject to conditions, or is subject only to conditions that are acceptable to Iron Mountain acting reasonably; or

(B)                              the Treasurer of Australia becomes precluded by passage of time from making any order under Part II of the FATA in respect of the acquisition by Iron Mountain Sub of the Recall Shares under the Scheme;

(ii)                                 NZ OIO: Iron Mountain has received in writing any consent required under the Overseas Investment Act 2005 (New Zealand) and the Overseas Investment Regulations 2005 (New Zealand) for the acquisition by Iron Mountain Sub of the Recall Shares under the Scheme, whether or not such approval is subject to conditions;

(iii)                              ASX: ASX provides approval for the admission of Iron Mountain to the official list of the ASX and the approval for official quotation of New Iron Mountain CDIs, whether or not such approval is subject to conditions;

(iv)                             NYSE: approval from the NYSE to the listing of the New Iron Mountain Shares to be issued pursuant to the Scheme;

(v)                                HSR/Antitrust: Competition Approval having been obtained in the United States under the HSR Act and consistent with clause 5.4(f) (the HSR/Antitrust Approval); and

(vi)                             Other Competition Approvals: all Competition Approvals (other than the HSR/Antitrust Approval) have been obtained (or, in the case of a waiting period or filing, have terminated or expired or have been made, as the case may be)

(together Regulatory Approvals).

(b)                                Recall Shareholder approval: Recall Shareholders approve the Scheme at the Scheme Meeting by the requisite majorities under the Corporations Act.

(c)                                 Iron Mountain Shareholder approval: Iron Mountain shareholders approve the issue of new Iron Mountain Shares in connection with the Scheme by the requisite majority under the NYSE Listing Rules.

(d)                                Court approval: The Court approves the Scheme in accordance with section 411(4)(b) of the Corporations Act.

(e)                                 Restraints: no applicable law shall have been enacted and no final and non-appealable Order shall be in effect that prevents, makes illegal or prohibits the consummation of the Transaction.

(f)                                  No Recall Prescribed Occurrence: no Recall Prescribed Occurrence occurs between the date of this Deed and 8am on the Second Court Date.

(g)                                 No Recall Material Adverse Change: no Recall Material Adverse Change occurs between the date of this Deed and 8am on the Second Court Date.

(h)                                Recall Representations and Warranties:

(i)                                    the Recall Representations and Warranties contained in paragraphs (a) (Validly Existing), (b) (Authority), (c) (Power), and (d) (Deed Binding) of Schedule 2 shall be true and correct in all material respects as at the date of this Deed and as at

8am on the Second Court Date (or if a representation or warranty is expressed to be operative as at any other date, as at that date);

(ii)                                 the Recall Representations and Warranties contained in paragraph (f) (Capital Structure) of Schedule 2 shall be true and correct in all respects as at the date of this Deed and as at 8am on the Second Court Date (or if a representation or warranty is expressed to be operative as at any other date, as at that date), except for any failure to be so true and correct that is immaterial; and

(iii)                              all other Recall Representations and Warranties shall be true and correct (without giving effect to any limitation as to “materiality” or “Recall Material Adverse Change” set forth therein) as at the date of this Deed and as at 8am on the Second Court Date (or if a representation or warranty is expressed to be operative as at any other date, as at that date), except where the failure of such representations and warranties to be true and correct has not had and would not be reasonably be expected to have a Recall Material Adverse Change.

(i)                                    No Iron Mountain Prescribed Occurrence: no Iron Mountain Prescribed Occurrence occurs between the date of this Deed and 8am on the Second Court Date.

(j)                                   No Iron Mountain Material Adverse Change: no Iron Mountain Material Adverse Change occurs between the date of this Deed and 8am on the Second Court Date.

(k)                                Iron Mountain Representations and Warranties:

(i)                                    the Iron Mountain Representations and Warranties contained in paragraphs (a) (Validly Existing), (b) (Authority), (c) (Iron Mountain Sub), (d) (Power), and (e) (Deed Binding) of Schedule 1 shall be true and correct in all material respects as at the date of this Deed and as at 8am on the Second Court Date (or if a representation or warranty is expressed to be operative as at any other date, as at that date);

(ii)                                 the Iron Mountain Representations and Warranties contained in paragraph (h) (Capital Structure) of Schedule 1 shall be true and correct in all respects as at the date of this Deed and as at 8am on the Second Court Date (or if a representation or warranty is expressed to be operative as at any other date, as at that date), except for any failure to be so true and correct that it is immaterial; and

(iii)                              all other Iron Mountain Representations and Warranties shall be true and correct (without giving effect to any limitation as to “materiality” or “Iron Mountain Material Adverse Change” set forth therein) as at the date of this Deed and as at 8am on the Second Court Date (or if a representation or warranty is expressed to be operative as at any other date, as at that date), except where the failure of such representations and warranties to be true and correct has not had and would not be reasonably be expected to have an Iron Mountain Material Adverse Change.

(l)                                    Tax Matters: a Distribution Tax Opinion and a Supplementary Canadian Tax Opinion have been delivered in accordance and in compliance with the Tax Matters Agreement and the Demerger Deed, respectively, which opinions have not been modified or withdrawn.

(m)                            Australian Tax Ruling: before 8am on the Second Court Date, Recall has received confirmation from the Australian Taxation Office that it is prepared to issue a Class Ruling, in form and substance satisfactory to Recall and Iron Mountain (in each case acting reasonably), confirming that shareholders in Recall will be eligible to choose roll-over relief under Subdivision 124-M of the Tax Act to the extent to which they receive

New Iron Mountain CDIs or New Iron Mountain Shares in exchange for their Recall Shares pursuant to the Scheme.

3.2                              Reasonable endeavours

(a)                                Recall must use its reasonable endeavours to ensure that the condition precedent in clauses 3.1(f), 3.1(g), 3.1(h) and 3.1(l) are satisfied.

(b)                                Iron Mountain must use its reasonable endeavours to ensure that the condition precedent in clauses 3.1(c), 3.1(i), 3.1(j), and 3.1(k) are satisfied.

(c)                                 Each party must use its reasonable endeavours to ensure that:

(i)                                    the conditions precedent in clauses 3.1(a), 3.1(b), 3.1(d), 3.1(e) and 3.1(m) are satisfied; and

(ii)                                 there is no occurrence within the control of Recall or Iron Mountain (as the context requires) that would prevent the conditions precedent in clause 3.1, which such party must use reasonable endeavours to satisfy, being satisfied.

3.3                              Regulatory Approvals

Without limiting clause 3.2, in relation to Regulatory Approvals (excluding the Competition Approvals, which are addressed separately under clause 5.4):

(a)                                Iron Mountain and Recall must promptly apply for each such Regulatory Approval and take all steps required as part of the approval process, including responding to requests for information at the earliest practicable time;

(b)                                Iron Mountain and Recall each have the right to be represented and make submissions at any proposed meeting with any Government Agency relating to any such Regulatory Approval;

(c)                                 Iron Mountain and Recall must each promptly provide to the other party all information reasonably requested in connection with the applications for such Regulatory Approvals;

(d)                                Iron Mountain and Recall must each consult with the other party in advance in relation to all communications (whether written or oral direct or via a Representative) with any Government Agency relating to any such Regulatory Approval (Communications), and in relation to each material step in the process of obtaining each such Regulatory Approval, and keep the other party fully informed of progress in relation to the obtaining of the Regulatory Approval; and

(e)                                 Without limiting clause 3.3(d), Iron Mountain and Recall must each:

(i)                                    provide the other party with drafts of any material written Communications to be sent to a Government Agency, and allow the other party a reasonable opportunity to make comments on them prior to them being sent; and

(ii)                                 promptly provide copies of any material written Communications received from a Government Agency.

3.4                              Iron Mountain Shareholder Approval

Without limiting clause 3.2, Iron Mountain must:

(a)                                as soon as reasonably practicable after the date of this Deed:

(i)                                    prepare and file the Iron Mountain Registration Statement with the SEC; and

(ii)                                 apply to the NYSE for listing of the Iron Mountain Shares to be issued in accordance with this Deed and the Scheme;

(b)                                subject to clause 8.4, include in the Iron Mountain Proxy Statement a statement by the Iron Mountain Board:

(i)                                    unanimously recommending that Iron Mountain Shareholders vote in favour of the issuance of the New Iron Mountain Shares to the Recall Shareholders in the Scheme; and

(ii)                                 that each Iron Mountain Board member will, at the Iron Mountain Shareholder Meeting, vote, or procure the voting of any Iron Mountain Shares (as applicable) held by or on behalf of the Iron Mountain Board Member at the time of the Iron Mountain Shareholder Meeting in favour of the issuance of the New Iron Mountain Shares to the Recall Shareholders in the Scheme

(c)                                 consult with Recall as to the content and presentation of the Iron Mountain Registration Statement, including:

(i)                                    providing to Recall drafts of the Iron Mountain Registration Statement for the purpose of enabling Recall to review and comment on the draft document;

(ii)                                 providing to Recall a revised draft of the Iron Mountain Registration Statement within a reasonable time before the final draft to be lodged with the SEC is finalised and to enable Recall to review that draft before the date of its submission; and

(iii)                              obtaining written approval from Recall for the form and content in which any information provided by Recall appears in the Iron Mountain Registration Statement.

(d)                                promptly respond to requests for information from the SEC or the NYSE in relation to the Iron Mountain Registration Statement or the Transaction at the earliest practicable time;

(e)                                 use all reasonable endeavours to ensure that Recall’s Representatives have the right to be represented and make submissions at any proposed meeting with the SEC or the NYSE in relation to the Iron Mountain Registration Statement or the Transaction;

(f)                                  keep Recall informed of any matters raised by the SEC or the NYSE in relation to the Iron Mountain Registration Statement or the Transaction, and use reasonable endeavours to take into consideration in resolving such matters any issues raised by Recall;

(g)                                 use reasonable endeavours to have the Iron Mountain Registration Statement declared effective by the staff of the SEC under the Securities Act as promptly as practicable after such initial filing with the SEC and to keep the Iron Mountain Registration Statement effective as long as necessary to implement and consummate the Scheme;

(h)                                promptly prepare and file with the SEC any amendment or supplement to the Iron Mountain Registration Statement or the Iron Mountain Proxy Statement so that any of the information contained therein would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein not misleading;

(i)                                    send the Iron Mountain Proxy Statement to holders of Iron Mountain Shares as soon as practicable following effectiveness of the Iron Mountain Registration Statement under the Securities Act; and

(j)                                   convene and hold the Iron Mountain Shareholder Meeting to obtain the Iron Mountain Shareholder Approval as soon as reasonably practicable after the date of this Deed, and in any event hold the meeting at least 10 Business Days prior to the scheduled date for the Scheme Meeting.

3.5                              Waiver of conditions precedent

(a)                                The conditions precedent in clauses 3.1(a)(other than clause 3.1(a)(iii)), 3.1(b), 3.1(c), 3.1(d) and 3.1(e) are for the benefit of both Iron Mountain and Recall and may only be waived in accordance with applicable law and with the agreement in writing of Iron Mountain and Recall.

(b)                                The conditions precedent in clauses 3.1(f), 3.1(g), 3.1(h) and 3.1(l) are for the sole benefit of Iron Mountain and may only be waived by Iron Mountain (in its absolute discretion) in writing.

(c)                                 The conditions precedent in clauses 3.1(a)(iii), 3.1(i), 3.1(j), 3.1(k), and 3.1(m) are for the sole benefit of Recall and may only be waived by Recall (in its absolute discretion) in writing.

(d)                                If a party waives the breach or non-fulfilment of any of the conditions precedent in clause 3.1, that waiver does not prevent it from suing the other party for any breach of this Deed that resulted in the breach or non-fulfilment of the condition precedent.

(e)                                 Waiver of a breach or non-fulfilment in respect of one condition precedent does not constitute:

(i)                                    a waiver of breach or non-fulfilment of any other condition precedent resulting from the same event; or

(ii)                                 a waiver of breach or non-fulfilment of that condition precedent resulting from any other event.

3.6                              Termination on failure of condition precedent

(a)                                If any event occurs which would, or in fact does, prevent any of the conditions precedent in clause 3.1 (other than the condition precedent in clause 3.1(h) or 3.1(k)) from being satisfied prior to the End Date, the parties must, prior to the termination of this Deed, consult in good faith to:

(i)                                    consider and if agreed determine whether the Transaction may proceed by way of alternative means or methods;

(ii)                                 consider and if agreed change the date of the application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme or adjourning that application (as applicable) to another date agreed to in writing by Iron Mountain and Recall (being a date no later than 5 Business Days before the End Date); or

(iii)                              consider and if agreed extend the End Date.

(b)                                Subject to clause 3.6(d), if the parties are unable to reach agreement under clause 3.6(a) within 10 Business Days of becoming aware of the relevant occurrence or by the End Date, then unless that condition precedent is waived by Iron Mountain or Recall as provided in clause 3.5, then either party may terminate this Deed without any liability to the other party because of that termination (except under clause 13 if applicable), unless the relevant occurrence or the failure of the condition precedent to be satisfied, or the failure of the Scheme to become Effective, arises out of a breach by the terminating party of this Deed (for the avoidance of doubt, in such circumstances, the party which is not the terminating party of this Deed may still terminate this Deed).  For the avoidance of doubt, nothing in this clause 3.6(b) affects the obligation of Iron Mountain to pay the Iron Mountain Antitrust Approval Reimbursement Fee, if it is required to do so under clause 13.9.

(c)                                 Subject to any rights or obligations arising under or pursuant to clauses that are expressed to survive termination (including by virtue of clause 13.3(a), 13.10(a), 13.10(c) and 13.13), on termination of this Deed, no party shall have any rights against or obligations to any other party under this Deed except for those rights and obligations which accrued prior to termination.

(d)                                If the Recall Shareholder approval condition in clause 3.1(b) is not satisfied only because of a failure to obtain the majority required by section 411(4)(a)(ii)(A) of the Corporations Act, then either party may by written notice within 3 Business Days after the date of the conclusion of the Scheme Meeting require the approval of the Court to be sought, pursuant to the Court’s discretion in that section, provided the party has in good faith formed the view that the prospect of the Court exercising its discretion in that way is reasonable.

3.7                              Certain notices

(a)                                If Recall or Iron Mountain becomes aware that any condition precedent has been satisfied, it must promptly notify the other in writing of that fact.

(b)                                If Recall or Iron Mountain becomes aware of a breach or non-fulfilment of a condition precedent, or that an event has occurred that will or would be reasonably likely to prevent a condition precedent from being satisfied prior to the End Date, it must immediately notify the other in writing of that fact.

(c)                                 If a condition precedent is not satisfied by the time and date specified, the parties agree that (unless there is not a reasonable prospect that the condition precedent will be satisfied before the End Date) Recall must make an application to defer the Second Court Date until such time (not later than the Business Day before the End Date) as reasonably required to enable the relevant condition precedent to be satisfied.

(d)                                Recall and Iron Mountain (as the case may be) must promptly advise each other orally and in writing of any change or event causing, or which, so far as can reasonably be foreseen, would cause:

(i)                                    a representation or warranty provided in this Deed by the relevant party to be false;

(ii)                                 a breach or non-fulfilment of any of the conditions precedent; or

(iii)                              a material breach of this Deed by the relevant party.

(e)                                 Notwithstanding the above, in the case of clauses (a), (b) and (d) or this section 3.7, no such notification shall affect or be deemed to modify any representation or warranty of Recall or Iron Mountain set forth in this Deed or the conditions to the obligations of Recall or Iron Mountain to consummate the transactions contemplated by this Deed or the remedies available to the parties hereunder.

4                                        Transaction steps

4.1                              Scheme

Recall must propose a scheme of arrangement under which all of the Scheme Shares will be transferred to Iron Mountain Sub and the Scheme Shareholders will be entitled to receive the Scheme Consideration.

4.2                              Scheme Consideration

(a)                                Subject to the terms and conditions of this Deed and the Scheme, Iron Mountain undertakes and warrants to Recall that in consideration of the transfer to Iron Mountain

Sub of each Recall Share held by a Scheme Shareholder under the terms of the Scheme, on the Implementation Date Iron Mountain will:

(i)                                    procure that Iron Mountain Sub will accept that transfer; and

(ii)                                 provide to each Scheme Shareholder the Scheme Consideration set out in clause 4.2(b) for the Scheme Shares held by that Scheme Shareholder on the Record Date, in accordance with the terms of this Deed and the Scheme.

(b)                                Subject to the terms and conditions of this Deed and the Scheme (including clause 4.6 relating to Ineligible Foreign Shareholders), the Scheme Consideration to be provided to each Scheme Shareholder will be:

(i)                                    where that Scheme Shareholder has not made a valid Cash Election - the issue by Iron Mountain to that Scheme Shareholder of:

(A)                              (i) where the address of that Scheme Shareholder in the Recall Share Register is within Australia (subject to clause 4.2(c)) - 0.1722 of a New Iron Mountain CDI for each of their Scheme Shares or (ii) where the address of that Scheme Shareholder in the Recall Share Register is outside Australia (subject to clause 4.2(d)) - 0.1722 of a New Iron Mountain Share for each of their Scheme Shares; and

(B)                              the Australian dollar equivalent of US$0.50 in cash for each of their Scheme Shares; or

(ii)                                 where that Scheme Shareholder has made a valid Cash Election:

(A)                              the Australian dollar equivalent of US$0.50 in cash for each of their Scheme Shares; and

(B)                              subject to the scale back provisions in clause 4.4, $8.50 (less the Australian dollar equivalent of US$0.50) in cash for each of their Scheme Shares.

(c)                                 If the address of a Scheme Shareholder in the Recall Share Register is within Australia and either:

(i)                                    the condition precedent in clause 3.1(a)(iii) is waived by Recall in accordance with this Deed; or

(ii)                                 Recall in its discretion, following a written request from that Scheme Shareholder prior to the Record Date, determines to do so,

any Scheme Consideration which would otherwise be provided to that Scheme Shareholder in the form of New Iron Mountain CDIs is to be provided to that Scheme Shareholder in the form of New Iron Mountain Shares (or partly in the form of New Iron Mountain Shares and partly in the form of New Iron Mountain CDIs).

(d)                                If the address of a Scheme Shareholder in the Recall Share Register is outside Australia and Recall in its discretion, following a written request from that Scheme Shareholder prior to the Record Date, determines to do so, any Scheme Consideration which would otherwise be provided to that Scheme Shareholder in the form of New Iron Mountain Shares is to be provided in the form of New Iron Mountain CDIs (or partly in the form of New Iron Mountain CDIs and partly in the form of New Iron Mountain Shares).

(e)                                 Where after the date of this Deed, Iron Mountain issues any Iron Mountain Shares under the exception in paragraph (e)(i) or (e)(iv) of the definition of “Iron Mountain Prescribed Occurrence”, but does so at a price per share which is less than the VWAP of an Iron Mountain Share over the 10 consecutive trading days on the NYSE ending on the trading day on the NYSE before the date of issue (the Current Market Price per Share), the exchange ratio referred to in clause 4.2(b) and in the Scheme of 0.1722 of a New Iron Mountain Shares or New Iron Mountain CDIs for each Scheme Share will be adjusted by multiplying 0.1722 (or the exchange ratio which applies by virtue of an earlier application of this clause) by the following fraction:

A ÷ (B+C)

Where:

A                                      is the number of Iron Mountain Shares on issue immediately after the issue of such additional Iron Mountain Shares;

B                                      is the number of Iron Mountain Shares on issue immediately before the issue of such additional Iron Mountain Shares; and

C                                      is the number of Iron Mountain Shares which the aggregate consideration (if any) received for the issue of such additional Iron Mountain Shares would purchase at the Current Market Price per Share.

4.3                              Cash Election Mechanism

(a)                                A Scheme Shareholder (other than a Scheme Shareholder to whom the payment of cash consideration under the Scheme is prevented or prohibited by any applicable law, including any order, direction or notice made or given by a court of competent jurisdiction or by another Government Agency) may make a valid cash election for the purposes of clause 4.2(b)(ii) by:

(i)                                    completing a cash election form in the form accompanying the Scheme Booklet (a Cash Election Form) in accordance with the instructions specified on the form or set out in the Scheme Booklet; and

(ii)                                 returning the completed Cash Election Form so that it is received in accordance with the instructions by no later than 5:00 p.m. (Sydney time) on the Business Day following the Effective Date, subject to the Scheme Shareholder not having given notice in accordance with the instructions prior to the Record Date that it is withdrawing that election,

(a Cash Election).

(b)                                Subject to clauses 4.3(d) and 4.4, any Cash Election which is made by a Scheme Shareholder will be deemed to apply to all of their Scheme Shares.

(c)                                 For the avoidance of doubt, a Scheme Shareholder may make a valid Cash Election by complying with the procedure in clause 4.3(a) even though it has validly withdrawn one or more prior such elections.

(d)                                If a Scheme Shareholder holds one or more parcels of Scheme Shares as trustee or nominee for, or otherwise on account of, another person, Recall may (at its sole discretion and subject to such conditions as it thinks fit) allow that Scheme Shareholder to make separate Cash Elections in relation to each of those parcels of Scheme Shares (and, for the purpose of calculating the Scheme Consideration to which that Scheme Shareholder is entitled in those circumstances, each such parcel of Scheme Shares will be treated as though it were held by a separate Scheme Shareholder).

(e)                                 Subject to clause 4.3(f), an election which is not made or deemed to have been made in accordance with this clause 4.3 will not be a valid election for the purpose of the Scheme and will not be recognised by Recall, Iron Mountain Sub or Iron Mountain for any purpose.

(f)                                  Recall may, with the agreement of Iron Mountain, settle as it thinks fit any difficulty, matter of interpretation or dispute which may arise in connection with determining the validity of any election, and any such decision will be conclusive and binding on Recall, Iron Mountain, Iron Mountain Sub and the relevant Scheme Shareholder.

4.4                              Scale back

(a)                                This clause 4.4 applies if the valid Cash Elections made by Scheme Shareholders are such that the aggregate amount of cash consideration that would be required to be paid by Iron Mountain under clause 4.2(b)(ii)(B) exceeds $225,000,000. Indicative examples applying the methodology of this clause 4.4 are set forth in Schedule 7 attached hereto.

(b)                                Where this clause applies, the aggregate cash consideration to which a Scheme Shareholder who has made a valid Cash Election would otherwise be entitled under clause 4.2(b)(ii)(B) will be as follows:

(i)                                    if the relevant Scheme Shareholder was a Recall Shareholder as at the date which is 3 trading days on the ASX after the date of this Deed, that Scheme Shareholder will receive:

(A)                              $8.50 cash (less the Australian dollar equivalent of US$0.50) per Scheme Share for their first 5,000 Scheme Shares (or, where that Scheme Shareholder holds less than 5,000 Scheme Shares, $8.50 cash (less the Australian dollar equivalent of US$0.50) per Scheme Share for the number of Scheme Shares held by that Scheme Shareholder), provided that, if by using 5,000 as the relevant number in this clause 4.4(b)(i)(A), the total aggregate cash consideration which is payable to all relevant Scheme Shareholders under this clause 4.4(b)(i)(A) would exceed $225,000,000, the 5,000 number will be reduced to the extent required for such total to equal $225,000,000; plus

(B)                              an amount determined in accordance with the following formula:

(A-B) x (C÷D)

Where:

A                                      is $225,000,000;

B                                      is the aggregate of the amounts which would be payable to all relevant Scheme Shareholders under clause 4.4(b)(i)(A);

C                                      is the number of Scheme Shares held by the relevant Scheme Shareholder (other than those for which the relevant Scheme Shareholder is entitled to payment under clause 4.4(b)(i)(A)); and

D                                      is the aggregate number of Scheme Shares held by all relevant Scheme Shareholders (other than those for which any Scheme Shareholder is entitled to payment under clause 4.4(b)(i)(A)).

(ii)                                 if the relevant Scheme Shareholder was not a Recall Shareholder as at the date which is 3 trading days on the ASX after the date of this Deed, that Scheme Shareholder will receive:

(A-B) x (C÷D)

Where:

A                                      is $225,000,000;

B                                      is the aggregate of the amounts which would be payable to all relevant Scheme Shareholders under clause 4.4(b)(i)(A));

C                                      is the number of Scheme Shares held by the relevant Scheme Shareholder (other than those for which the relevant Scheme Shareholder is entitled to payment under clause 4.4(b)(i)(A)); and

D                                      is the aggregate number of Scheme Shares held by all relevant Scheme Shareholders (other than those for which any Scheme Shareholder is entitled to payment under clause 4.4(b)(i)(A)).

(c)                                 To the extent that the application of clause 4.4(b) results in an aggregate entitlement of a Scheme Shareholder to cash consideration under clause 4.2(b)(ii)(B) that is less than the aggregate amount equal to $8.50 (less the Australian dollar equivalent of US$0.50) multiplied by the number of Scheme Shares that the Scheme Shareholder holds, the Scheme Shareholder will be entitled to receive under clause 4.2(b)(ii)(B), an aggregate number of New Iron Mountain CDIs or New Iron Mountain Shares determined in accordance with the following formula:

((X-Y) ÷ X) x Z

Where:

X                                      is the amount obtained by multiplying the number of Scheme Shares held by that Scheme Shareholder, by $8.50 (less the Australian dollar equivalent of US$0.50);

Y                                      is the aggregate cash consideration which the relevant Scheme Shareholder is entitled to receive under clause 4.4(b); and

Z                                       is the aggregate amount of New Iron Mountain CDIs or New Iron Mountain Shares that Scheme Shareholder would have been entitled to receive under clause 4.2(b)(i) if it had not made a valid Cash Election.

(d)                                If Recall or Iron Mountain are of the opinion that several Scheme Shareholders have, before the Record Date, been party to a shareholding splitting or division in an attempt to obtain an advantage in terms of the aggregate cash consideration to be received in accordance with clause 4.4(b), then Recall and Iron Mountain must consult in good faith to determine whether such matters have arisen and if agreement is reached between Recall and Iron Mountain following such consultation Recall must give notice to those Scheme Shareholders:

(i)                                    setting out the names and registered addresses of all of them;

(ii)                                 stating that opinion; and

(iii)                              attributing to one of them specifically identified in the notice the Recall Shares held by all of them,

and, after the notice has been so given, the Scheme Shareholder specifically identified in the notice shall, for the purposes of the Scheme, be taken to hold all those Recall Shares and each of the other Scheme Shareholders whose names are set out in the notice shall, for the purposes of the Scheme, be taken to hold no Recall Shares.

(e)                                 If on the application to the Court by Recall under section 411(1)(b) of the Corporations Act for orders convening the Scheme Meeting, the Court determines that the scale back mechanism in this clause 4.4 would result in the creation of a separate class of members for the purposes of voting on the Scheme, because it would result in Scheme Shareholders who are on the Recall Share Register three ASX trading days after the date of this Deed who make a valid Cash Election receiving all cash consideration for up to their first 5,000 Scheme Shares, the parties agree to amend the scale back mechanism in clause 4.4(b) (and in the corresponding provision in the Scheme) so that no such separate class is created.

4.5                              Fractional entitlements

(a)                                Where the calculation of the aggregate number of New Iron Mountain CDIs or New Iron Mountain Shares to be issued to a particular Scheme Shareholder would result in the issue of a fraction of a New Iron Mountain CDI or New Iron Mountain Share, the number will be rounded:

(i)                                    if the fractional entitlement is less than 0.5 - down to the nearest whole number of New Iron Mountain CDIs or New Iron Mountain Shares (as the case may be); and

(ii)                                 otherwise — up to the nearest whole number of New Iron Mountain CDIs or New Iron Mountain Shares (as the case may be).

(b)                                Where the calculation of the aggregate cash consideration payable to a particular Scheme Shareholder would result in the payment of a fraction of a cent, the amount will be rounded:

(i)                                    if the fractional entitlement is less than 0.5 - down to the nearest cent; and

(ii)                                 otherwise — up to the nearest cent.

(c)                                 If Recall or Iron Mountain are of the opinion, formed reasonably, that several Scheme Shareholders, each of which holds a holding of Recall Shares which results in a rounding under this clause 4.5, have, before the Record Date, been party to a shareholding splitting or division in an attempt to obtain an advantage by reference to such rounding, then Recall and Iron Mountain must consult in good faith to determine whether such matters have arisen and if agreement is reached between Recall and Iron Mountain following such consultation Recall must give notice to those Scheme Shareholders:

(i)                                    setting out the names and registered addresses of all of them;

(ii)                                 stating that opinion; and

(iii)                              attributing to one of them specifically identified in the notice the Recall Shares held by all of them,

and, after the notice has been so given, the Scheme Shareholder specifically identified in the notice shall, for the purposes of the Scheme, be taken to hold all those Recall Shares and each of the other Scheme Shareholders whose names are set out in the notice shall, for the purposes of the Scheme, be taken to hold no Recall Shares.

4.6                              Ineligible Foreign Shareholders

(a)                                Iron Mountain has no obligation to allot or issue New Iron Mountain Shares to an Ineligible Foreign Shareholder under the Scheme and, instead:

(i)                                    Iron Mountain must issue the New Iron Mountain Shares attributable to, and which would otherwise be required to be provided to, the Ineligible Foreign Shareholder under the Scheme to the Sale Agent;

(ii)                                 Iron Mountain must procure that, within 20 Business Days after the Implementation Date, the Sale Agent, in consultation with Iron Mountain, sells or procures the sale (including on an aggregated or partially aggregated basis), in the ordinary course of trading on the NYSE, of all the New Iron Mountain Shares issued to the Sale Agent and remits to Iron Mountain the proceeds of sale (after deduction of any applicable brokerage, stamp duty and other costs, taxes and charges) (the Proceeds); and

(iii)                              Iron Mountain must, within 25 Business Days after the Implementation Date, pay, or procure the payment, to each Ineligible Foreign Shareholder the amount calculated in accordance with the following formula and rounded down to the nearest cent:

A=(B/C) x D

where

A is the amount to be paid to the Ineligible Foreign Shareholder;

B is the number of New Iron Mountain Shares attributable to, and that would otherwise have been issued to, that Ineligible Foreign Shareholder had it not been a Ineligible Foreign Shareholder and which are instead issued to the Sale Agent;

C is the total number of New Iron Mountain Shares attributable to, and which would otherwise have been issued to, all Ineligible Foreign Shareholders collectively and which are instead issued to the Sale Agent; and

D is the Proceeds (as defined in clause 4.6(a)(ii)).

(b)                                None of Iron Mountain, Recall or the Sale Agent gives any assurance as to the price that will be achieved for the sale of New Iron Mountain Shares described in this clause 4.6, and the sale of the New Iron Mountain Shares under this clause 4.6 will be at the risk of the Ineligible Foreign Shareholder.

(c)                                 Iron Mountain must appoint the Sale Agent at least two weeks prior to the Scheme Meeting.

4.7                              Shares to rank equally

Iron Mountain covenants in favour of Recall (in its own right and on behalf of the Scheme Shareholders) that:

(a)                                the New Iron Mountain Shares to be issued under the Scheme (including those issued to CDN in connection with the New Iron Mountain CDIs) will rank equally in all respects with all existing Iron Mountain Shares; and

(b)                                on issue each such New Iron Mountain Share will be fully paid and free from any mortgage, charge, lien, encumbrance or other security interest.

4.8                              No amendment to the Scheme without consent

Recall must not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of, the Scheme without the prior written consent of Iron Mountain.

4.9                              Performance Rights and Retention Rights

Recall must take such action as is necessary after the Effective Date and prior to the Record Date to ensure that any Performance Rights and Retention Rights which have not already vested, do vest and convert prior to the Record Date (which action shall include the Recall Board (i) accelerating the exercise period under such rights such that all rights convert or are exercised prior to the Record Date and (ii) notifying such holders of such accelerating prior to the Scheme Meeting), and Recall must, prior to the Record Date, issue the number of Recall Shares required by the terms of those Performance Rights and Retention Rights on such vesting, so that the relevant former holders of the Performance Rights or Retention Rights, as the case may be, can participate in the Scheme.

4.10                       United States Tax Treatment

(a)                                Each of Iron Mountain, Recall and their respective subsidiaries must use reasonable endeavours to cause the Transaction to qualify as a “qualified stock purchase” within the meaning of Section 338(d) of the Code. Without limitation of the foregoing, and subject to the limitations in clause 7.1, (i) to the extent that any member of the Recall Group intends to incur indebtedness as permitted under this Deed between the date hereof and the Implementation Date, Recall shall reasonably cooperate and consult with Iron Mountain with respect to the location of such debt incurrence, and (ii) Recall shall consult in good faith with Iron Mountain with respect to the allocation of other indebtedness of the Recall Group Members among the Recall Group Members, in each case, in a manner intended to achieve the treatment described in the immediately preceding sentence. For the avoidance of doubt, the parties hereto acknowledge and agree that Iron Mountain shall be permitted, in its sole discretion and to the extent permitted by law, to make elections under (i) Section 338 of the Code with respect to Recall and its subsidiaries and (ii) Treasury Regulations Section 301.7701-3 with respect to any subsidiary of Recall, which election may be retroactively effective to a date prior to the Implementation Date. None of Iron Mountain, Recall or any of their respective subsidiaries will take (or fail to take) any action, or allow any affiliate to take (or fail to take) any action, that could reasonably be expected to preclude any of the foregoing.

(b)                                Prior to the Implementation Date, Recall shall, and shall cause its subsidiaries to, effect the transactions set forth on Schedule 8 (the Pre-Closing Restructuring). Recall shall have no liability under this Deed as a result of or in connection with giving effect to the Pre-Closing Restructuring, and any Recall Representation and Warranty relating to Recall’s power, authority or ability to perform its obligations under this Deed does not extend its obligations in respect of the Pre-Closing Restructuring.

(c)                                 After the date hereof and prior to the Implementation Date, Recall shall deliver, or cause to be delivered, upon the reasonable request of Iron Mountain, one or more duly executed certificates, in each case in substantially the form of Schedule 9 attached hereto in respect of the date and with respect to Recall Corporation or Recall Finance Americas Inc. as identified in Iron Mountain’s request (including any notifications to the IRS related thereto) (it being acknowledged and agreed that Iron Mountain shall not object to the delivery by Recall of any such certificate that is in the form of Schedule 9 hereto), provided, however, that Recall shall not be required to comply with this clause 4.10(c) or deliver any such certificate if, after the date hereof, (i) a Relevant Change of US Tax Law occurs or (ii) the nature of operations, the composition and the nature of the assets, or the nature and the amount of income of Recall Corporation and its U.S. subsidiaries changes materially such that, in either case, Recall, in its reasonable discretion based upon advice of a nationally recognized United States counsel or accounting firm, will be unable to deliver, or cause to be delivered, any such certificate.

5                                        Implementation

5.1                              Recall obligations

Recall must take all necessary steps to implement the Scheme as soon as is reasonably practicable, including doing each of the following:

(a)                                Timetable: use reasonable endeavours to ensure that each step in the Timetable is met by the relevant date set out beside that step (subject to the assumptions and limitations set forth in the Timetable);

(b)                                Recall Information: prepare the Recall Information for inclusion in the Scheme Booklet and prepare and promptly provide to Iron Mountain the Recall Information for inclusion in the Iron Mountain Registration Statement, and ensure that the Recall Information complies, in all material respects, with all applicable laws, including with the Securities Act, the Corporations Act, the Corporations Regulations, RG 60 and the Listing Rules;

(c)                                 Merged entity information:  provide all assistance and information reasonably requested by Iron Mountain in connection with the preparation by Iron Mountain of information for inclusion in the Scheme Booklet and the Iron Mountain Registration Statement regarding the merged Recall-Iron Mountain entity that will exist following implementation of the Scheme, and ensure that the information in the form it is provided complies, in all material respects, with all applicable laws, including with the Securities Act, the Corporations Act, the Corporations Regulations, RG 60 and the Listing Rules;

(d)                                Further Recall information: provide to Iron Mountain, and to the extent practicable promptly provide to Recall Shareholders, such further or new information relating to Recall as may arise after the Scheme Booklet has been sent until the date of the Scheme Meeting as may be necessary to ensure that Recall Information contained in the Scheme Booklet is not, having regard to applicable disclosure requirements, false, misleading or deceptive in any material respect (including because of any material omission);

(e)                                 Independent Expert: promptly appoint the Independent Expert, and any investigating accountant to be appointed in connection with the preparation of the Scheme Booklet or the Independent Expert’s report, and provide all assistance and information reasonably requested by them in connection with the preparation of the Independent Expert’s report, and any investigating accountant’s report, for inclusion in the Scheme Booklet (including any updates to such report) and any other materials to be prepared by them for inclusion in the Scheme Booklet (including any updates thereto);

(f)                                  Consultation with Iron Mountain in relation to Scheme Booklet: consult with Iron Mountain as to the content and presentation of the Scheme Booklet including:

(i)                                    providing to Iron Mountain drafts of the Scheme Booklet and the Independent Expert’s Report for the purpose of enabling Iron Mountain to review and comment on those draft documents (in relation to the Independent Expert’s Report, Iron Mountain’s review is to be limited to a factual accuracy review);

(ii)                                 providing to Iron Mountain a revised draft of the Scheme Booklet within a reasonable time before the Regulator’s Draft is finalised and to enable Iron Mountain to review the Regulator’s Draft before the date of its submission; and

(iii)                              obtaining written approval from Iron Mountain for the form and content in which the Iron Mountain Information appears in the Scheme Booklet.

(g)                                 Approval of draft for ASIC:  as soon as reasonably practicable after the preparation of an advanced draft of the Scheme Booklet suitable for review by ASIC, procure that a meeting of the Recall Board, or of a committee of the Recall Board appointed for the purpose, is held to consider approving that draft as being in a form appropriate for provision to ASIC for its review and approval for the purposes of section 411(2) of the Corporations Act;

(h)                                Liaison with ASIC: as soon as reasonably practicable after the Recall Board or Recall Board committee meeting referred to in clause 5.1(g):

(i)                                    provide an advanced draft of the Scheme Booklet, in a form approved in accordance with clauses 5.1(g), to ASIC for its review and approval for the purposes of section 411(2) of the Corporations Act; and

(ii)                                 liaise with ASIC during the period of its consideration of that draft of the Scheme Booklet and keep Iron Mountain reasonably informed of any matters raised by ASIC in relation to the Scheme Booklet and use reasonable endeavours, in consultation with Iron Mountain, to resolve any such matters;

(i)                                    Approval of Scheme Booklet: as soon as reasonably practicable after the conclusion of the review by ASIC of the Scheme Booklet, procure that a meeting of the Recall Board, or of a committee of the Recall Board appointed for the purpose, is held to consider approving the Scheme Booklet for despatch to the Recall Shareholders, subject to orders of the Court under section 411(1) of the Corporations Act;

(j)                                   Section 411(17)(b) statement: apply to ASIC for the production of:

(i)                                    an indication of intent letter stating that it does not intend to appear before the Court on the First Court Date; and

(ii)                                 a statement under section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;

(k)                                ASIC and ASX review: keep Iron Mountain informed of any matters raised by ASIC or the ASX in relation to the Scheme Booklet or the Transaction, and use reasonable endeavours to take into consideration in resolving such matters any issues raised by Iron Mountain;

(l)                                    First Court hearing: apply to the Court for orders pursuant to section 411(1) of the Corporations Act directing Recall to convene the Scheme Meeting;

(m)                            Registration of explanatory statement: request ASIC to register the explanatory statement included in the Scheme Booklet in relation to the Scheme in accordance with section 412(6) of the Corporations Act;

(n)                                Court documents: consult with Iron Mountain in relation to the content of the documents required for the purpose of each of the Court hearings held for the purpose of sections 411(1) and 411(4)(b) of the Corporations Act in relation to the Scheme (including originating process, affidavits, submissions and draft minutes of Court orders) and consider in good faith, for the purpose of amending drafts of those documents, comments from Iron Mountain and its Representatives on those documents;

(o)                                Send Scheme Booklet: send the Scheme Booklet to holders of Recall Shares as soon as practicable after, and in accordance with, the orders of the Court to convene the Scheme Meeting;

(p)                                Scheme Meeting: convene the Scheme Meeting to approve the Scheme in accordance with the orders made by the Court pursuant to section 411(1) of the Corporations Act;

(q)                                Court approval: (subject to all conditions precedent in clause 3.1, other than the condition relating to Court approval of the Scheme, being satisfied or waived in accordance with this Deed) apply to the Court for orders approving the Scheme as agreed to by the Recall Shareholders at the Scheme Meeting;

(r)                                   Certificate: at the hearing on the Second Court Date provide to the Court a certificate confirming whether or not the conditions precedent in clause 3.1 (other than the condition precedent relating to Court approval of the Scheme) have been satisfied or waived in accordance with this Deed. A draft of such certificate must be provided by Recall to Iron Mountain by 4pm on the Business Day prior to the Second Court Date;

(s)                                  Lodge copy of Court order: lodge with ASIC an office copy of the Court order in accordance with section 411(10) of the Corporations Act approving the Scheme on the day such office copy is received (or such later date as agreed in writing by Iron Mountain);

(t)                                   Scheme Consideration: close the Recall Share Register as at the Record Date and determine entitlements to the Scheme Consideration in accordance with the Scheme and the Deed Poll;

(u)                                Registration: subject to Iron Mountain having provided the Scheme Consideration in accordance with the Scheme and Deed Poll, register all transfers of Recall Shares held by Scheme Shareholders to Iron Mountain Sub on the Implementation Date;

(v)                                Compliance with laws: do everything reasonably within its power to ensure that the Transaction is effected in accordance, in all material respects, with all applicable laws and regulations;

(w)                              Listing: take all reasonable steps to maintain Recall’s listing on the ASX, notwithstanding any suspension of the quotation of Recall Shares, up to and including the Implementation Date, including making appropriate applications to the ASX and ASIC;

(x)                                Suspension of trading: apply to the ASX to suspend trading in Recall Shares with effect from the close of trading on the Effective Date; and

(y)                                Recall Prescribed Occurrence: ensure that no Recall Prescribed Occurrence occurs between the date of this Deed and 8am on the Second Court Date.

5.2                              Iron Mountain’s obligations

Iron Mountain must take all necessary steps to implement the Scheme as soon as is reasonably practicable, including doing each of the following:

(a)                                Timetable: use reasonable endeavours to ensure that each step in the Timetable is met by the relevant date set out beside that step (subject to the assumptions and limitations set forth in the Timetable);

(b)                                Iron Mountain Registration Statement: prepare the Iron Mountain Registration Statement in accordance with clause 3.4, and ensure that it complies, in all material respects, with all applicable laws (including any order, direction or notice made or given by a court of competent jurisdiction or by another Government Agency) and convene and hold the Iron Mountain Shareholder Meeting to obtain the Iron Mountain Shareholder Approval in accordance with clause 3.4;

(c)                                 Iron Mountain Information: prepare and promptly provide to Recall the Iron Mountain Information (which includes the prospectus included in the Iron Mountain Registration Statement) for inclusion in the Scheme Booklet, and ensure that it complies, in all material respects, with all applicable laws, and in particular by the Corporations Act, the Corporations Regulations, RG60 and the Listing Rules, and consent to the inclusion of that information in the Scheme Booklet;

(d)                                Further Iron Mountain information: provide to Recall so that it can be promptly provided to Recall Shareholders such further or new information relating to Iron Mountain as may arise after the Scheme Booklet has been sent until the date of the Scheme Meeting as may be necessary to ensure that Iron Mountain Information contained in the

Scheme Booklet is not, having regard to applicable disclosure requirements, false, misleading or deceptive in any material respect (including because of any material omission);

(e)                                 Review of Scheme Booklet: review the drafts of the Scheme Booklet prepared by Recall and provide any comments promptly on those drafts;

(f)                                  Independent Expert’s report: subject to the Independent Expert entering into arrangements with Iron Mountain including in relation to confidentiality in a form reasonably acceptable to Iron Mountain, provide any assistance or information reasonably requested by Recall or by the Independent Expert in connection with the preparation of the Independent Expert’s report to be sent together with the Scheme Booklet;

(g)                                 Court representation: procure that it is represented by counsel at the Court hearing convened for the purposes of section 411(4)(b) of the Corporations Act, at which, through its counsel, Iron Mountain will undertake (if requested by the Court) to do all such things and take all such steps within its power as are necessary in order to ensure the fulfilment of its obligations under this Deed and the Scheme;

(h)                                Deed Poll: on or before the Business Day prior to the First Court Date, enter into the Deed Poll and procure that Iron Mountain Sub will enter into the Deed Poll;

(i)                                    Share transfer: if the Scheme becomes Effective, accept, or procure that Iron Mountain Sub will accept, a transfer of the Scheme Shares as contemplated by clause 4.2;

(j)                                   Compliance with laws: do everything reasonably within its power to ensure that the Transaction is effected in accordance, in all material respects, with all applicable laws and regulations;

(k)                                Iron Mountain Scheme Consideration: if the Scheme becomes Effective, provide the Scheme Consideration in the manner and amount contemplated by clause 4 and the terms of the Scheme and Deed Poll; and

(l)                                    Iron Mountain Prescribed Occurrence: ensure that no Iron Mountain Prescribed Occurrence occurs between the date of this Deed and 8am on the Second Court Date.

5.3                              Appeal process

If the Court refuses to make any orders directing Recall to convene the Scheme Meeting or approving the Scheme, Recall and Iron Mountain must:

(a)                                consult with each other in good faith as to whether to appeal the Court’s decision; and

(b)                                appeal the Court decision unless the parties agree otherwise or an independent senior counsel opines that, in his or her view, an appeal would have no reasonable prospect of success.

5.4                              Competition Approvals

(a)                                Without limiting any other provision of this Deed, each of Iron Mountain and Recall must use reasonable endeavours to ensure that all Competition Approvals are obtained as soon as practicable after the date of this Deed, and in any event prior to the End Date, and must not take or agree to take any action which would reasonably be expected to materially increase the risk of any Competition Approval not being obtained, or which would reasonably be expected to materially delay the obtaining of any Competition Approval.  Nothing set forth in this clause 5.4(a) limits, modifies, waives, amends or otherwise adversely affects:

(i)                                    Recall’s rights under clause 8.2(b); or

(ii)                                 either party’s rights under clause 3.6 or 14.1(c).

(b)                                Without limiting the generality of clause 5.4(a), but subject to clause 5.4(c), each of Iron Mountain and Recall must:

(i)                                    make or cause to be made the filings required of such party or any of its subsidiaries under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the HSR Act), with respect to the Transaction as promptly as practicable (and in any event within 10 Business Days after the date of this Deed, unless a later date is mutually agreed to by the parties),

(ii)                                 make or cause to be made such other filings as are required or advisable under Antitrust Laws with respect to the Transaction in relation to the Competition Approvals as promptly as reasonably practicable after the date of this Deed;

(iii)                              comply at the earliest practicable and advisable date with any request for additional information, documents or other materials received by such party or any of its subsidiaries from the United States Federal Trade Commission (the FTC), the United States Department of Justice (the DOJ) or any other Government Agency under the HSR Act or any other Antitrust Laws; and

(iv)                             cooperate in good faith with the other party in obtaining all approvals required under applicable Antitrust Laws and in connection with any such filing and in connection with resolving any investigation or other inquiry of any Competition Authority under any Antitrust Laws with respect to any such filing or any such transaction, provided that Iron Mountain shall be responsible for strategic direction with respect to obtaining all Competition Approvals.

(c)                                 Each party must:

(i)                                    consult and reasonably cooperate with the other party, allow the other party to have a reasonable opportunity to review in advance prior to their submission (if applicable) and consider in good faith the views of the other party regarding the form and content of, any filings, correspondence, written Communications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party in connection with proceedings under or relating to any Antitrust Laws;

(ii)                                 promptly furnish the other party with copies of all correspondence, filings and written Communications between them and their affiliates and their respective representatives, on the one hand, and any Competition Authority or its respective staff on the other hand, with respect to this Deed and the Transaction;

(iii)                              give the other party the opportunity to attend and participate in any in-person meetings or telephone calls with the DOJ, the FTC or any other Competition Authority (to the extent permitted by the DOJ, the FTC or such Competition Authority) with respect to the subject matter of this clause 5.4 (including with respect to any of the actions referred to in clause 5.4(e) and clause 5.4(f)) and, if the other party is prohibited by applicable laws or by the DOJ, the FTC or such Competition Authority from attending and participating in any such meetings or calls, keep the other party reasonably apprised with respect thereto to the extent permitted under applicable law; and

(iv)                             use its reasonable endeavours to furnish to each other all information required for any application or other filing to be made pursuant to any Antitrust Law in connection with the Transaction;

(v)                                not directly or indirectly extend any waiting period under the HSR Act or any other Antitrust Laws or enter into any agreement with a Competition Authority related to this Deed or the Transaction except with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(d)                                Despite any other provisions of this clause 5.4 to the contrary:

(i)                                    materials provided to the other party pursuant to this clause 5.4 may be redacted:

(A)                              to remove information that is unrelated to the transactions contemplated by this Deed;

(B)                              as necessary to comply with contractual arrangements, and

(C)                              as necessary to address privilege or confidentiality concerns,

however, all correspondence, filings and written Communications between a party and their affiliates and Representatives, on the one hand, and any Competition Authority or its respective staff on the other hand, with respect to this Deed and the Transaction must be furnished to the other party as they were provided to the Competition Authority although they may be designated subject to review on an “outside counsel only” basis in accordance with clause 5.4(d)(ii) and for correspondence, filings and written Communications with any Competition Authority in North America, they may be redacted to remove information that contains valuation information; and

(ii)                                 each party will have the right to designate any information provided under this clause 5.4 as subject to review on an “outside counsel only” basis by outside counsel to the other party pursuant to and in accordance with the terms of the Joint Defense Agreement.

(e)                                 Without limiting the generality of clause 5.4(a), but subject to clause 5.4(f), each of Iron Mountain and Recall must use reasonable endeavours to take such action as may be required to cause the expiration or termination of the waiting periods under the HSR Act or other Antitrust Laws with respect to the Transaction as promptly as practicable after the execution of this Deed (and in any event prior to the End Date), including using reasonable endeavours to resolve such objections, if any, as may be asserted by any Competition Authority under any Antitrust Law.  In connection therewith and subject to clause 5.4(f), if any Action is instituted (or threatened to be instituted) challenging any Transaction as violative of any Antitrust Law, Iron Mountain and Recall must vigorously contest and resist any such Action (through negotiation, litigation or otherwise), including any Order that is in effect and that prohibits, prevents, delays or restricts the consummation of the Transaction including by pursuing all available avenues of administrative and judicial appeal.

(f)                                  Notwithstanding anything to the contrary in this Deed, Iron Mountain agrees to take (and to cause each Iron Mountain Group Member to take) as promptly as practicable any and all steps that are necessary or advisable to avoid or eliminate each and every impediment, or that may be required by any Competition Authority, and obtain all Competition Approvals under Antitrust Laws so as to enable the consummation of the Transaction as promptly as practicable (and in any event no later than the End Date), including, as promptly as practicable, proposing, negotiating, accepting, committing to and effecting, by consent decrees, hold separate orders, trusts, or otherwise (and the entry into agreements with, and submission to orders of, the relevant Competition Authority):

(i)                                    the sale, divestiture, license or disposition of such businesses, service lines and assets of Recall, Iron Mountain and their respective subsidiaries, and

(ii)                                 operational or other restrictions or limitations on Recall, Iron Mountain and their respective subsidiaries, including with respect to its or their ability to retain one or more of the businesses, service lines or assets of Recall, Iron Mountain or any of their respective subsidiaries,

(any such sale, divestiture, license or disposition or operational or other restriction or limitation set forth in clause 5.4(f)(i) or 5.4(f)(i)(ii) being hereinafter referred to as a Divestiture Action), in each case as may be required in order to avoid the commencement or entry of, or to effect the dissolution of or vacate or lift, any Order that would otherwise have the effect of preventing or unreasonably delaying (having regard to the End Date) the consummation of the transactions contemplated by this Deed, provided that nothing contained in this Deed shall require Iron Mountain to agree to or effect any Divestiture Action with respect to Recall or Iron Mountain, to the extent that:

(A)                              such Divestiture Action is not conditioned upon the occurrence of the implementation of the Scheme or is effective prior to the implementation of the Scheme; or

(B)                              such Divestiture Action, individually or in the aggregate, would require the sale, divestiture, holding separate or other disposition of any assets of the Records Management Business of Iron Mountain, Recall or any of their respective subsidiaries in the United States and Canada that, in the aggregate, generated more than US$30 million of revenue during the twelve month period prior to the date of this Deed (after giving pro forma effect to any acquisitions occurring during the twelve month period prior to the date hereof as if they had occurred as of the first day of such trailing twelve-month period)

(g)                                 None of the actions taken or proposed to be taken pursuant to clause 5.4(f) shall be deemed to result in a breach of the representations and warranties set forth in this Deed or shall be considered for purposes of determining whether a Recall Material Adverse Change an Iron Mountain Material Adverse Change has occurred.

5.5                              Timing of Implementation Date

(a)                                The parties acknowledge and agree that it is desirable for the Implementation Date to occur within the first 30 days of any given fiscal quarter of Iron Mountain, and that to achieve that timing the Second Court Date will need to be determined appropriately.

(b)                                If, as at a particular date (the Relevant Date), all of the conditions precedent in clause 3.1 (other than clause 3.1(d)) have been satisfied or waived (or would be satisfied if the Relevant Date had been the Second Court Date), but the Relevant Date is not within the first 30 days of a fiscal quarter of Iron Mountain, then on and from the Relevant Date:

(i)                                    the parties will take all actions necessary to ensure that the Second Court Date is postponed so that the Implementation Date occurs in the first 30 days of the first fiscal quarter of Iron Mountain after the Relevant Date;

(ii)                                 each party will be taken to have waived, with effect, any conditions precedent in clause 3.1 (other than clause 3.1(d)) (subject only to a party’s rights under clause

3.6 in respect of breach or non-satisfaction of a condition precedent prior to the Relevant Date); and

(iii)                              each party will be taken to have waived, with effect, any right such party may have to terminate this Deed for material breach by the other party (other than either party’s right to terminate pursuant to clause 14.1 for the other party’s failure to consummate the Scheme, and subject to a party’s right to terminate for a material breach by the other prior to the Relevant Date).

5.6                              Conduct of Court proceedings

(a)                                Iron Mountain is entitled to separate representation at all Court proceedings affecting the Transaction.

(b)                                Nothing in this Deed gives Recall or Iron Mountain any right or power to give undertakings to the Court for or on behalf of the other party without that party’s written consent.

5.7                              Responsibility statement

The Scheme Booklet must contain a responsibility statement to the effect that:

(a)                                Iron Mountain is responsible for the Iron Mountain Information (other than any information provided by Recall to Iron Mountain or obtained from Recall public filings on the ASX regarding the Recall Group contained in, or used in the preparation of, the information regarding the merged Recall—Iron Mountain entity following implementation of the Scheme) contained in the Scheme Booklet; and

(b)                                Recall is responsible for the Recall Information contained in the Scheme Booklet and is also responsible for the information contained in the Scheme Booklet provided by Recall to Iron Mountain or obtained from Recall public filings on the ASX regarding the Recall Group contained in, or used in the preparation of, the information regarding the merged Recall—Iron Mountain entity following implementation of the Scheme.

5.8                              Access to information, premises and senior executives

(a)                                Between the date of this Deed and 5pm on the Business Day immediately before the Second Court Date, Recall and Iron Mountain must provide to each other and their respective Representatives reasonable access to information (subject to the Confidentiality Agreement and any existing confidentiality obligations owed to third parties, or applicable privacy laws) and their respective senior executives, as each of Recall and Iron Mountain reasonably requires for the sole purpose of:

(i)                                    implementation of the Scheme; and

(ii)                                 any other purpose agreed to between the parties,

provided that:

(iii)                              such requests by a party do not result in unreasonable disruptions to the other party’s business; and

(iv)                             nothing in this clause will require either party to provide information concerning Recall’s or Iron Mountain’s directors and management’s consideration of the Scheme or any actual or potential Recall Competing Transaction or Iron Mountain Competing Transaction.

(b)                                Prior to finalisation of the Scheme Booklet, each of Recall and Iron Mountain must provide to each other, their respective Representatives and any investigating accountant with reasonable access (at times mutually agreeable to the parties) to their respective auditors, accountants, books and records (including financial reports, audited or otherwise) for the sole purpose of preparation of the financial statements (including for the merged Recall-Iron Mountain entity, if any) for inclusion in the Scheme Booklet or any investigating accountant’s report (and any updates).

6                                        Appointment of directors/Employee matters

6.1                              Appointment of directors to Iron Mountain Board

(a)                                Iron Mountain shall:

(i)                                    on or before the Implementation Date, appoint two existing Recall directors of Iron Mountain’s choice to the Iron Mountain Board (conditional on the Scheme becoming Effective), by Iron Mountain board resolution, effective as of the Implementation Date; and

(ii)                                 nominate such designees for election at the first Iron Mountain annual meeting following the Implementation Date.

(b)                                From the date of this Deed up to and including the Implementation Date, Iron Mountain shall not take any action, directly or indirectly, to increase the number of members constituting the Iron Mountain Board as it exists immediately prior to the date of this Deed, other than any increase in the size of the Iron Mountain Board up to twelve or resulting from those actions taken in furtherance of clause 6.1(a).

6.2                              Reconstitution of the Recall Board

On the Implementation Date, but subject to the Scheme Consideration having been provided to Scheme Shareholders and receipt by Recall of signed consents to act, Recall must:

(a)                                ensure that all directors on the Recall Board (other than the existing Recall directors to be appointed to the Iron Mountain board under clause 6.1), resign as directors of Recall and any other Recall Group Member of which they are a director; and

(b)                                take all actions necessary to appoint the persons nominated by Iron Mountain as new directors of Recall.

6.3                              Deeds of indemnity and insurance

(a)                                Subject to the Scheme becoming Effective and implementation of the Transaction occurring, Iron Mountain undertakes in favour of Recall and each other person who is a Recall Indemnified Party that it will:

(i)                                    for a period of 7 years from the Implementation Date, ensure that the constitutions of Recall and each other Recall Group Member continue to contain such rules as are contained in those constitutions at the date of this Deed that provide for each company to indemnify each of its directors and officers against any liability incurred by that person in his or her capacity as a director or officer of the company to any person other than a Recall Group Member; and

(ii)                                 procure that Recall and each other Recall Group Member complies with any deeds of indemnity, access and insurance made by them in favour of their respective directors and officers from time to time and, without limiting the foregoing, not take any action which would prejudice or adversely affect any directors’ and officers’ runoff insurance cover taken out prior to the Implementation Date.

(b)                                The undertakings contained in this clause 6.3 are subject to any Corporations Act restriction, or any restriction in the law of a jurisdiction in which an entity is incorporated, and will be read down accordingly.

(c)                                 Recall receives and holds the benefit of this clause 6.3 to the extent it relates to the other Recall Indemnified Parties, as trustee for them.

6.4                              Employee matters

Subject to the Scheme becoming Effective and implementation of the Transaction occurring, Iron Mountain undertakes that it will comply with the agreements set forth in Schedule 6.

7                                        Conduct of business

7.1                              Conduct of Recall Group business up to the Implementation Date

Subject to clause 7.2, from the date of this Deed up to and including the Implementation Date, Recall must:

(a)                                conduct, and ensure that each member of the Recall Group conducts, its business in the ordinary and usual course generally consistent with the manner in which each such business and operations have been conducted in the 12 month period prior to the date of this Deed,

(b)                                not, and must ensure that each member of the Recall Group must not (1) enter into or amend any employment, consulting, severance or similar agreement or arrangement with directors or senior executives (at the vice president level and above) of Recall or a Recall Group Member or accelerate or otherwise increase compensation or benefits for any such director or senior executive (at the vice president level and above), (2) enter into or materially amend any employment, consulting, severance or similar agreement or arrangement with any employee (excluding directors or senior executives (at the vice president level and above)) of Recall or a Recall Group Member or accelerate or otherwise materially increase compensation or benefits for any such employee of Recall or a Recall Group Member, in each case, other than pursuant to:

(i)                                    the Recall Group’s severance plans, policies and programs in effect on the date of this Deed and which have been disclosed in writing to Iron Mountain prior to the date of this Deed, including without limitation the supplemental severance benefits approved by the Recall Board in connection with the transactions contemplated by this Deed;

(ii)                                 Recall policies and guidelines in effect on the date of this Deed and which have been disclosed in writing to Iron Mountain prior to the date of this Deed and any immaterial modifications to Recall Group employee benefit plans;

(iii)                              employment agreements entered into with new hires, in the ordinary course of business where the annualized base salary for such new hire is no more than US$150,000;

(iv)                             annual increases in base salary, grants of short-term and long-term incentive compensation bonuses to employees in the ordinary course of business and in no event resulting in an increase of aggregate compensation (A) to any individual employee (below the vice president level) based in the United States, Europe or Australia of more than 10% or an increase to all such employees, in the aggregate, of more than 3%, (B) to any individual employee (below the vice president level) based in Asia or Brazil of more than 12% or an increase to all such employees, in the aggregate, of more than 5%, and (C) to any senior executive (at the vice president level and above) worldwide of more than 5% or an increase to all such senior executives, in the aggregate, of more than 3%; provided that, in no event shall increases in base salary, grants of short-term and long-term incentive compensation bonuses to all employees worldwide exceed 4%, in the aggregate; or

(v)                                a retention plan adopted or to be adopted by the Recall Group, the terms of which are disclosed in the Recall Disclosure Letter.

(c)                                 not, and must ensure that each member of the Recall Group must not, pay any of its directors or employees a termination or retention payment, other than:

(i)                                    in accordance with contractual arrangements in effect on the date of this Deed and which have been disclosed in writing to Iron Mountain prior to the date of this Deed; or

(ii)                                 retention payments pursuant to the plan adopted pursuant to clause 7.1(b)(v).

(d)                                not, and must ensure that each member of the Recall Group must not, waive any non-compete rights against Recall Group executives;

(e)                                 not (i) incur any additional financial indebtedness (except for draw-downs on existing banking facilities) or guarantee or indemnify the obligations of any person other than a member of the Recall Group, other than in ordinary and usual course generally consistent with the practice in the 12 month period prior to the date of this Deed, (ii) issue, or agree to issue, or grant an option to subscribe for, debentures (as defined in section 9 of the Corporations Act) other than under an existing financing arrangement which has been Fairly Disclosed in the Recall Disclosure Letter, or (iii) enter into any new financing arrangement or agreement or otherwise provide financial accommodation (other than capitalized leases or customer acquisition costs in the ordinary course of business), or amend the pricing terms, leverage ratio or principal amount of any existing financing arrangement, agreement or instrument, other than, in the case of (i), (ii) or (iii), (A) the refinancing of existing financing arrangements or agreements as of the date of this Deed, provided that the principal amount of obligations and leverage ratio do not increase in any such refinancing (and there is no change to the definition of leverage ratio) or (B) any such arrangement, agreement, financial accommodation (irrespective of what form that accommodation takes) or amendment with, to or among members of the Recall Group,

(f)                                  in respect of any single transaction or series of related or similar transactions, (i) not dispose of any interest in a business, real property or entity, the value of which exceeds US$10 million, individually or when aggregated with all such businesses, real property or entities or (ii) not acquire any interest in a business, real property or entity on terms inconsistent with those set forth in the Recall Disclosure Letter (other than any such disposition or acquisition between or among Recall Group Members);

(g)                                 not incur or enter into commitments involving capital expenditure, whether in one transaction or a series of related transactions, in excess of the aggregate amounts set forth in the fiscal 2015 and fiscal 2016 capital expenditure plans Fairly Disclosed to Iron Mountain prior to the date of this Deed (excluding customer acquisition costs in the ordinary course of business, which shall not be subject to this clause 7.1(h));

(h)                                not enter into, materially adversely amend or terminate any joint venture or partnership contract for a duration of over two years involving total expenditure greater than US$10 million per annum, individually or when aggregated with all such joint ventures or partnerships;

(i)                                    not enter into any agreement, arrangement or transaction with respect to derivative instruments (including, but not limited to, swaps, futures contracts, forward commitments, or commodity derivatives) or similar instruments, except for (i) foreign currency hedges or interest rate hedges (including basis swaps on interest rates, such that the net period for the floating interest on the swaps is the same period as the net floating interest period on the relevant loan) made in the ordinary and usual course generally consistent with the practice in the 12 month period prior to the date of this Deed and made in accordance with a Recall policy in effect on the date of this Deed and which has been disclosed in writing to Iron Mountain prior to the date of this Deed and (ii) the ordinary course renewals of any such agreements, arrangements, transactions or similar instruments existing as of the date of this Deed;

(j)                                   not pay any fee to any advisor where such fee is contingent on the Transaction (other than as Fairly Disclosed in the Recall Disclosure Letter);

(k)                                not alter in any material respect any accounting policy of any member of the Recall Group other than any change required by the AIFRS or US GAAP;

(l)                                    not amend in a material respect or terminate any existing shareholders agreement or enter into any shareholders agreement;

(m)                            not abandon or permit to let lapse or expire any intellectual property material to the business of the Recall Group as currently conducted as of the date of this Deed, and as proposed by the Recall Group as of the date of this Deed to be conducted in the future, except in each case for such intellectual property that the Recall Group has reasonably determined is no longer of commercial value;

(n)                                not make, change or revoke any material Tax election, change any material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax, or surrender any claim for a refund of a material amount of Taxes, in each case, if any such action would be outside the ordinary course of business of Recall, and not make, change or revoke any election under Treasury Regulations Section 301.7701-3 with respect to Recall or any of its subsidiaries

(o)                                use reasonable endeavours to:

(i)	keep available the services of the Recall Group’s officers and all key employees;

(ii)	maintain and preserve the Recall Group’s relationships with Government Agencies, customers, suppliers, licensors, licensees and others having business dealings with the Recall Group;

(iii)

maintain in all material respects, all assets material to the Recall Group in the ordinary and usual course generally consistent with the practice in the 12 month period prior to the date of this Deed, subject to customary wear and tear;

(iv)

comply in all material respects with all material contracts to which a member of the Recall Group is a party, and with the laws, authorisations and licences applicable to each member of the Recall Group;

(v)

not enter into any lines of business or other activities in which the Recall Group is not engaged or proposed to be engaged as of the date of this Deed, other than those in which the Recall Group has Fairly Disclosed in any announcement by Recall to the ASX prior to the date of this Deed; and

(vi)	not take or fail to take any action that constitutes a Recall Prescribed Occurrence or that would reasonably be expected to result in a Recall Prescribed Occurrence;

(p)                                except for amendments, terminations, or non-renewals in the ordinary course of business consistent with past practice that would not be material to the Recall Group, modify, amend, waive, fail to enforce (in each case, in any material respect), assign or terminate any material contract of the Recall Group or enter into a contract that would be a material contract of the Recall Group if entered into prior to the date hereof (other than material contracts with customers entered into in the ordinary course of business consistent with past practice); and

(q)                                not agree to do, nor to solicit, encourage or propose any other person to do on Recall’s behalf, any of the matters contemplated in clauses 7.1(a) to 7.1(p) (inclusive).

7.2                              Exceptions

Nothing in clause 7.1 restricts the ability of Recall to take any action which:

(a)                                is required by this Deed or the Scheme;

(b)                                has been fully and Fairly Disclosed in:

(i)                                    the Recall Disclosure Letter and if the Recall Disclosure Letter permits the carrying out of the action only in accordance with certain conditions, Recall has met those conditions; or

(ii)                                 any announcement by Recall to the ASX prior to the date of this Deed;

(c)                                 has been agreed to in writing by Iron Mountain

7.3                              Conduct of Iron Mountain Group business up to the Implementation Date

Subject to clause 7.4, from the date of this Deed up to and including the Implementation Date, Iron Mountain must:

(a)                                conduct, and ensure that each member of the Iron Mountain Group conducts, its business in the ordinary and usual course generally consistent with the manner in which each such business and operations have been conducted in the 12 month period prior to the date of this Deed;

(b)                                not, and must ensure that each member of the Iron Mountain Group must not, enter into or materially amend any employment, consulting, severance or similar agreement or arrangement with directors or senior executives (at the senior vice president level and above), or employees of Iron Mountain or an Iron Mountain Group Member, accelerate or otherwise materially increase compensation or benefits for any of the above, in each case other than pursuant to:

(i)                                    the Iron Mountain Group’s severance plans, policies and programs, in effect on the date of this Deed, and which have been publicly filed and disclosed in writing to Recall prior to the date of this Deed;

(ii)                                 Iron Mountain policies and guidelines in effect on the date of this Deed and which have been disclosed in writing to Recall prior to the date of this Deed and any routine modification to Iron Mountain Group employee benefit plans;

(iii)                              agreements entered into with new hires or promotions; or

(iv)                             actions taken in the ordinary course of business;

(c)                                 not, and must ensure that each member of the Iron Mountain Group must not, pay any of its directors or employees a termination or retention payment, other than (i) in accordance with arrangements in effect on the date of this Deed and which have been disclosed in writing to Recall prior to the date of this Deed or (ii) payments in the ordinary course of business consistent with past practice;

(d)                                not, and must ensure that each member of the Iron Mountain Group must not, waive any non-compete rights against Iron Mountain Group senior executives;

(e)                                 not (i) incur any additional financial indebtedness (except for draw-downs on existing, as amended from time to time, banking facilities) or guarantee or indemnify the obligations of any person other than a member of the Iron Mountain Group, other than in ordinary and usual course generally consistent with the practice in the 12 month period prior to the date of this Deed, (ii) enter into any new financing arrangement or agreement or otherwise provide financial accommodation (other than capitalized leases or customer acquisition costs in the ordinary course of business), or amend the pricing terms, leverage ratio or principal amount of any existing, as amended from time to time, financing arrangement, agreement or instrument, or (iii) issue, or agree to issue, or grant an option to subscribe for, debentures (as defined in section 9 of the Corporations Act) other than under an existing, as amended from time to time, financing arrangement which has been Fairly Disclosed in the Iron Mountain Disclosure Letter; except, in the case of (i), (ii) and (iii), (A) either individually or collectively, where such additional indebtedness, guarantee, indemnity, new financing agreement or arrangement, financial accommodation, option or other similar arrangement does not result in Iron Mountain’s leverage ratio (as determined in accordance with Iron Mountain’s existing credit facilities) exceeding 6.0x or (B) any such arrangement, agreement, financial accommodation (irrespective of what form that accommodation takes) or amendment with, to or among members of the Iron Mountain Group,

(f)                                  not enter into any agreement, arrangement or transaction with respect to derivative instruments (including, but not limited to, swaps, futures contracts, forward commitments, or commodity derivatives) or similar instruments, except for (i) foreign currency hedges or interest rate hedges (including basis swaps on interest rates, such that the net period for the floating interest on the swaps is the same period as the net floating interest period on the relevant loan) made in the ordinary and usual course generally consistent with the practice in the 12 month period prior to the date of this Deed and made in accordance with an Iron Mountain policy in effect on the date of this Deed and which policy has been disclosed in writing to Recall prior to the date of this Deed and (ii) the ordinary course renewals of any such agreements, arrangements, transactions or similar instruments existing as of the date of this Deed;

(g)                                 not pay any fee to any advisor where such fee is contingent on the Transaction (other than as Fairly Disclosed the Iron Mountain Disclosure Letter);

(h)                                not alter in any material respect any accounting policy of any member of the Iron Mountain Group or other than any change required by US GAAP;

(i)                                    not amend in a material respect or terminate any existing shareholders agreement or enter into any shareholders agreement, other than shareholders agreements relating to shares in Iron Mountain’s existing or future joint venture entities;

(j)                                   not abandon or permit to lapse or expire any intellectual property material to the business of the Iron Mountain Group as currently conducted as of the date of this Deed and as proposed by the Iron Mountain Group as of the date of this Deed to be conducted in the future, except in each case for such intellectual property that the Iron Mountain Group has reasonably determined is no longer of commercial value;

(k)                                elect, effective as of January 1, 2014, to be treated as a real estate investment trust within the meaning of Section 856 of the Code and not revoke such election;

(l)                                    use reasonable endeavours to:

(i)                                    keep available the services of the Iron Mountain Group’s officers and all key employees;

(ii)                                 maintain and preserve the Iron Mountain Group’s relationships with Government Agencies, customers, suppliers, licensors, licensees and others having business dealings with the Iron Mountain Group;

(iii)                              maintain in all material respects, all assets material to the Iron Mountain Group in the ordinary and usual course generally consistent with the practice in the 12 month period prior to the date of this Deed, subject to customary wear and tear;

(iv)                             comply in all material respects with all material contracts to which a member of the Iron Mountain Group is a party, and with the laws, authorisations and licences applicable to each member of the Iron Mountain Group;

(v)                                not enter into any lines of business or other activities in which the Iron Mountain Group is not engaged or proposed to be engaged as of the date of this Deed, other than those in which (A) the Iron Mountain Group is in the process of exploring or developing or has Fairly Disclosed in any announcement by Iron Mountain to the NYSE or the SEC prior to the date of this Deed or (B) the Emerging Business unit of Iron Mountain Group explores, develops or engages in either prior to or after the date of this Deed; and

(vi)                             not take or fail to take any action that constitutes an Iron Mountain Prescribed Occurrence or that would reasonably be expected to result in an Iron Mountain Prescribed Occurrence;

(m)                            not agree to do, nor to solicit, encourage or propose any other person to do on Iron Mountain’s behalf, any of the matters contemplated in clauses 7.3(a) to 7.3(l) (inclusive).

7.4                              Exceptions

Nothing in clause 7.3 restricts the ability of Iron Mountain to take any action which:

(a)                                is required by this Deed or the Scheme;

(b)                                has been fully and Fairly Disclosed in:

(i)                                    the Iron Mountain Disclosure Letter and if the Recall Disclosure Letter permits the carrying out of the action only in accordance with certain conditions, Recall has met those conditions; or

(ii)                                 any announcement by Iron Mountain to the NYSE or the SEC prior to the date of this Deed; or

(c)                                 has been agreed to in writing by Recall

8                                        Board recommendations

8.1                              Recall Board obligation to unanimously recommend

Subject to clause 8.2, Recall agrees that the Scheme Booklet and all public announcements by Recall, or a director of Recall, in relation to the Transaction must include statements that:

(a)                                the Recall Board unanimously recommends that Recall Shareholders vote in favour of the Scheme; and

(b)                                each director states that he or she will vote all Scheme Shares in his or her control in favour of the Scheme,

to be qualified only by the words to the effect of:

(c)                                 ‘in the absence of a Recall Superior Proposal’; and

(d)                                other than in respect of the Scheme Booklet and any document issued after the Scheme Booklet, ‘subject to the Independent Expert providing a report to Recall concluding that the Scheme is in the best interests of Recall Shareholders’.

8.2                              Recall Board withdrawal of recommendation

Subject to Recall’s compliance with clauses 12.1 to 12.6 (inclusive), the Recall Board may only make a public statement or take any action that qualifies (in a manner adverse to Iron Mountain) or contradicts its support for the Scheme, or subsequently changes, withdraws or adversely modifies its recommendation referred to in clause 8.1 in favour of the Scheme if:

(a)                                the Independent Expert provides a report (including any update, revision or amendment thereto) to Recall either before despatch of the Scheme Booklet or before the Scheme Meeting concluding that the Scheme is not in the best interests of Scheme Shareholders (except where the Independent Expert provides a report to Recall concluding that the Scheme is not in the best interests of Scheme Shareholders as a result of a Recall Competing Transaction); or

(b)                                the Recall Board determines, after Iron Mountain’s rights under clause 12.6 have been exhausted, that a Recall Competing Transaction constitutes a Recall Superior Proposal, and, in relation to this clause 8.2(b), the Recall Board shall have determined in good faith, after consultation with its Financial Advisor and outside legal counsel, that failure to take such action would be likely be inconsistent with the directors’ fiduciary duties owed by Recall directors under applicable law.

8.3                              Iron Mountain Board obligation to unanimously recommend

Subject to clause 8.4, Iron Mountain agrees that the Iron Mountain Proxy Statement and all public announcements by Iron Mountain, or a director of Iron Mountain, in relation to the Transaction must include statements that:

(a)                                the Iron Mountain Board unanimously recommends that Iron Mountain Shareholders vote in favour of the issuance of the New Iron Mountain Shares to the Recall Shareholders in the Scheme in the absence of an Iron Mountain Superior Proposal; and

(b)                                each director states that he or she will vote all Iron Mountain Shares in his or her control in favour of the issuance of the New Iron Mountain Shares to the Recall Shareholders in the Scheme.

8.4                              Iron Mountain withdrawal of recommendation

Subject to Iron Mountain’s compliance with clauses 12.8 to 12.11 (inclusive), the Iron Mountain Board may only make a public statement or take any action that qualifies (in a manner adverse to Recall) or contradicts its support for the issuance of the New Iron Mountain Shares, or subsequently changes, withdraws or adversely modifies its recommendation referred to in clause 8.3 in favour of the issuance of the New Iron Mountain Shares if the Iron Mountain Board determines that an Iron Mountain Competing Transaction constitutes an Iron Mountain Superior Proposal, and the Iron Mountain Board shall have determined in good faith, after consultation with its Financial Advisor and outside legal counsel, that failure to take such action would likely be inconsistent with the directors’ fiduciary duties owed by Iron Mountain directors under applicable law.

8.5                              Recall directors

Subject to clause 8.2, Recall represents and warrants to Iron Mountain that it has been advised by each director of Recall in office at the date of this Deed that he or she act in accordance with clause 8.1 and 8.2.

8.6                              Iron Mountain directors

Subject to clause 8.4, Iron Mountain represents and warrants to Recall that it has been advised by each director of Iron Mountain in office at the date of this Deed that he or she act in accordance with clause 8.3 and 8.4.

9                                        Representations and warranties

9.1                              Iron Mountain’s representations and warranties

Iron Mountain represents and warrants to Recall (in its own right and separately as trustee or nominee for each of the other Recall Indemnified Parties) that each of the Iron Mountain Representations and Warranties is true and correct.

9.2                              Recall representations and warranties

Recall represents and warrants to Iron Mountain (in its own right and separately as trustee or nominee for each of the other Iron Mountain Indemnified Parties) that each of the Recall Representations and Warranties is true and correct.

9.3                              Independent warranties

(a)                                Each representation and warranty referred to in clauses 9.1 is to be construed independently of the others and is not limited by reference to any other warranty.

(b)                                Each representation and warranty referred to in clauses 9.2 is to be construed independently of the others and is not limited by reference to any other warranty.

9.4                              Survival of representations

Each representation and warranty referred to in clauses 9.1 and 9.2:

(a)                                is severable; and

(b)                                survives the termination of this Deed, but will terminate on implementation of the Scheme.

9.5                              Timing of representation and warranties

Each representation and warranty referred to in clauses 9.1 or 9.2 is given:

(a)                                at the date of this Deed; and

(b)                                at 8am on the Second Court Date; or

where expressed to be given at a particular time, at that time.

10                                 Releases

10.1                       Recall directors and officers

(a)                                Iron Mountain releases its respective rights, and agrees with Recall that it will not make a claim, against any Recall Indemnified Party (other than Recall) as at the date of this Deed in connection with:

(i)                                    any breach of any representations, covenants and warranties of Recall or any member of the Recall Group in this Deed; or

(ii)                                 any disclosures containing any statement which is false or misleading whether in content or by omission,

except where the Recall Indemnified Party has engaged in fraud or wilful misconduct.

(b)                                This clause is subject to any Corporations Act restriction and will be read down accordingly.

(c)                                 Recall receives and holds the benefit of this clause to the extent it relates to each Recall Indemnified Party as trustee for each of them.

10.2                       Iron Mountain directors and officers

(a)                                Recall releases its rights, and agrees with Iron Mountain that it will not make a claim, against any Iron Mountain Indemnified Party (other than Iron Mountain) as at the date of this Deed in connection with:

(i)                                    any breach of any representations, covenants and warranties of Iron Mountain in this Deed; or

(ii)                                 any disclosure containing any statement which is false or misleading whether in content or by omission,

except where the Iron Mountain Indemnified Party has engaged in fraud or wilful misconduct.

(b)                                This clause is subject to any statutory restriction and will be read down accordingly.

(c)                                 Iron Mountain receives and holds the benefit of this clause to the extent it relates to each Iron Mountain Indemnified Party as trustee for each of them.

11                                 Confidentiality/Public Announcements/Joint Marketing

(a)                                Recall and Iron Mountain acknowledge and agree that they continue to be bound by the Confidentiality Agreement after the date of this Deed.

(b)                                The rights and obligations of the parties under the Confidentiality Agreement survive termination of this Deed.

(c)                                 The press release and any public presentation or statement issued by Iron Mountain or Recall concerning the execution of this Deed must be jointly agreed upon prior to issuance, and thereafter Iron Mountain and Recall must consult with each other before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and consider in good faith the views of the other party regarding, any press release or other public statement with respect to the transactions contemplated by this Deed, and must not issue any such press release or make any such public statement (including releases to the NYSE, the ASX or the SEC) prior to such consultation, except as may be required by applicable law, fiduciary duties or by obligations pursuant to any listing agreement with the NYSE, the ASX or the SEC, as applicable, or by any Government

                                               Agency with jurisdiction over such party.  For the avoidance of doubt, Iron Mountain agrees to publicly issue the communication materials set forth on Schedule 10 to this Deed.

(d)                                For the avoidance of doubt, the provisions of clause 11(c) do not apply to:

(i)                                    any announcement, document or publication in connection with a Recall Competing Transaction, Recall Superior Proposal or withdrawal of Recall Board recommendation;

(ii)                                 any announcement, document or publication in connection with an Iron Mountain Competing Transaction, Iron Mountain Superior Proposal or withdrawal of Iron Mountain Board recommendation;

(iii)                              any disclosure by Recall or Iron Mountain of any information concerning this Deed or the transactions contemplated hereby in connection with any dispute between the parties regarding this Deed, the Scheme or the transactions contemplated by this Deed.

(e)                                 As soon as practicable following the date of this Deed and until the Second Court Date, Recall and Iron Mountain shall use reasonable endeavours to engage in joint marketing efforts to inform the market of the benefits of the Transaction to both parties’ shareholders and to solicit the approval of their respective shareholders with respect to the Transaction. Prior to distributing any such joint marketing materials, presentations or other similar information, Iron Mountain and Recall shall consult with each other and agree on the content of any such materials, presentations or other similar information.

12                                 Exclusivity

12.1                       Recall discussions with third parties

Subject to clause 12.3, during the Exclusivity Period, Recall must not, and must ensure that none of its Representatives:

(a)                                directly or indirectly participate in or continue any discussions or negotiations with any Third Party in relation to, or which may reasonably be expected to lead to, a Recall Competing Transaction or to Recall abandoning or not proceeding with the Transaction;

(b)                                provide or make available any information to any Third Party in connection with the formulation, development or finalisation of a Recall Competing Transaction (including by way of providing information and access to perform due diligence on the Recall Group);

(c)                                 enter into any agreement, arrangement or understanding with any Third Party (whether or not in writing and whether or not legally binding) in relation to, or which may reasonably be expected to lead to, a Recall Competing Transaction or to Recall abandoning or not proceeding with the Transaction; or

(d)                                communicate any intention to do any of these things referred to in clauses 12.1(a) to (c).

12.2                       Recall solicitation

During the Exclusivity Period, Recall must not, and must ensure that none of its Representatives:

(a)                                directly or indirectly solicit (including by way of providing information concerning the Recall Group to any person) or invite, enquiries, discussions or proposals in relation to, or which may reasonably be expected to lead to, a Recall Competing Transaction or to Recall abandoning or not proceeding with the Transaction; or

(b)                                communicate to any person an intention to do any of the things referred to in clause 12.2(a).

12.3                       Limitation on clause 12.1

Recall, its subsidiaries and its and its subsidiaries’ Representatives may undertake any action that would otherwise be prohibited by clause 12.1 in relation to a bona fide Recall Competing Transaction of the kind referred to in either paragraph (a), (c) or (d) of the definition of Recall Competing Transaction which was not solicited by it and was not otherwise brought about as a result of any breach by it of its obligations under clause 12.1, 12.2 and 12.4 to 12.6, provided that the Recall Board determines, acting in good faith and in consultation with its Financial Advisor and outside legal counsel, that:

(a)                                the proposed Recall Competing Transaction constitutes, or would reasonably be expected to result in a Recall Superior Proposal; and

(b)                                not undertaking that action would likely be inconsistent with the directors’ duties owed by Recall directors under applicable law, or it would otherwise be unlawful not to take that action.

12.4                       Provision of information to Iron Mountain

(a)                                During the Exclusivity Period, if:

(i)                                    Recall (or any or its Related Bodies Corporate or any of their respective Representatives) provides or makes available any information to any Third Party (Third Party Recipient) in connection with the formulation, development or finalisation of a Recall Competing Transaction; and

(ii)                                 at that time Recall and the Third Party Recipient are not party to a confidentiality agreement imposing on the Third Party Recipient standstill obligations and other obligations that are substantially comparable, in the aggregate, to those imposed on Iron Mountain under the Confidentiality Agreement, then:

(i)                                    Recall must provide Iron Mountain with the same information that Recall has provided to the third Party Recipient to the extent that such information has not previously been provided to Iron Mountain and would reasonably be expected to be material to Iron Mountain; and

(ii)                                 Iron Mountain and Recall acknowledge and agree that the Confidentiality Agreement will be read down such that the standstill obligations of Iron Mountain under the Confidentiality Agreement are no more onerous in any material respect than the standstill obligations of the Third Party Recipient and the other obligations of Iron Mountain under the Confidentiality Agreement are substantially comparable, in the aggregate, to the other obligations of the Third Party Recipient, in each case under any confidentiality arrangements between Recall and the Third Party Recipient in relation to a Recall Competing Transaction (whether or not Recall and the Third Party Recipient have entered into a binding confidentiality agreement).

(b)                                For the avoidance of doubt, this clause 12.4 applies even where there are no confidentiality arrangements in place between Recall and the Third Party Recipient in relation to a Recall Competing Transaction.

12.5                       Notification by Recall of approaches

(a)                                During the Exclusivity Period, Recall must notify Iron Mountain as soon as practicable in writing if it, or any member of the Recall Group becomes aware of any:

(i)                                    proposal (or update to a previous proposal), whether written or otherwise, made to Recall or its Representatives in connection with, or in respect of any exploration or consummation of, a Recall Competing Transaction or a proposed or potential Recall Competing Transaction, whether unsolicited or otherwise; or

(ii)                                 provision by Recall or its Representatives of any information relating to Recall or any of its subsidiaries or any of their businesses or operations to any person in connection with or for the purposes of a current or future Recall Competing Transaction.

(b)                                A notice required under clause 12.5(a) must include the material terms of the proposal, including, if known, the proposed price (or implied value of proposed non-cash consideration); conditions, timing and break fee (if any), but does not need to include details of the party making the proposal.

12.6                       Matching right

During the Exclusivity Period, Recall must:

(a)                                not enter into any legally binding agreement, arrangement or understanding (whether or not in writing) to undertake a Recall Competing Transaction; or

(b)                                use its reasonable endeavours to ensure that none of its directors change their recommendation in favour of the Transaction or publicly recommend a Recall Competing Transaction, unless:

(c)                                 the Recall Board, acting in good faith, after consultation with its Financial Advisor and outside legal counsel, determines that failure to take such action would likely be inconsistent with the directors’ fiduciary duties under applicable law;

(d)                                the Recall Board, acting in good faith and in consultation with its Financial Advisor and outside legal counsel, determines that the proposed Recall Competing Transaction would constitute a Recall Superior Proposal;

(e)                                 Recall has provided Iron Mountain with the material terms (including the proposed price (or implied value of proposed non-cash consideration), conditions, timing and break fee (if any)) of the proposed Recall Competing Transaction;

(f)                                  Recall has given Iron Mountain a period of not less than 5 Business Days after provision of that information to provide a matching or superior proposal to the proposed Recall Competing Transaction and, if requested by Iron Mountain, Recall shall have negotiated with Iron Mountain in good faith during such period regarding any revisions to the terms of the Transaction proposed by Iron Mountain in response to the proposed Recall Competing Transaction; and

(g)                                 after Recall has complied with its obligations under paragraphs (c),(d),(e) and (f) of this clause 12.6, Iron Mountain has not announced a proposal which the Recall Board, acting in good faith, determines is a matching or a superior proposal to the proposed Recall Competing Transaction (having regard to the matters noted in paragraphs (a) and (b) of the definition of Recall Superior Proposal) by the expiry of the 5 Business Day period referred to in the prior clause 12.6(f), and Recall agrees that each successive material modification of a proposed Recall Competing Transaction will constitute a new proposed Recall Competing Transaction for the purposes of the requirements of this clause 12.6.

                                               Recall represents and warrants to Iron Mountain that it has been advised by each director of Recall in office at the date of this Deed that he or she will act in accordance with this clause 12.6.

12.7                       Recall analyst and investor presentations

Subject in all respects to the terms of the Confidentiality Agreement, nothing in this clause 12 prevents Recall from continuing to make presentations to brokers, portfolio investors and analysts in the ordinary course of business.

12.8                       Iron Mountain discussions with third parties

Subject to clause 12.10, during the Exclusivity Period, Iron Mountain must not, and must ensure that none of its Representatives:

(a)                                directly or indirectly participate in or continue any discussions or negotiations with any Third Party in relation to, or which may reasonably be expected to lead to, an Iron Mountain Competing Transaction;

(b)                                provide or make available any information to any Third Party in connection with the formulation, development or finalisation of an Iron Mountain Competing Proposal (including by way of providing information and access to perform due diligence on the Iron Mountain Group);

(c)                                 enter into any agreement, arrangement or understanding with any Third Party (whether or not in writing and whether or not legally binding) in relation to, or which may reasonably be expected to lead to, an Iron Mountain Competing Transaction; or

(d)                                communicate any intention to do any of these things referred to in clauses 12.8(a) to (c).

12.9                       Iron Mountain solicitation

During the Exclusivity Period, Iron Mountain must not, and must ensure that none of its Representatives:

(a)                                directly or indirectly solicit (including by way of providing information concerning the Iron Mountain Group to any person) or invite, enquiries, discussions or proposals in relation to, or which may reasonably be expected to lead to, an Iron Mountain Competing Transaction; or

(b)                                communicate to any person an intention to do any of the things referred to in clause 12.9(a).

12.10                Limitation on clause 12.8

Iron Mountain, its subsidiaries and its and its subsidiaries’ Representatives may undertake any action that would otherwise be prohibited by clause 12.8 in relation to a bona fide Iron Mountain Competing Transaction of the kind referred to in either paragraph (a), (c) or (d) of the definition of Iron Mountain Competing Transaction which was not solicited by it and was not otherwise brought about as a result of any breach by it of its obligations under clause 12.8, 12.9 or 12.11, where the Iron Mountain Board determines, acting in good faith and in consultation with its Financial Advisor and outside legal counsel, that the proposed Iron Mountain Competing Transaction constitutes, or would reasonably be expected to result in, an Iron Mountain Superior Proposal and where:

(a)                                the Iron Mountain Board acting in good faith, reasonably determines after consultation with its legal advisors that not undertaking that action would likely be inconsistent with the directors’ duties owed by Iron Mountain directors under applicable law; or

(b)                                it would otherwise be unlawful not to take that action.

12.11                Notification by Iron Mountain of approaches

(a)                                During the Exclusivity Period, Iron Mountain must notify Recall as soon as practicable in writing if it, any of its subsidiaries or any of its or its subsidiaries Representatives becomes aware of any:

(i)                                    proposal (or update to a previous proposal) whether written or otherwise made to Iron Mountain, its Representatives or any of its subsidiaries or their Representatives, in connection with, or in respect of any exploration or consummation of, an Iron Mountain Competing Transaction or a proposed or potential Iron Mountain Competing Transaction, whether unsolicited or otherwise; or

(ii)                                 provision by Iron Mountain, its Representatives, its subsidiaries or their Representatives of any information relating to Iron Mountain or any of its subsidiaries or any of their businesses or operations to any person in connection with or for the purposes of a current or future Iron Mountain Competing Transaction.

(b)                                A notice required under clause 12.11(a) must include the material terms of the proposal, including, if known, the proposed price (or implied value of proposed non-cash consideration); conditions, timing and break fee (if any), but does not need to include details of the party making the proposal.

12.12                Iron Mountain analyst and investor presentations

Nothing in this clause 12 prevents Iron Mountain from continuing to make presentations to brokers, portfolio investors and analysts in the ordinary course of business.

13                                 Reimbursement Fees

13.1                       Background to Recall Reimbursement Fee

(a)                                Each party acknowledges that, if they enter into this Deed and the Scheme is subsequently not implemented, Iron Mountain will incur significant costs, including significant opportunity costs.

(b)                                In the circumstances referred to in clause 13.1(a), Iron Mountain has requested provision be made for the payment outlined in clause 13.2, without which Iron Mountain would not have entered into this Deed or otherwise agreed to implement the Scheme.

(c)                                 Recall confirms that the Recall Board has acknowledged that:

(i)                                    it has received legal advice in relation to this Deed and the operation of this clause 13.1;

(ii)                                 it believes the implementation of the Scheme will provide significant benefits to Recall and Recall Shareholders, such that it is reasonable and appropriate for Recall to agree to the Recall Reimbursement Fee in order to secure Iron Mountain’s participation in the Transaction; and

(iii)                              the Recall Reimbursement Fee represents a genuine and reasonable estimate of cost and loss that would be suffered by Iron Mountain if this Deed was entered into and the Scheme is subsequently not implemented.

13.2                       Payment of the Recall Reimbursement Fee

Subject to clauses 13.3 and 13.5, Recall must pay the Recall Reimbursement Fee to Iron Mountain, without set-off or withholding, if:

(a)                                prior to the earlier of the Effective Date or the End Date, the Recall Board withdraws or adversely modifies its recommendation that Recall Shareholders vote in favour of the Scheme, other than as a result of:

(i)                                    the report (including any update, revision or amendment thereto) of the Independent Expert opining that the Scheme is not in the best interests of Scheme Shareholders (other than where the reason for that opinion is a Recall Competing Transaction);

(ii)                                 any matter or thing giving Recall the right to terminate under clause 14.1(a) or 14.1(b); or

(iii)                              failure of a condition precedent in clause 3.1, other than as a result of a breach by Recall of clause 3.2;

(b)                                prior to the earlier of the Effective Date or the End Date, the Recall Board recommends or supports a Recall Competing Transaction;

(c)                                 a Recall Competing Transaction of any kind is announced prior to the End Date and within 9 months after the date this Deed is terminated, a Recall Competing Transaction is consummated or entered into and subsequently consummated; or

(d)                                Iron Mountain has terminated this Deed for material breach by Recall under clause 14.1(a) or 14.1(b), and the Transaction does not complete.

Subject to clause 13.5, Recall must reimburse Iron Mountain for Iron Mountain’s reasonable, documented out of pocket expenses actually incurred in connection with the transaction up to US$5 million, without set-off or withholding, if (A) the Recall Board withdraws or adversely modifies its recommendation that Recall Shareholders vote in favour of the Scheme as a result of the report (including any update, revision or amendment thereto) of the Independent Expert opining that the Scheme is not in the best interests of Scheme Shareholders (other than where the reason for that opinion is a Recall Competing Transaction) and (B) the Deed is terminated by Recall or Iron Mountain prior to the Scheme Meeting

13.3                       Iron Mountain written demand

(a)                                Recall must pay the Recall Reimbursement Fee to Iron Mountain within 10 Business Days after receiving a written demand from Iron Mountain where Iron Mountain is entitled under clause 13.2 to the Recall Reimbursement Fee.  Without limiting clause 13.13, this clause 13.3(a) survives termination of this Deed such that Iron Mountain may give Recall a demand for payment of the Recall Reimbursement Fee even if this Deed has been terminated, provided that the event referred to in clause 13.2 occurred prior to the termination of this Deed.

(b)                                Recall can only be liable to pay the Recall Reimbursement Fee once.

13.4                       Nature of payment

The amount payable by Recall under clause 13.2 is an amount to compensate Iron Mountain for:

(a)                                advisory costs (including costs of advisors other than success fees);

(b)                                costs of management and directors’ time;

(c)                                 out-of-pocket expenses; and

(d)                                reasonable opportunity costs incurred by Iron Mountain in pursuing the Scheme or in not pursuing other alternative acquisitions or strategic initiatives which Iron Mountain could have developed to further its business and objectives.

13.5                       Qualifications

(a)                                No amount shall be payable by Recall under clause 13.2 if the Scheme becomes Effective, notwithstanding the occurrence of any event in clause 13.2.  To the extent that any amounts have already been paid under clause 13.2 and the Scheme becomes Effective, such amounts shall be promptly refunded to Recall within 10 days.

(b)                                No amount shall be payable by Recall under clause 13.2 unless this Deed has first been terminated under the applicable provisions of clauses 3.6, 14.1, 14.2 and/or 14.3.

(c)                                 This clause 13 does not impose an obligation on Recall to pay the Recall Reimbursement Fee to the extent (and only to the extent) that the obligation to pay the respective fee:

(i)                                    constitutes unacceptable circumstances as declared by the Takeovers Panel; or

(ii)                                 is held to be unenforceable by one party against another as determined by a court,

after all proper avenues of appeal and review, whether judicial or otherwise, have been exhausted. The parties must take all reasonable steps to ensure that any such determination applies to the minimum extent possible.

(d)                                The parties must not make or cause or permit to be made, any application to a court or the Takeovers Panel for or in relation to a determination referred to in clause 13.5(b).

(e)                                 A statement that shareholders should ‘take no action pending further advice (or words to that effect) is not regarded as an adverse modification of a recommendation for the purposes of clause 13.2(a), provided that the Recall Board publicly re-affirms its recommendation in favour of the Transaction at least 5 Business Days before the earlier of the date that the Scheme is considered by Recall Shareholders and the End Date.

(f)                                  Notwithstanding anything in this clause 13 to the contrary, in the event that counsel or independent accountants for Iron Mountain determine that there exists a material risk that any amounts payable to Iron Mountain under clause 13.2 would be treated as Nonqualifying Income upon the payment of such amounts to Iron Mountain, the amount paid to Iron Mountain under clause 13,2 in any tax year shall not exceed the maximum amount that can be paid to Iron Mountain in such year without causing Iron Mountain to fail to comply with the requirements for qualification as a real estate investment trust under the Code (the REIT Requirements) for such year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to Iron Mountain.  If the amount payable for any tax year under the preceding sentence is less than the amount otherwise payable by Recall to Iron Mountain under clause 13.2 (the Fee Amount), then (1) Recall shall place the Fee Amount into an escrow account (the Fee Escrow Account) using an escrow agent and agreement reasonably acceptable to Iron Mountain and shall not release any portion thereof to Iron Mountain, and Iron Mountain shall not be entitled to any such amount, unless and until Iron Mountain delivers to Recall, at the sole option of Iron Mountain, (x) an opinion of Iron Mountain’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (y) a letter from Iron Mountain’s independent accountants indicating the maximum amount that can be paid at that time to Iron Mountain without causing Iron Mountain to fail to comply with the REIT Requirements for any relevant taxable year, or (z) a private letter ruling issued by the United States Internal Revenue Service to Iron Mountain indicating that the receipt of any Fee Amount hereunder will not cause Iron Mountain to fail to comply with the REIT Requirements for any relevant taxable year (any such opinion, letter or private letter ruling, a Release Document) and (2) pending the delivery of a Release Document by Iron Mountain to Recall, Iron Mountain shall have the right, but not the obligation, to borrow the Fee Amount then deposited in the Fee Escrow Account pursuant to a loan agreement reasonably acceptable to Iron Mountain that (x) requires Recall to lend Iron Mountain immediately available cash proceeds in an amount equal to the Fee Amount then deposited in the Fee Escrow Account, and (y) provides for (i) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of Iron Mountain or any guarantor of Iron Mountain at the time of such loan, and (ii) a fifteen (15) year maturity with no periodic amortization.

13.6                       Other claims

Subject to clause 13.7, except with respect to wilful or intentional material breaches of this Deed by Recall, the maximum aggregate amount which Recall is required to pay in relation to this Deed (including any breach of this Deed by Recall) is an amount equal to the Recall Reimbursement Fee and in no event will the aggregate liability of Recall under or in connection with this Deed exceed an amount equal to the Recall Reimbursement Fee.

13.7                       Exclusive remedy of Iron Mountain

Nothing in this Deed, including this clause 13, will limit Iron Mountain’s right to recover damages (whether on its own benefit or on behalf of a person for whom Iron Mountain holds rights on trust under this Deed) for any wilful or intentional material breach of any provision of this Deed by Recall in excess of an amount equal to the Recall Reimbursement Fee, or otherwise limit any other remedy available to Iron Mountain under this Deed.

13.8                       Background to Iron Mountain Reimbursement Fee and Iron Mountain Antitrust Approval Reimbursement Fee

(a)                                Each party acknowledges that, if they enter into this Deed and the Scheme is subsequently not implemented, Recall will incur significant costs, including significant opportunity costs.

(b)                                In the circumstances referred to in clause 13.8(a), Recall has requested provision be made for the payments outlined in this clause 13.8, without which Recall would not have entered into this Deed or otherwise agreed to implement the Scheme.

(c)                                 Iron Mountain confirms that the Iron Mountain Board has acknowledged that:

(i)                                    it has received legal advice in relation to this Deed and the operation of this clause 13;

(ii)                                 it believes the implementation of the Scheme will provide significant benefits to Iron Mountain and Iron Mountain shareholders, such that it is reasonable and appropriate for Iron Mountain to agree to the Iron Mountain Reimbursement Fee and the Iron Mountain Antitrust Approval Reimbursement Fee in order to secure Recall participation in the Transaction; and

(iii)                              the Iron Mountain Reimbursement Fee and the Iron Mountain Antitrust Approval Reimbursement Fee represent a genuine and reasonable estimate of cost and loss that would be suffered by Recall if this Deed was entered into and the Scheme is subsequently not implemented.

13.9                       Payment of the Iron Mountain Reimbursement Fee and/or Iron Mountain Antitrust Approval Reimbursement Fee

Subject to clauses 13.10 and 13.12:

(a)                                Iron Mountain must pay the Iron Mountain Reimbursement Fee to Recall, without set-off or withholding, if:

(i)                                    Recall has terminated this Deed for material breach by Iron Mountain pursuant to clause 14.1(a) or 14.1(b) and the Transaction does not complete; or

(ii)                                 prior to the earlier of the Effective Date or the End Date, the Iron Mountain Board withdraws or adversely modifies its recommendation that Iron Mountain Shareholders vote in favour of the Scheme, other than as a result of:

(A)                              any matter or thing giving Iron Mountain the right to terminate under clauses 14.1(a) or 14.1(b); or

(B)                              failure of a condition precedent in clause 3.1, other than as a result of a breach of Iron Mountain in clause 3.2; and

(b)                                Iron Mountain must pay the Iron Mountain Antitrust Approval Reimbursement Fee to Recall, without set-off or withholding, if:

(i)                                    this Deed is terminated under clause 3.6 or 14.1(c) because of the failure to obtain the HSR/Antitrust Approval or the failure to obtain any other Competition Approval; or

(ii)                                 where the Transaction cannot proceed due to any action taken by a Competition Authority, in each case in circumstances where all of the conditions precedent in clauses 3.1(a) to 3.1(n) inclusive (other than the conditions precedent in clause 3.1(a)(v), clause 3.1(a)(vi), clause 3.1(d) or clause 3.1(e) (in the case of clause 3.1(e), as a result of an Order relating to an Antitrust Law)) have been satisfied or waived.

13.10                Recall written demand

(a)                                Iron Mountain must pay the Iron Mountain Reimbursement Fee to Recall within 10 Business Days after receiving a written demand from Recall where Recall is entitled under clause 13.9 to the Iron Mountain Reimbursement Fee. Without limiting clause 13.15, this clause 13.10(a) survives termination of this Deed such that Recall may give Iron Mountain a demand for payment of the Iron Mountain Reimbursement Fee even if this Deed has been terminated, provided that the event referred to in clause 13.9(a) occurred prior to the termination of this Deed.

(b)                                Iron Mountain is only liable to pay the Iron Mountain Reimbursement Fee once.

(c)                                 Iron Mountain must pay the Iron Mountain Antitrust Approval Reimbursement Fee to Recall within 10 Business Days after receiving a written demand from Recall where Recall is entitled under clause 13.9 to the Iron Mountain Antitrust Approval Reimbursement Fee. Without limiting clause 13.15, this clause 13.10(c) survives termination of this Deed such that Recall may give Iron Mountain a demand for payment of the Iron Mountain Antitrust Approval Reimbursement Fee even if this Deed has been terminated, provided that the event referred to in clause 13.9(b) occurred prior to the termination of this Deed.

(d)                                Iron Mountain is only liable to pay the Iron Mountain Antitrust Approval Reimbursement Fee once.

13.11                Nature of payment

The amounts payable by Iron Mountain under clause 13.9 is an amount to compensate Recall for:

(a)                                advisory costs (including costs of advisors other than success fees);

(b)                                costs of management and directors’ time;

(c)                                 out-of-pocket expenses; and

(d)                                reasonable opportunity costs incurred by Recall in pursuing the Scheme or in not pursuing other alternative acquisitions or strategic initiatives which Recall could have developed to further its business and objectives.

13.12                Qualifications

(a)                                No amount shall be payable by Iron Mountain under clause 13.9 if the Scheme becomes Effective, notwithstanding the occurrence of any event in clause 13.9.  To the extent that any amounts have already been paid under clause 13.9 and the Scheme becomes Effective, such amounts shall be immediately refunded to Iron Mountain.

(b)                                This clause 13 does not impose an obligation on Iron Mountain to pay the Iron Mountain Reimbursement Fee and/or the Iron Mountain Antitrust Approval Reimbursement Fee to the extent (and only to the extent) that the obligation to pay the respective fee:

(i)                                    constitutes unacceptable circumstances as declared by the Takeovers Panel; or

(ii)                                 is held to be unenforceable by one party against another as determined by a court,

after all proper avenues of appeal and review, whether judicial or otherwise, have been exhausted. The parties must take all reasonable steps to ensure that any such determination applies to the minimum extent possible.

(c)                                 The parties must not make or cause or permit to be made, any application to a court or the Takeovers Panel for or in relation to a determination referred to in clause 13.12(b).

13.13                Survival

Any accrued obligations under this clause 13 survive termination of this Deed.

13.14                Other claims

Subject to clause 13.9(b) and clause 13.15, except with respect to wilful or intentional material breaches of this Deed by Iron Mountain, the maximum aggregate amount which Iron Mountain is required to pay in relation to this Deed (including any breach of this Deed by Iron Mountain) is an amount equal to the Iron Mountain Reimbursement Fee, and in no event will the aggregate liability of Iron Mountain under or in connection with this Deed exceed an amount equal to the Iron Mountain Reimbursement Fee.

13.15                Exclusive remedy of Recall

Nothing in this Deed, including this clause 13, will limit Recall’s right to recover damages (whether on its own benefit or on behalf of a person for whom Recall holds rights on trust under this Deed) for any wilful or intentional material breach of any provision of this Deed by Iron Mountain in excess of an amount equal to any Iron Mountain Reimbursement Fee, or otherwise limit any other remedy available to Recall under this Deed; provided, however, that if the Iron Mountain Antitrust Approval Reimbursement Fee is payable to Recall as a result of a breach of any provision of this Deed or the failure of Iron Mountain to obtain the Competition Approvals, then the maximum aggregate liability of Iron Mountain in connection with such breach or failure shall not exceed an amount equal to the Iron Mountain Antitrust Approval Reimbursement Fee.

14                                 Termination

14.1                       Termination by either party

Without prejudice to any other rights of termination under this Deed either party may terminate this Deed by written notice to the other party:

(a)                                at any time before 8am on the Second Court Date, if the other party has materially breached any provision of this Deed (other than the breaching party’s respective Representations and Warranties, which are the subject of clause 14.1(b) below), the party wishing to terminate has given written notice to the other party in a timely manner setting out the relevant circumstances and stating an intention to terminate this Deed, and the relevant circumstances continue to exist for 20 Business Days (or any shorter period ending at 5pm on the day before the Second Court Date) from the time the notice is given;

(b)                                at any time before 8am on the Second Court Date, if the other party has breached any of its respective Representations and Warranties such that a condition precedent set forth in clause 3.1(h) (with respect to a Recall breach) or clause 3.1(k) (with respect to an Iron Mountain breach), as applicable, could not be satisfied prior to the End Date, the party wishing to terminate has given written notice to the breaching party in a timely manner setting out the relevant circumstances and stating an intention to terminate this Deed, and the relevant circumstances continue to exist for 20 Business Days (or any shorter period ending at 5pm on the day before the Second Court Date) from the time the notice is given; or

(c)                                 in the circumstances set out in, and in accordance with, clause 3.6.

14.2                       Termination by Recall

Without prejudice to any other rights of termination under this Deed, Recall may terminate this Deed by written notice to Iron Mountain if:

(a)                                the Recall Board has changed, withdrawn or modified their recommendation of the Scheme in accordance with clause 8.2; or

(b)                                the Iron Mountain Board has changed, withdrawn or adversely modified its recommendation in favour of the issuance of the New Iron Mountain Shares to the Recall Shareholders in the Scheme.

14.3                       Termination by Iron Mountain

Without prejudice to any other rights of termination under this Deed, Iron Mountain may terminate this Deed by written notice to Recall if:

(a)                                the Iron Mountain Board has changed, withdrawn or modified their recommendation of the Scheme in accordance with clause 8.4;

(b)                                the Recall Board withdraws or adversely modifies its recommendation that Recall Shareholders vote in favour of the Scheme; or

(c)                                 the Recall Board recommends or supports any Recall Competing Transaction.

14.4                       Effect of termination

If this Deed is terminated by either party under clauses 3.6, 14.1, 14.2 or 14.3, except if that the termination results from a breach by either party of its obligations under this Deed, this Deed will become void and have no effect, without any liability or obligation on the part of any party, other than in relation to rights and obligations that accrued prior to termination and other than in relation to the provisions of this clause 14 and of clauses 9.1, 9.2, 10, 11, 13, 15, 16 and 17, which will remain in force after termination.

14.5                       Termination Notice

Where a party has a right to terminate this Deed, that right for all purposes will be validly exercised if the party delivers a notice in writing to the other party stating that it terminates this Deed and the provision under which it is terminating the Deed.

15                                 Duty, costs and expenses

15.1                       Stamp duty

Iron Mountain must pay all stamp duties and any fines and penalties with respect to stamp duty in respect of this Deed or the Scheme or the steps to be taken under this Deed or the Scheme.

15.2                       Costs and expenses

Except as otherwise provided in this Deed, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this Deed and the proposed, attempted or actual implementation of this Deed and the Transaction.

15.3                       Other Conveyance Taxes

(a)                                Except as otherwise provided in this Deed, Iron Mountain and Recall must cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the Transaction contemplated by this Deed that are required or permitted to be filed on or before the Effective Date.

(b)                                Iron Mountain and Recall must pay on behalf of those persons holding Iron Mountain Shares and Recall Shares, respectively, immediately prior to the Effective Date any real estate transfer Taxes payable by such persons in connection with the Scheme.

16                                 GST

(a)                                Any consideration or amount payable under this Deed, including any non-monetary consideration (as reduced in accordance with clause 16(e) if required) (Consideration) is exclusive of GST.

(b)                                If GST is or becomes payable on a Supply made under or in connection with this Deed, an additional amount (Additional Amount) is payable by the party providing consideration for the Supply (Recipient) equal to the amount of GST payable on that Supply as calculated by the party making the Supply (Supplier) in accordance with the GST Law.

(c)                                 The Additional Amount payable under clause 16(b) is payable at the same time and in the same manner as the Consideration for the Supply, and the Supplier must provide the

                                               Recipient with a Tax Invoice. However, the Additional Amount is only payable on receipt of a valid Tax Invoice.

(d)                                If for any reason (including the occurrence of an Adjustment Event) the amount of GST payable on a Supply (taking into account any Decreasing or Increasing Adjustments in relation to the Supply) varies from the Additional Amount payable by the Recipient under clause 16(b):

(i)                                    the Supplier must provide a refund or credit to the Recipient, or the Recipient must pay a further amount to the Supplier, as appropriate;

(ii)                                 the refund, credit or further amount (as the case may be) will be calculated by the Supplier in accordance with the GST Law; and

(iii)                              the Supplier must notify the Recipient of the refund, credit or further amount within 14 days after becoming aware of the variation to the amount of GST payable. Any refund or credit must accompany such notification or the Recipient must pay any further amount within 7 days after receiving such notification, as appropriate. If there is an Adjustment Event in relation to the Supply, the requirement for the Supplier to notify the Recipient will be satisfied by the Supplier issuing to the Recipient an Adjustment Note within 14 days after becoming aware of the occurrence of the Adjustment Event.

(e)                                 Despite any other provision in this Deed if an amount payable under or in connection with this Deed (whether by way of reimbursement, indemnity or otherwise) is calculated by reference to an amount incurred by a party, whether by way of cost, expense, outlay, disbursement or otherwise (Amount Incurred), the amount payable must be reduced by the amount of any Input Tax Credit to which that party is entitled in respect of that Amount Incurred.

(f)                                  Any reference in this clause to an Input Tax Credit to which a party is entitled includes an Input Tax Credit arising from a Creditable Acquisition by that party but to which the Representative Member of a GST Group of which the party is a member is entitled.

(g)                                 Any term starting with a capital letter that is not defined in this Deed has the same meaning as the term has in the A New Tax System (Goods & Services Tax) Act 1999 (Cth).

17                                 General

17.1                       No representation or reliance

(a)                                Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this Deed, except for representations or inducements expressly set out in this Deed and (to the maximum extent permitted by law) all other representations, warranties and conditions implied by statute or otherwise in relation to any matter relating to this Deed, the circumstances surrounding the parties’ entry into it and the transactions contemplated by it are expressly excluded.

(b)                                Each party acknowledges and confirms that it does not enter into this Deed in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this Deed.

17.2                       No merger

The rights and obligations of the parties do not merge on completion of the Transaction. They survive the execution and delivery of any assignment or other document entered into for the purpose of implementing the Transaction.

17.3                       Consents

Any consent referred to in, or required under, this Deed from any party may not be unreasonably withheld, unless this Deed expressly provides for that consent to be given in that party’s absolute discretion.

17.4                       Notices

Any communication under or in connection with this Deed:

(a)                                must be in legible writing;

(b)                                must be in English; and

(c)                                 must be addressed as shown below:

(i)                                    Recall Holdings Limited
697 Gardeners Road
Alexandria
Sydney, NSW
Attention: Barry Medintz, General Counsel
Email: Barry.Medintz@recall.com

Copy to: Allens

Level 28, Deutsche Bank Place

Corner of Hunter & Phillip Streets

Sydney NSW 2000

Australia

Attention: Vijay Cugati, Partner/Guy Alexander, Partner

Email: Vijay.Cugati@allens.com.au / Guy.Alexander@allens.com.au

Copy to: Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Paul L. Choi; Michael P. Heinz

Fax: (312) 853-7036

Email: pchoi@sidley.com; mheinz@sidley.com

(ii)                                 Iron Mountain Incorporated
One Federal Street

Boston, Massachusetts, 02110
Attention: Ernest W. Cloutier
email: ernest.cloutier@ironmountain.com

Copy to:  Minter Ellison

Governor Macquarie Tower, 1 Farrer Place

Sydney NSW 2000

Australia

Attention: Costas Condoleon
Fax: 61 2 9921 8174

Copy to:  Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello

Fax: 212-310-8007

(or as otherwise notified by that party to the other party from time to time);

(d)                                must be signed by the party making the communication or by a person duly authorised by that party;

(e)                                 must be delivered or sent by email to the email address, of the addressee, in accordance with clause 17.4(b); and

(f)                                  is regarded as received by the addressee:

(i)                                    if emailed, when a delivery confirmation report is received by the sender which records the time that the email was delivered to the addressee’s email address (unless the sender receives a delivery failure notification indicating that the email has not been delivered to the addressee), unless it is not a Business Day in the place of receipt, or is after 5pm on a Business Day in the place of receipt, when that communication will be regarded as received at 9am on the next Business Day in the place of receipt; and

(ii)                                 if delivered by hand, on delivery at the address of the addressee as provided in clause 17.4(b), unless delivery is not made on a Business Day, or after 5pm on a Business Day, when that communication will be regarded as received at 9am on the next Business Day.

17.5                       Governing law and jurisdiction

(a)                                This Deed is governed by the laws of New South Wales.

(b)                                Each party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales and courts competent to hear appeals from those courts.

17.6                       Waivers

(a)                                Failure to exercise or enforce, a delay in exercising or enforcing, or the partial exercise or enforcement of any right, power or remedy provided by law or under this Deed by any party does not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this Deed.

(b)                                Any waiver or consent given by any party under this Deed is only effective and binding on that party if it is given or confirmed in writing by that party.

(c)                                 No waiver of a breach of any term of this Deed operates as a waiver of another breach of that term or of a breach of any other term of this Deed.

17.7                       Variation

This Deed may only be varied by a document signed by or on behalf of each of the parties.

17.8                       Assignment

A party may not assign, novate, declare a trust over or otherwise transfer or deal with any of its rights or obligations under this Deed without the prior written consent of the other party.

17.9                       Third party beneficiary

(a)                                This Deed will inure to the benefit of (i) the Iron Mountain Indemnified Parties and the Recall Indemnified Parties, to the extent expressly set forth in clauses 6.3, 9.1, 9.2,10.1,10.2 and 13.7 and (ii) the existing Recall directors appointed to the Iron Mountain Board under clause 6.1, each of whom shall be an express, intended third party beneficiary of and shall be entitled to rely upon, and enforce the terms of, clause 6.1; and

(b)                                Recall receives and holds the benefit of Iron Mountain’s obligations under this Deed both for itself and as trustee for Recall Shareholders from time to time, such that Recall may recover damages against Iron Mountain for any breach of this Deed on its own behalf and on behalf of Recall Shareholders from time to time.

17.10                Further action

Each party will do all things and execute all further documents necessary to give full effect to this Deed.

17.11                Entire Agreement

This Deed supersedes all previous agreements, understandings, negotiations or deeds (other than the Confidentiality Agreement) in respect of its subject matter and embodies the entire Deed between the parties.  No other written instruments between the parties shall be considered binding and part of this Deed, including electronic correspondence, unless such additional written instruments are properly approved in writing by authorized Representatives of the parties and incorporated into this Deed as an amendment hereto.

17.12                Counterparts

(a)                                This Deed may be executed in any number of counterparts.

(b)                                All counterparts, taken together, constitute one instrument.

(c)                                 A party may execute this Deed by signing any counterpart.

Schedule 1

Iron Mountain Representations and Warranties

Iron Mountain represents and warrants to Recall (in its own right and separately as trustee or nominee for each of the other Recall Indemnified Parties) that, except as Fairly Disclosed in the Iron Mountain Disclosure Letter or in the Iron Mountain Reporting Documents prior to the date of this Deed:

(a)                                Validly existing: it is a validly existing corporation under the laws of the State of Delaware;

(b)                                Authority: the execution and delivery of this Deed has been properly authorised by all necessary corporate action of Iron Mountain;

(c)                                 Iron Mountain Sub: Iron Mountain Sub will be a wholly owned subsidiary of Iron Mountain;

(d)                                Power: it has full corporate power and lawful authority to execute, deliver and perform this Deed;

(e)                                 Deed binding: this Deed is a valid and binding obligation on Iron Mountain enforceable in accordance with its terms, subject to laws generally affecting creditors’ rights and principles of equity;

(f)                                  No default: this Deed does not (i) conflict with or result in the breach of or a default under Iron Mountain’s certificate of incorporation and bylaws or other constituent documents, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or (ii) give rise to any obligation of a member of the Iron Mountain Group to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any liens upon any of the properties or assets of any member of the Iron Mountain Group under any material term or provision of any material agreement or any Order, law, rule or regulation to which it or any member of the Iron Mountain Group is party or by which it or any such member is bound, except, in the case of the foregoing clause (ii), as would not reasonably be expected to have an Iron Mountain Material Adverse Change;

(g)                                 New Iron Mountain Shares: the New Iron Mountain Shares to be issued in accordance with clause 4 and the terms of the Scheme will be duly authorised and validly issued, fully paid and non-assessable and free of all security interests and third party rights and will rank equally with all other Iron Mountain Shares then on issue;

(h)                                Capital structure: Iron Mountain’s authorised share capital consists of 400,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which as of June 3, 2015, the shares of common stock listed in Schedule 4 were issued and outstanding and no shares of preferred stock were issued and outstanding. Except as set forth in the preceding sentence as of the date of this Deed, Iron Mountain has not issued any other securities, options or instruments which are still outstanding and may convert into Iron Mountain Shares other than as set out in Schedule 4.  As of the date of this Deed, no member of the Iron Mountain Group has any plans, commitments, agreements, arrangements, intentions or understandings, whether written or oral, with respect to a potential private placement or public offering of Iron Mountain Shares or any other potential Iron Mountain equity financing other than an Event Driven Equity Financing;

(i)                                    Continuous disclosure:  Iron Mountain has complied in all material respects with its continuous disclosure requirements under applicable United States securities laws and has not filed any confidential material change reports with any securities regulatory authorities and none of its disclosure documents publicly filed on EDGAR, as of the date of their respective filing, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to prevent the statement made from being false or misleading in the circumstances in which it was made;

(j)                                   Restrictions on business activities: there is no agreement or Order binding on Iron Mountain or any of its subsidiaries that has or would reasonably be likely to have the effect of materially prohibiting, materially restricting or materially impairing, after the Implementation Date, the business of the  Iron Mountain Group taken as a whole;

(k)                                Litigation: as of the date of this Deed:

(i)                                    there are no Actions commenced or pending or, to the knowledge of Iron Mountain, threatened against Iron Mountain or any of its subsidiaries, except as would not reasonably be expected to have an Iron Mountain Material Adverse Change; and

(ii)                                 neither Iron Mountain nor any of its subsidiaries nor the respective assets, properties or business of Iron Mountain or any of its subsidiaries is subject to any Order except as would not reasonably be expected to have an Iron Mountain Material Adverse Change;

(l)                                    Indebtedness: except as disclosed in the Iron Mountain Reporting Documents, as at the date of this Deed:

(i)                                    no Iron Mountain Group Member has incurred or agreed to incur any indebtedness material to the Iron Mountain Group taken as a whole under any bank facility or other similar material arrangement providing financial accommodation of any description (excluding usual terms of trade with customers and suppliers and excluding hedges, swaps and similar arrangements and excluding the proposed refinancing of Iron Mountain’s existing Credit Agreement); and

(ii)                                 other than the Transaction, no event has occurred which would entitle any person to require the repayment of any material borrowings of the Iron Mountain Group or require any material borrowings of the Iron Mountain Group to be repaid before their due date for any reason;

(m)                            Solvency: neither Iron Mountain nor any other material member of the Iron Mountain Group is subject to an Iron Mountain Insolvency Event (other than liquidations of non-operating subsidiaries of Iron Mountain or mergers of direct or indirect wholly owned subsidiaries of Iron Mountain in connection with internal entity reorganizations);

(n)                                Filings:

(i)                                    it has filed with the SEC all required material reports, schedules, prospectuses, forms, statements, notices and other documents required to be filed with the SEC (all of those documents being the Iron Mountain Reporting Documents) and it is not relying on exceptions under any listing rule or law to withhold any information from public disclosure;

(ii)                                 as of its date, each Iron Mountain Reporting Document complied in all material respects with the requirements of any applicable securities laws and regulations and policy statements under any such applicable law;

(iii)                              none of the Iron Mountain Reporting Documents as of the date of their respective filings contained an untrue statement of a material fact or omitted to state a material fact required to be stated in it or necessary to prevent the statement made from being false or misleading in the circumstances in which it has been made; and

(iv)                             the consolidated financial statements of Iron Mountain included in the Iron Mountain Reporting Documents comply as to form in all material respects with all law and accounting requirements applicable to the preparation of financial statements, give a true and fair view of the consolidated financial position of Iron Mountain, have been prepared in accordance with US GAAP at the relevant date and fairly present in all material respect the consolidated financial position of Iron Mountain as of the dates of the relevant financial statements and the consolidated results of its operations and cash flows for the periods then ended;

(o)                                No dealings with Recall Shareholders: neither it nor any of its Associates has any agreement, arrangement or understanding with any Recall Shareholder under which that Recall Shareholder (or an Associate of that Recall Shareholder) would be entitled to receive consideration for their Recall Shares different from the Scheme Consideration or under which the Recall Shareholder agrees to vote in favour of the Scheme or against any Recall Competing Transaction;

(p)                                No interests in Recall Shares: neither it nor any of its Associates have any relevant interest (as defined in the Corporations Act) in any Recall Shares;

(q)                                Sufficient Cash Reserves: by 8am on the Second Court Date, Iron Mountain will have available to it on an unconditional basis (other than conditions relating to the approval of the Court and other conditions within the control of Iron Mountain) sufficient cash reserves to satisfy Iron Mountain’s obligations to pay the cash component of the Scheme Consideration in accordance with its obligations under this Deed, the Scheme and the Deed Poll;

(r)                                   Taxes:

(i)                                    all income Tax Returns and all other material Tax Returns required to be filed by Iron Mountain and its subsidiaries, have been timely filed;

(ii)                                 all such Tax Returns are or will be true, complete and correct in all material respects;

(iii)                              all Taxes shown as due and payable on such Tax Returns, and all material amounts of Taxes (whether or not reflected on such Tax Returns) required to have been paid by Iron Mountain and its subsidiaries have been paid or appropriate reserves have been recorded in the financial statements of Iron Mountain;

(iv)                             Neither Iron Mountain nor any of its subsidiaries (i) is currently the subject of a material Tax audit or examination or other administrative or judicial proceeding arising therefrom, and to Iron Mountain’s knowledge, no such audit, examination or proceeding is threatened or contemplated, or (ii) has received from any taxing authority any written notice of a material proposed adjustment, deficiency or underpayment of Taxes which has not been satisfied by payment or been withdrawn;

(v)                                Iron Mountain and its subsidiaries have duly and timely withheld all material amounts of Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority; and

(vi)                             Iron Mountain’s assets, income and manner of operations in 2014 enable Iron Mountain to validly elect, effective as of January 1, 2014, to be treated as a real estate investment trust within the meaning of Section 856 of the Code, and, as of the date hereof, Iron Mountain intends to make such election;

(s)                                  No Undisclosed Liabilities: no, member of the Iron Mountain Group has any indebtedness or liabilities required under US GAAP to be reflected on a balance sheet or the notes thereto, other than those (i) specifically reflected in, fully reserved against or otherwise described in the Iron Mountain Reporting Documents or the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since such date, (iii) incurred under this Deed or in connection with the Transactions, or (iv) that would not reasonably be expected to have an Iron Mountain Material Adverse Change.

(t)                                   No Iron Mountain Material Adverse Change or Iron Mountain Prescribed Occurrence: since 31 December 2014 through the date of this Deed, there has not been an Iron Mountain Material Adverse Change or Iron Mountain Prescribed Occurrence and no Iron Mountain Material Adverse Change or Iron Mountain Prescribed Occurrence has been discovered, and the Iron Mountain Group has conducted its business in the ordinary and usual course of business consistent with past practice.

(u)                                Compliance with law: each member of the Iron Mountain Group is, and at all times in the three years prior to the date of this Deed has been, in compliance with all laws applicable to its business, operations or assets, including all laws with respect to privacy, data protection, export and the collection and use of personal information, anti-spam and similar consumer protection laws, except as would not reasonably be expected to have an Iron Mountain Material Adverse Change.  As of the date of this Deed, no member of the Iron Mountain Group has received any written or, to Iron Mountain’s knowledge, other notice of or been charged with the violation of any laws, except as would not reasonably be expected to have an Iron Mountain Material Adverse Change. As of the date of this Deed, to Iron Mountain’s knowledge, no member of the Iron Mountain Group is under investigation with respect to the violation of any laws and, to Iron Mountain’s knowledge, no member of the Iron Mountain Group has received any written notice or communication of any such violation that has not been cured as of the date of this Deed, except as would not reasonably be expected to have an Iron Mountain Material Adverse Change.

(v)                                Permits: except as would not reasonably be expected to have an Iron Mountain Material Adverse Change, the Iron Mountain Group holds all material licenses, franchises, permits, certificates, approvals or other similar authorizations issued by applicable Governmental Agencies necessary for the lawful conduct of its businesses as presently conducted as of the date of this Deed, and, to Iron Mountain’s knowledge, such licenses, franchises, permits, certificates, approvals or other similar authorizations are valid and in full force and effect, no member of the Iron Mountain Group is in default thereunder, and none of such licenses, franchises, permits, certificates, approvals or other similar authorizations will be terminated or materially adversely modified pursuant to their terms or applicable law as a result of the Transactions.

(w)                              Intellectual property: the Iron Mountain Group owns all right, title and interest in all material registrations and applications for intellectual property owned or purported to be owned by the Iron Mountain Group, and is the sole and exclusive owner of, or has valid and continuing rights to use, all other intellectual property and technology used in the conduct of the business of the Iron Mountain Group as currently conducted as of the date of this Deed and as proposed by the Iron Mountain Group as of the date of this Deed to be conducted in the future. The Iron Mountain Group’s material intellectual property rights are valid, enforceable and subsisting. The intellectual property and technology rights of the Iron Mountain Group are free and clear of all liens and include all of the material intellectual property and technology rights necessary and sufficient to enable Iron Mountain to conduct the business of the Iron Mountain Group as currently being conducted as of the date of this Deed and as proposed by the Iron Mountain Group as of the date of this Deed to be conducted in the future. To Iron Mountain’s knowledge, the business of the Iron Mountain Group as currently conducted does not materially infringe, constitute an unauthorized use of, misappropriate or otherwise materially violate any intellectual property or other similar right of any person. No member of the Iron Mountain Group is the subject of any pending or, to Iron Mountain’s knowledge, threatened in writing legal proceedings which involve a material claim of the foregoing or challenge the ownership, use, validity or enforceability of any material intellectual property owned, purported to be owned or exclusively licensed by any member of the Iron Mountain Group. The Iron Mountain Group has taken reasonably adequate security measures to protect the secrecy, confidentiality and value of all material trade secrets and any other material non-public, proprietary information, which measures are commercially reasonable in the industry in which the Iron Mountain Group operates.

(x)                                Asset control: except for those matters that have not had or would not reasonably be expected to have an Iron Mountain Material Adverse Change, all the material tangible assets listed in the Iron Mountain Reporting Documents are (i) fully paid for, (ii) either the absolute property of a member of the Iron Mountain Group free and clear of all material encumbrances or used by an Iron Mountain Group Member under a contract under which it is entitled to use the assets on the terms and conditions of such contract, (iii) not the subject of a security interest (as defined in the Personal Property Securities Act 2009 (Cth)) which has been perfected by the secured party possessing or controlling the personal property, (iv) not the subject of any lease or hire purchase agreement or agreement for purchase on deferred terms, other than in the ordinary course of business, (v) in the possession of an Iron Mountain Group Member, its agent or nominee, or (vi) not the subject of any agreements or arrangements to dispose or not to dispose or that otherwise restrict their use or disposal, except as provided for, or taken into account in the preparation of, the Iron Mountain Reporting Documents;

(y)                                Contracts: except as would not reasonably be expected to have an Iron Mountain Material Adverse Change, each of the material contracts to which a member of the Iron Mountain Group is party as of the date hereof (i) is in full force and effect and is the legal, valid and binding obligation of such member of the Iron Mountain Group and, to the knowledge of Iron Mountain, the other parties thereto, (ii) is enforceable against a member of the Iron Mountain Group and, to the knowledge of Iron Mountain, the other parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles and, (iii) upon consummation of the transactions contemplated by this Deed, shall continue in full force and effect. No member of the Iron Mountain Group is in default under any material contract to which it is a party, and, to the knowledge of Iron Mountain, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by a member of the Iron Mountain Group or, to the knowledge of Iron Mountain, any other party thereunder, except as would not reasonably be expected to have an Iron Mountain Material Adverse Change. As of the date of this Deed, no party to any of the material contracts to which a member of the Iron Mountain Group is party has exercised any termination rights with respect thereto, except as would not reasonably be expected to have an Iron Mountain Material Adverse Change;

(z)                                 Customers and suppliers: since 31 December 2014 through the date of this Deed, (A) none of the top 25 customers by revenue for calendar year 2014 (each an IRM Key Customer) or top 5 suppliers by purchases for calendar year 2014 (each an IRM Key Supplier) of the Iron Mountain Group has terminated (or has notified a member of the Iron Mountain Group in writing of its intention to terminate) its relationship with a member of the Iron Mountain Group, (B) none of the IRM Key Customers has materially reduced the pricing terms of its business with the Iron Mountain Group (or has notified a member of the Iron Mountain Group in writing of its intention to materially reduce the pricing terms of its business with the Iron Mountain Group), and (C) none of the IRM Key Suppliers has materially increased the pricing terms of its business with the Iron Mountain Group (or has notified a member of the Iron Mountain Group in writing of its intention to materially increase the pricing terms of its business with the Iron Mountain Group);

(aa)                         Leases: except as would not reasonably be expected to have an Iron Mountain Material Adverse Change, as of the date hereof, each member of the Iron Mountain Group has valid, binding and enforceable leasehold interests under each material real property lease, free and clear of all liens. Each of the material real property leases of the members of the Iron Mountain Group is in full force and effect, except where the failure to be in effect would not be an Iron Mountain Material Adverse Change. No member of the Iron Mountain Group is in default under any material real property lease, and, to the knowledge of Iron Mountain, no event has occurred and no circumstance exists which, if not remedied by a member of the Iron Mountain Group, as the case may be, and whether with or without notice or the passage of time or both, would result in such a default, except as would not reasonably be expected to have an Iron Mountain Material Adverse Change. As of the date of this Deed, no member of the Iron Mountain Group has received any written notice, or given any written notice, of any material default or event that with notice or lapse of time, or both, would constitute a default by a member of the Iron Mountain Group under a material real property lease to which a member of the Iron Mountain Group is a party, and no party to any material real property lease to which a member of the Iron Mountain Group is party has exercised any termination rights with respect thereto, except, in each case, where such default or defaults would not reasonably be expected to have an Iron Mountain Material Adverse Change;

(bb)                         Environmental: except as would not reasonably be expected to have an Iron Mountain Material Adverse Change, there is no contamination affecting any of the real property occupied by Iron Mountain Group Members that would reasonably be likely to, give rise to any material liability for any Iron Mountain Group Member under or arising from any act or omission of an Iron Mountain Group Member that is a breach of or inconsistent with its obligations under, any statute or common law relating to the environment and, to Iron Mountain’s knowledge, no contamination exists on any of the real properties occupied by Iron Mountain Group Members and no contamination has migrated from any real properties operated by Iron Mountain Group Member that would reasonably be likely to give rise to any material liability for any Iron Mountain Group Member;

(cc)                           Employees: each Iron Mountain Group Member materially complies with all obligations under employment and industrial laws, employment contracts, industrial agreements and awards and with all codes of conduct and practice relevant to conditions of service and to the relations between it and the employees employed by it, except as would not reasonably be expected to have an Iron Mountain Material Adverse Change. No Iron Mountain Group Member is a party to any workplace agreement with a trade union or industrial organisation, group of employees or individual employees in respect of the employees of the Iron Mountain Group and their employment and no industrial awards or workplace agreements apply to any employees of an Iron Mountain Group Member. As of the date of this Deed, no Iron Mountain Group Member has been involved in any material employment or industrial law-related proceedings or material dispute with any union or employee at any time within the 6 months preceding the date of this Deed that would reasonably be likely to give rise to any material liability for any Iron Mountain Group Member and Iron Mountain has no knowledge of any circumstances that would reasonably be likely to give rise to any such industrial dispute or negotiation. No Iron Mountain Group Member is a party to any written employment or service agreement with any executive officer of Iron Mountain other than those agreements identified in the Iron Mountain Disclosure Letter;

(dd)                         Employee benefit plans: Iron Mountain has made available to Recall a true and complete copy of each material written employee benefit plan as of the date of this Deed, including any change in control, severance, transaction, sale bonus and individual employment agreement, of the Iron Mountain Group (collectively, the Plans), and each such Plan has been maintained in compliance with its terms in all material respects and in compliance in all material respects with all applicable laws, except where such non-compliance would not reasonably be expected to have an Iron Mountain Material Adverse Change. As of the date of this Deed, there are no pending or, to the knowledge of Iron Mountain, threatened in writing material claims by or on behalf of any employee benefit plan, by any employee or former employee or beneficiary covered under any such employee benefit plan, or otherwise involving any such employee benefit plan (except for routine claims for benefits). No Plan is a defined benefit pension plan and none of the Iron Mountain Group contributes to a Plan that is a defined benefit “multiemployer plan” (as defined in Section 3(37) of the United States Employee Retirement Income Security Act of 1974, as amended (ERISA). Except as contemplated by this Deed, neither the execution and delivery of this Deed nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event(s), shall (i) entitle any current or former employee, officer, manager, individual independent contractor, director, member of the Iron Mountain Group or any of its Affiliates to material severance pay, unemployment compensation or any other similar material payment, (ii) accelerate in any material respect the time of payment or vesting, or increase in any material respect the amount of compensation due any such employee, officer, manager, individual independent contractor or director, or (iii) result in any material liability on the part of any member of the Iron Mountain Group or any of its Affiliates.

(ee)                           Workers compensation: each Iron Mountain Group Member (i) has workers compensation insurance in place where required by applicable law, has timely paid its workers compensation insurance and has not, outside the ordinary course of business, experienced a material increase in its workers compensation insurance premium over the 3 year period prior to the date of this Deed and (ii) has not been subject to an external audit by the Workers Compensation Insurance Authority in the 3 year period prior to the date of this Deed, except, in each case, as would not reasonably be expected to have an Iron Mountain Material Adverse Change;

(ff)                             Certain payments: during the three year period prior to the date of this Deed, no member of the Iron Mountain Group or, to Iron Mountain’s knowledge, any of its respective officers, directors, employees, agents or representatives has, directly or indirectly, in connection with the business of the Iron Mountain Group: (i) made, offered or promised to make or offer any unlawful payment, loan or transfer of anything of value to or for the benefit of any government official, candidate for public office, political party or political campaign; (ii) paid, offered or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (iii) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) created or caused the creation of any false or inaccurate books and records of the Iron Mountain Group or any of its members related to any of the foregoing; or (vi) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§78dd-1, et seq., the UK Bribery Act of 2010, or any other applicable anti-corruption or anti-bribery law;

(gg)                           Insurance: except as would not reasonably be expected to have an Iron Mountain Material Adverse Change: (i) each member of the Iron Mountain Group maintains insurance in such amounts and against accident, physical loss or damage, third party liability (including general liability and professional negligence) and all other normal risks incident to the operation of the business of the Iron Mountain Group in accordance with industry practices or as required by law (Insurance), (ii) each Insurance is currently in full force and effect and all applicable premiums have been paid, (iii) so far as Iron Mountain is aware, nothing has been done or omitted to be done which would make any Insurance void or voidable or which would permit an insurer to cancel the policy (iv) the Iron Mountain Group is in compliance in all material respects with all current insurance policies covering the Iron Mountain Group, and (v) as of the date of this Deed, no written notice of cancellation, termination or revocation of an insurance policy has been received by a member of the Iron Mountain Group that remains outstanding;

(hh)                         Information technology: the information technology and telecommunications systems, hardware and software owned or used by the Iron Mountain Group Members in the conduct of their business (Systems) as at the date of this Deed comprise all the material information technology and telecommunications systems, hardware and software reasonably necessary for the conduct of the Iron Mountain Group’s business.  All material Systems and software comprised in the Systems are either owned or validly licensed for use by, and are under the control of, an Iron Mountain Group Member.

(ii)                                 Finders’ fees: no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Deed based upon arrangements made by or on behalf of any member of the Iron Mountain Group.

(jj)                               Opinion of Financial Advisor: The Iron Mountain Board has received the opinion of Goldman, Sachs & Co., to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the (i) (A) 0.1722 of a New Iron Mountain Share or the 0.1722 of a New Iron Mountain CDI and (B) the Australian dollar equivalent of US$0.50, and (ii) the Australian dollar equivalent of US$0.50 and the $8.50 (less the Australian dollar equivalent of US$0.50) in cash, taken in the aggregate, to be paid by Iron Mountain Sub for the Recall Shares pursuant to this Deed is fair from a financial point of view to Iron Mountain

Schedule 2

Recall Representations and Warranties

Recall represents and warrants to Iron Mountain (in its own right and separately as trustee or nominee for each of the other Iron Mountain Indemnified Parties) that, except as Fairly Disclosed in the Recall Disclosure Letter or in the Recall Reporting Documents prior to the date of this Deed:

(a)                                Validly existing: it is a validly existing corporation registered under the laws of its place of incorporation;

(b)                                Authority: the execution and delivery of this Deed has been properly authorised by all necessary corporate action of Recall;

(c)                                 Power: it has full corporate power and lawful authority to execute, deliver and perform this Deed;

(d)                                Deed binding: this Deed is a valid and binding obligation on Recall enforceable in accordance with its terms, subject to laws generally affecting creditors’ rights and principles of equity;

(e)                                 No default: the Transaction does not (i) conflict with or result in the breach of or a default under the Recall Constitution or other constituent documents, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or (ii) give rise to any obligation of a member of the Recall Group to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any liens upon any of the properties or assets of any member of the Recall Group under any material term or provision of any material agreement or any Order, law, rule or regulation to which it or any member of the Recall Group is party or by which it or any such member is bound, except, in the case of the foregoing clause (ii), as would not reasonably be expected to have a Recall Material Adverse Change;

(f)                                  Capital structure: Recall’s capital structure, including all issued securities as of June 5, 2015, is as set out in Schedule 5 and it has not issued or agreed to issue any other securities, options, warrants, rights or instruments which are still outstanding and may convert into Recall Shares other than as set out in Schedule 5. Except as set forth in the preceding sentence, as of June 5, 2015, Recall has not issued any other securities, options or instruments which are still outstanding and may convert into Recall Shares other than as set out in Schedule 5;

(g)                                 Continuous disclosure: Recall has complied in all material respects with its continuous disclosure obligations under ASX Listing Rule 3.1 and, other than in relation to this Transaction, it is not relying on the carve-out in Listing Rule 3.1 to withhold any material information from public disclosure;

(h)                                Restrictions on business activities: there is no agreement or Order binding on Recall or any of its subsidiaries that has or would reasonably be likely to have the effect of materially prohibiting, materially restricting or materially impairing after the Implementation Date any business of the Recall Group;

(i)                                    Litigation: as of the date of this Deed:

(i)            there are no Actions commenced or pending or, to the knowledge of Recall, threatened against Recall or any of its subsidiaries, except as would not reasonably be expected to have a Recall Material Adverse Change; and

(ii)           neither Recall nor any of its subsidiaries nor the respective assets, properties or business of Recall or any of its subsidiaries is subject to any Order except as would not reasonably be expected to have a Recall Material Adverse Change;

(j)                                   Indebtedness: as at the date of this Deed:

(i)                                    no Recall Group Member has incurred or agreed to incur any indebtedness material to the Recall Group as a whole under any bank facility or other similar material arrangement providing financial accommodation of any description (excluding usual terms of trade with customers and suppliers and excluding hedges, swaps and similar arrangements and excluding any such indebtedness, arrangement or financial accommodation (irrespective of what form that accommodation takes) to or among members of the Recall Group); and

(ii)                                 other than the Transaction, no event has occurred which would entitle any person to require the repayment of any material borrowings of the Recall Group or require any material borrowings of the Recall Group to be repaid before their due date for any reason;

(k)                                Solvency: neither Recall nor any other material member of the Recall Group is subject to an Insolvency Event;

(l)                                    Filings:

(i)            it has filed with ASIC and the ASX all required material reports, schedules, prospectuses, forms, statements, notices and other documents required to be filed with ASIC and the ASX, including any notices required to be filed by Listing Rule 3.1 (all of those documents being the Recall Reporting Documents);

(ii)           as of its date, each Recall Reporting Document complied in all material respects with the requirements of the Corporations Act and the Listing Rules and all rules, regulations and policy statements under the Corporations Act and the Listing Rules;

(iii)          none of the Recall Reporting Documents as of the date of their respective filings contained an untrue statement of a material fact or omitted to state a material fact required to be stated in it or necessary to prevent the statement made from being false or misleading in the circumstances in which it has been made; and

(iv)          the consolidated financial statements of Recall included in the Recall Reporting Documents comply as to form in all material respects with the Corporations Act and all applicable accounting requirements applicable to the preparation of financial statements give a true and fair view of the consolidated financial position of Recall, have been prepared in accordance with AIFRS as applicable at the relevant date and fairly present in all material respect the consolidated financial position of Recall as of the dates of the relevant financial statements and the consolidated results of its operations and cash flows for the periods then ended;

(m)                            Taxes:

(i)            all income Tax Returns and all other material Tax Returns required to be filed by Recall and its subsidiaries, have been timely filed;

(ii)           all such Tax Returns are or will be true, complete and correct in all material respects;

(iii)          all Taxes shown as due and payable on such Tax Returns, and all material amounts of Taxes (whether or not reflected on such Tax Returns) required to have been paid by Recall and its subsidiaries have been paid or appropriate reserves have been recorded in the financial statements of Recall;

(iv)          Neither Recall nor any of its subsidiaries (i) is currently the subject of a material Tax audit or examination or other administrative or judicial proceeding arising therefrom, and to Recall’s knowledge, no such audit, examination or proceeding is threatened or contemplated, or (ii) has received from any taxing authority any written notice of a material proposed adjustment, deficiency or underpayment of Taxes which has not been satisfied by payment or been withdrawn;

(v)                                Recall and its subsidiaries have duly and timely withheld all material amounts of Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority; and

(vi)                             no subsidiary of Recall has made an election under Treasury Regulations Section 301.7701-3 during the period subsequent to the consummation of the demerger contemplated by the Demerger Deed until the date hereof.

(n)                                No Undisclosed Liabilities: no member of the Recall Group has any indebtedness or liabilities required under generally accepted Australian accounting principles or US GAAP to be reflected on a balance sheet or the notes thereto, other than those (i) specifically reflected in, fully reserved against or otherwise described in the Recall Reporting Documents or the notes thereto, (ii) incurred in the ordinary course of business consistent with past practice since such date, (iii) incurred under this Deed or in connection with the Transactions, or (iv) that would not reasonably be expected to have Recall Material Adverse Change.

(o)                                No Recall Material Adverse Change or Recall Prescribed Occurrence: since 31 December 2014 through the date of this Deed, there has not been a Recall Material Adverse Change or Recall Prescribed Occurrence and no Recall Material Adverse Change or Recall Prescribed Occurrence has been discovered, and the Recall Group has conducted its business in the ordinary and usual course of business consistent with past practice.  Since 31 December 2014 through the date of this Deed, the Recall Group has not taken any action that, if taken from the date of this Deed through 8am on the Second Court Date, would constitute a breach of clause 7.1.

(p)                                Compliance with law: each member of the Recall Group is, and at all times in the three years prior to the date of this Deed has been, in compliance with all laws applicable to its business, operations or assets, including all laws with respect to privacy, data protection, export and the collection and use of personal information, anti-spam and similar consumer protection laws, except as would not reasonably be expected to have a Recall Material Adverse Change.  As of the date of this Deed, no member of the Recall Group has received any written or, to Recall’s knowledge, other notice of or been charged with the violation of any laws, except as would not reasonably be expected to have a Recall Material Adverse Change. As of the date of this Deed, to Recall’s knowledge, no member of the Recall Group is under investigation with respect to the violation of any laws and, to Recall’s knowledge, no member of the Recall Group has received any written notice or communication of any such violation that has not been cured as of the date of this Deed, except as would not reasonably be expected to have a Recall Material Adverse Change.

(q)                                Permits: except as would not reasonably be expected to have a Recall Material Adverse Change, the Recall Group holds all material licenses, franchises, permits, certificates, approvals or other similar authorizations issued by applicable Governmental Agencies necessary for the lawful conduct of its businesses as presently conducted as of the date of this Deed, and, to Recall’s knowledge, such licenses, franchises, permits, certificates, approvals or other similar authorizations are valid and in full force and effect, no member of the Recall Group is in default thereunder, and none of such licenses, franchises, permits, certificates, approvals or other similar authorizations will be terminated or materially adversely modified pursuant to their terms or applicable law as a result of the Transactions.

(r)                                   Intellectual property: the Recall Group owns all right, title and interest in all registrations and applications for material intellectual property owned or purported to be owned by the Recall Group, and is the sole and exclusive owner of, or has valid and continuing rights to use, all other intellectual property and technology used in the conduct of the business of the Recall Group as currently conducted as of the date of this Deed and as proposed by the Recall Group as of the date of this Deed to be conducted in the future. The Recall Group’s material intellectual property rights are valid, enforceable and subsisting. The intellectual property and technology rights of the Recall Group are free and clear of all liens and include all of the material intellectual property and technology rights necessary and sufficient to enable Recall to conduct the business of the Recall Group as currently being conducted as of the date of this Deed and as proposed by the Recall Group as of the date of this Deed to be conducted in the future. To Recall’s knowledge, the business of the Recall Group as currently conducted as of the date of this Deed does not infringe, constitute an unauthorized use of, misappropriate or otherwise violate any material intellectual property or other similar right of any person, except as would not reasonably be expected to have a Recall Material Adverse Change. As of the date of this Deed, no member of the Recall Group is the subject of any pending or, to Recall’s knowledge, threatened in writing legal proceedings which involve a material claim of the foregoing or challenge the ownership, use, validity or enforceability of any material intellectual property owned, purported to be owned or exclusively licensed by any member of the Recall Group. The Recall Group has taken reasonably adequate security measures to protect the secrecy, confidentiality and value of all material trade secrets and any material other non-public, proprietary information, which measures are commercially reasonable in the industry in which the Recall Group operates.

(s)                                  Asset control: except for those matters that have not had or would not reasonably be expected to have a Recall Material Adverse Change, all the material tangible assets listed in the Recall Reporting Documents are (i) fully paid for, (ii) either the absolute property of a member of the Recall Group free and clear of all material encumbrances or used by a Recall Group Member under a contract under which it is entitled to use the assets on the terms and conditions of such contract, (iii) except as disclosed in the Recall Disclosure Letter, not the subject of a security interest (as defined in the Personal Property Securities Act 2009 (Cth)) which has been perfected by the secured party possessing or controlling the personal property, (iv) not the subject of any lease or hire purchase agreement or agreement for purchase on deferred terms, other than in the ordinary course of business, (v) in the possession of a Recall Group Member, its agent or nominee, or (vi) not the subject of any agreements or arrangements to dispose or not to dispose or that otherwise restrict their use or disposal, except as provided for, or taken into account in the preparation of, the Recall Reporting Documents;

(t)                                   Contracts: except as would not reasonably be expected to have a Recall Material Adverse Change, each of the material contracts to which a member of the Recall Group is party as of the date hereof (i) is in full force and effect and is the legal, valid and binding obligation of such member of the Recall Group and, to the knowledge of Recall, the other parties thereto, (ii) is enforceable against a member of the Recall Group and, to the knowledge of Recall, the other parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles, and (iii) upon consummation of the Transaction, shall continue in full force and effect. No member of the Recall Group is in default under any material contract to which it is a party, and, to the knowledge of Recall, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by a member of the Recall Group or, to the knowledge of Recall, any other party thereunder, except as would not reasonably be expected to have a Recall Material Adverse Change. As of the date of this Deed, no party to any of the material contracts to which a member of the Recall Group is party has exercised any termination rights with respect thereto, except as would not reasonably be expected to have a Recall Material Adverse Change;

(u)                                Customers and suppliers: since 30 June 2014 through the date of this Deed, (A) none of the top 25 customers by revenue for calendar year 2014 (each an Recall Key Customer) or top 5 suppliers by purchases for calendar year 2014 (each an Recall Key Supplier) of the Recall Group as identified in the Recall Disclosure Letter has terminated (or has notified a member of the Recall Group in writing of its intention to terminate) its relationship with a member of the Recall Group, (B) none of the Recall Key Customers has materially reduced the pricing terms of its business with the Recall Group (or has notified a member of the Recall Group in writing of its intention to materially reduce the pricing terms of its business with the Recall Group), and (C) none of the Recall Key Suppliers has materially increased the pricing terms of its business with the Recall Group (or has notified a member of the Recall Group in writing of its intention to materially increase the pricing terms of its business with the Recall Group);

(v)                                Leases: except as would not reasonably be expected to have a Recall Material Adverse Change, as of the date hereof, each member of the Recall Group has valid, binding and enforceable leasehold interests under each material real property lease, free and clear of all liens. Each of the material real property leases of the members of the Recall Group is in full force and effect, except where the failure to be in effect would not be a Recall Material Adverse Change. No member of the Recall Group is in default under any material real property lease, and, to the knowledge of Recall, no event has occurred and no circumstance exists which, if not remedied by a member of the Recall Group, as the case may be, and whether with or without notice or the passage of time or both, would result in such a default, except as would not reasonably be expected to have a Recall Material Adverse Change. As of the date of this Deed, no member of the Recall Group has received any written notice, or given any written notice, of any material default or event that with notice or lapse of time, or both, would constitute a default by a member of the Recall Group under a material real property lease to which a member of the Recall Group is a party, and no party to any material real property lease to which a member of the Recall Group is party has exercised any termination rights with respect thereto, except, in each case, where such default or defaults would not reasonably be expected to have a Recall Material Adverse Change;

(w)                              Environmental: except as would not reasonably be expected to have a Recall Material Adverse Change, there is no contamination affecting any of the real property occupied by Recall Group Members that would reasonably be likely to, give rise to any material liability for any Recall Group Member under or arising from any act or omission of a Recall Group Member that is a breach of or inconsistent with its obligations under, any statute or common law relating to the environment and, to Recall’s knowledge, no contamination exists on any of the real properties occupied by Recall Group Members and no contamination has migrated from any real properties operated by Recall Group Member that would reasonably be likely to give rise to any material liability for any Recall Group Member;

(x)                                Employees: each Recall Group Member materially complies with all obligations under employment and industrial laws, employment contracts, industrial agreements and awards and with all codes of conduct and practice relevant to conditions of service and to the relations between it and the employees employed by it, except as would not reasonably be expected to have a Recall Material Adverse Change. No Recall Group Member is a party to any workplace agreement with a trade union or industrial organisation, group of employees or individual employees in respect of the employees of the Recall Group and their employment and no industrial awards or workplace agreements apply to any employees of a Recall Group Member. As of the date of this Deed, no Recall Group Member has been involved in any material employment or industrial law-related proceedings or material dispute with any union or employee at any time within the 6 months preceding the date of this Deed that would reasonably be likely to give rise to any material liability for any Recall Group Member and Recall has no knowledge of any circumstances that would reasonably be likely to give rise to any such industrial dispute or negotiation. No Recall Group Member is a party to any written employment or service agreement with any officer other than those agreements identified in the Recall Disclosure Letter;

(y)                                Employee benefit plans: Recall has made available to Iron Mountain a true and complete copy of each material written employee benefit plan as of the date of this Deed, including any change in control, severance, transaction, sale bonus and individual employment agreement, of the Recall Group (collectively, the Plans), and each such Plan has been maintained in compliance with its terms in all material respects and in compliance in all material respects with all applicable laws, except where such non-compliance would not reasonably be expected to have a Recall Material Adverse Change. As of the date of this Deed, there are no pending or, to the knowledge of Recall, threatened in writing material claims by or on behalf of any employee benefit plan, by any employee or former employee or beneficiary covered under any such employee benefit plan, or otherwise involving any such employee benefit plan (except for routine claims for benefits). No Plan is a defined benefit pension plan and none of the Recall Group contributes to a Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA). Except as contemplated by this Deed, neither the execution and delivery of this Deed nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event(s), shall (i) entitle any current or former employee, officer, manager, individual independent contractor, director, member of the Recall Group or any of its Affiliates to material severance pay, unemployment compensation or any other similar material payment, (ii) accelerate in any material respect the time of payment or vesting, or increase in any material respect the amount of compensation due any such employee, officer, manager, individual independent contractor or director, or (iii) result in any material liability on the part of any member of the Recall Group or any of its Affiliates.  Neither the execution and delivery of this Deed nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event(s), shall give rise to any tax gross-up payment from the Recall Group or any of its Affiliates to any person as a result of the imposition of additional taxes under Section 4999 of the Code;

(z)                                 Workers compensation: each Recall Group Member (i) has workers compensation insurance in place where required by applicable law, has timely paid its workers compensation insurance and has not, outside the ordinary course of business, experienced a material increase in its workers compensation insurance premium over the 3 year period prior to the date of this Deed and (ii) has not been subject to an external audit by the Workers Compensation Insurance Authority in the 3 year period prior to the date of this Deed, except, in each case, as would not reasonably be expected to have a Recall Material Adverse Change;

(aa)                         Certain payments: for the three year period prior to the date of this Deed, no member of the Recall Group or, to Recall’s knowledge, any of its respective officers, directors, employees, agents or representatives has, directly or indirectly, in connection with the business of the Recall Group: (i) made, offered or promised to make or offer any unlawful payment, loan or transfer of anything of value to or for the benefit of any government official, candidate for public office, political party or political campaign; (ii) paid, offered or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (iii) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) created or caused the creation of any false or inaccurate books and records of the Recall Group or any of its members related to any of the foregoing; or (vi) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§78dd-1, et seq., the UK Bribery Act of 2010, or any other applicable anti-corruption or anti-bribery law;

(bb)                         Insurance: except as would not reasonably be expected to have a Recall Material Adverse Change: (i) each member of the Recall Group maintains insurance in such amounts and against accident, physical loss or damage, third party liability (including general liability and professional negligence) and all other normal risks incident to the operation of the business of the Recall Group in accordance with industry practices or as required by law (Insurance), (ii) each Insurance is currently in full force and effect and all applicable premiums have been paid, (iii) so far as Recall is aware, nothing has been done or omitted to be done which would make any Insurance void or voidable or which would permit an insurer to cancel the policy (iv) the Recall Group is in compliance in all material respects with all current insurance policies covering the Recall Group, and (v) as of the date of this Deed, no written notice of cancellation, termination or revocation of an insurance policy has been received by a member of the Recall Group that remains outstanding;

(cc)                           Information technology: the information technology and telecommunications systems, hardware and software owned or used by the Recall Group Members in the conduct of their business (Systems) as at the date of this Deed comprise all the material information technology and telecommunications systems, hardware and software reasonably necessary for the conduct of the Recall Group’s business.  All material Systems and software comprised in the Systems are either owned or validly licensed for use by, and are under the control of, a Recall Group Member.

(dd)                         Finders’ fees: no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Deed based upon arrangements made by or on behalf of any member of the Recall Group.

Schedule 3

Competition Approvals

1                                        Australia

2                                        United Kingdom

3                                        United States

Schedule 4

Iron Mountain details

Security	Total number on issue
Iron Mountain Shares	210,669,163.50

Grant Type	QTY - Vested	QTY - Unvested	QTY - Outstanding
Performance Units	—	451,319	451,319
Restricted Stock Units	—	1,367,753	1,367,753
Stock Options	2,745,604	1,263,830	4,009,434

Schedule 5

Recall details

Recall
Security	Total number on issue as of June 5, 2015
Recall Shares	313,674,711
Recall Performance Rights	7,094,336, with various vesting and expiry dates, of which 2,193,598 are Recall Retention Rights.
Recall Retention Rights	2,193,598

Schedule 6

Employee and Benefit Matters

(a)                                For each employee of the Recall Group immediately prior to the Implementation Date who continues to be employed from and after the Implementation Date (a Continuing Employee), for the period from the Implementation Date and ending on the first anniversary of the Implementation Date (or, if earlier, the date of such Continuing Employee’s termination of employment with the Recall Group), the Iron Mountain Group must provide:

(i)            base salary, wages and commission opportunities to each Continuing Employee at a rate that is no less favourable than the rate of base salary, wages or commission opportunities provided to such Continuing Employee immediately prior to the Implementation Date;

(ii)           participation in an annual bonus program to each Continuing Employee that is not less favourable than the annual bonus opportunity provided to such Continuing Employee immediately prior to the Implementation Date;

(iii)          severance benefits to each Continuing Employee that are no less favourable than the severance benefits provided to such Continuing Employee immediately prior to the Implementation Date; and

(iv)          other compensation and benefits (including paid-time off) to each Continuing Employee that are substantially comparable, in the aggregate, to the other compensation and benefits provided to such Continuing Employee immediately prior to the Implementation Date (excluding any retention arrangements implemented in connection with the transactions contemplated by this Deed or on or after the date of this Deed and any equity or equity-based compensation).

(b)                                Without limiting the generality of clause (a) above, from and after the Implementation Date, the Iron Mountain Group must assume, honour and continue all of the Recall Group’s employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Recall Group and any Continuing Employee), in each case in accordance with their terms as in effect immediately prior to the Implementation Date, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Deed (either alone or in combination with any other event).

(c)                                 For all purposes (including for purposes of determining eligibility to participate, level of benefits, vesting, and benefit accruals) under any employee benefit plan, program, policy or arrangement maintained by the Iron Mountain Group, including any vacation, paid time off and severance plans, each Continuing Employee’s service with or otherwise credited by the Recall Group shall be treated as service with the Iron Mountain Group; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits or for purposes of benefit accruals under any defined benefit pension plan.

(d)                                The Iron Mountain Group must waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by the Iron Mountain Group in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Implementation Date, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan maintained by the Recall Group (a Company Benefit Plan) immediately prior to the Implementation Date. To the extent permitted by applicable Law, the Iron Mountain Group shall recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Implementation Date occurs for purposes of satisfying such year’s deductible, co-payment and out-of-pocket maximum limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Implementation Date.

(e)                                 Prior to the Implementation Date, the Recall Group may implement a retention plan (the Retention Plan) for the benefit of the Recall Group and Continuing Employees, the terms of which are disclosed in the Recall Disclosure Letter.

(f)                                  This Schedule 6 shall be binding upon and shall inure solely to the benefit of each of the parties to this Deed, and nothing in this Schedule 6, express or implied, is intended to confer upon any other person (including for the avoidance of doubt any current or former directors, officers, employees, contractors or consultants of any of the Recall Group or the Iron Mountain Group) any rights or remedies of any nature whatsoever under or by reason of this Schedule 6.

(g)                                 Nothing contained in this Schedule 6 shall:

(i)            be treated as an amendment of any Company Benefit Plan or employee benefit plan of the Recall Group or the Iron Mountain Group, or

(ii)           obligate either the Recall Group or the Iron Mountain Group to (A) maintain any particular benefit plan, except in accordance with the terms of such plan, or (B) retain the employment of any particular employee.

Schedule 7

Illustrative Calculation Applying Clause 4.4 Scale Back Mechanism

Example 1:

1)             Assume that valid Cash Elections are received from Scheme Shareholders in respect of 110,000,000 Recall Shares.

2)             Assume that the Australian dollar equivalent of US$0.50 is $0.65 (at an assumed AUD/USD exchange rate of approximately 0.77). The cash amount payable to Scheme Shareholders in respect of valid Cash Elections for each Scheme Share would therefore be $7.85 (being $8.50 less $0.65).

3)             The aggregate of the amounts which would otherwise be payable to all validly electing Scheme Shareholders under clause 4.2(b)(ii)(B) would therefore be $863,500,000 (being 110,000,000 shares multiplied by $7.85). Because $863,500,000 exceeds $225,000,000, by virtue of clause 4.4(a), the scale back provisions would apply.

4)             Assume that the aggregate of the first 5,000 Recall Shares (or, where a lesser number of Recall Shares is held, that number) held by all validly electing Scheme Shareholders who were on the Recall Share Register as at the date which is 3 trading days on the ASX after the date of the Deed is 10,000,000 Recall Shares. The aggregate of the amounts which would be payable to all those validly electing Scheme Shareholders under clause 4.4(b)(i)(A) would therefore be $78,500,000 (being 10,000,000 shares multiplied by $7.85). Because $78,500,000 is less than $225,000,000, the proviso to clause 4.4(b)(i)(A) would not apply.

5)             The tables below show the consideration to be provided under the Scheme for validly electing Scheme Shareholders depending on whether they were on the Recall Share Register as at the date which is 3 trading days on the ASX after the date of the Deed.

Consideration payable to Scheme Shareholders that were Recall Shareholders as at the date which is 3 trading days on the ASX after the date of this Deed

	Australian dollar equivalent of US$0.50 Cash	Cash received under Clause 4.4(b)(i)(A)		Cash received under Clause 4.4(b)(i)(B)						Number of Iron Mountain CDIs or shares received under Clause 4.4(c)
Shares held by relevant Scheme Shareholder	Cash received ($0.65 x Shares)	Shares eligible under Clause 4.4(b)(i)(A)	Cash Received ($7.85 x eligible shares)	A	B	C	D	Cash received (A-B) x (C÷D)	Total cash received	X	Y	Z	Iron Mountain CDIs or shares received ((X-Y) ÷ X) x Z
1,000	$650	1,000	$7,850	$225,000,000	$78,500,000	—	100,000,000	—	$8,500	$7,850	$7,850	172	—
5,000	$3,250	5,000	$39,250	$225,000,000	$78,500,000	—	100,000,000	—	$42,500	$39,250	$39,250	861	—
10,000	$6,500	5,000	$39,250	$225,000,000	$78,500,000	5,000	100,000,000	$7,325	$53,075	$78,500	$46,575	1,722	700

Consideration payable to Scheme Shareholders that were not Recall Shareholders as at the date which is 3 trading days on the ASX after the date of this Deed

	Australian dollar equivalent of US$0.50 Cash	Cash received under Clause 4.4(b)(i)(A)		Cash received under Clause 4.4(b)(ii)						Number of Iron Mountain CDIs or shares received under Clause 4.4(c)
Shares held by relevant Scheme Shareholder	Cash received ($0.65 x Shares)	Shares eligible under Clause 4.4(b)(i)(A)	Cash Received ($7.85 x eligible shares)	A	B	C	D	Cash received (A-B) x (C÷D)	Total cash received	X	Y	Z	Iron Mountain CDIs or shares received ((X-Y) ÷ X) x Z
1,000	$650	—	—	$225,000,000	$78,500,000	1,000	100,000,000	$1,465	$2,115	$7,850	$1,465	172	140
5,000	$3,250	—	—	$225,000,000	$78,500,000	5,000	100,000,000	$7,325	$10,575	$39,250	$7,325	861	700
10,000	$6,500	—	—	$225,000,000	$78,500,000	10,000	100,000,000	$14,650	$21,150	$78,500	$14,650	1,722	1,401

Example 2:

1)             Assume that valid Cash Elections are received from Scheme Shareholders in respect of 130,000,000 Recall Shares.

2)             Assume that the Australian dollar equivalent of US$0.50 is $0.65 (at an assumed AUD/USD exchange rate of approximately 0.77). The cash amount payable to Scheme Shareholders in respect of valid Cash Elections for each Scheme Share would therefore be $7.85 (being $8.50 less $0.65).

3)             The aggregate of the amounts which would be payable to all validly electing Scheme Shareholders under clause 4.2(b)(ii)(B) would therefore be $1,020,500,000 (being 130,000,000 shares multiplied by $7.85). Because $1,020,500,000 exceeds $225,000,000, by virtue of clause 4.4(a), the scale back provisions would apply.

4)             Assume that the aggregate of the first 5,000 Recall Shares (or, where a lesser number of Recall Shares is held, that number) held by all validly electing Scheme Shareholders who were on the Recall Share Register as at the date which is 3 trading days on the ASX after the date of the Deed is 30,000,000 Recall Shares. The aggregate of the amounts which would be payable to all validly electing Scheme Shareholders under clause 4.4(b)(i)(A), if not for the proviso to clause 4.4(b)(i)(A) would therefore be $235,500,000 (being 30,000,000 shares multiplied by $7.85). Because $235,500,000 exceeds $225,000,000, the proviso to clause 4.4(b)(i)(A) would apply.

5)             Applying that proviso, the relevant number of shares used to calculate entitlements under Clause 4.4(i)(A) would be reduced from 5,000 to the extent required for the aggregate cash payments to equal $225,000,000 (for example, to 4,500 shares).

6)             The tables below show the consideration to be provided under the Scheme for validly electing Scheme Shareholders depending on whether they were on the Recall Share Register as at the date which is 3 trading days on the ASX after the date of the Deed.

Consideration payable to Scheme Shareholders that were Recall Shareholders as at the date which is 3 trading days on the ASX after the date of this Deed

	Australian dollar equivalent of US$0.50 Cash	Cash received under Clause 4.4(b)(i)(A)		Cash received under Clause 4.4(b)(i)(B)						Number of Iron Mountain CDIs or shares received under Clause 4.4(c)
Shares held by relevant Scheme Shareholder	Cash received ($0.65 x Shares)	Shares eligible under Clause 4.4(b)(i)(A)	Cash Received ($7.85 x eligible shares)	A	B	C	D	Cash received (A-B) x (C÷D)	Total cash received	X	Y	Z	Iron Mountain CDIs or shares received ((X-Y) ÷ X) x Z
1,000	$650	1,000	$7,850	$225,000,000	$225,000,000	—	101,337,580	—	$8,500	$7,850	$7,850	172	—
5,000	$3,250	4,500	$35,325	$225,000,000	$225,000,000	500	101,337,580	—	$38,575	$39,250	$35,325	861	86
10,000	$6,500	4,500	$35,325	$225,000,000	$225,000,000	5,500	101,337,580	—	$41,825	$78,500	$35,325	1,722	947

Consideration payable to Scheme Shareholders that were not Recall Shareholders as at the date which is 3 trading days on the ASX after the date of this Deed

	Australian dollar equivalent of US$0.50 Cash	Cash received under Clause 4.4(b)(i)(A)		Cash received under Clause 4.4(b)(ii)						Number of Iron Mountain CDIs or shares received under Clause 4.4(c)
Shares held by relevant Scheme Shareholder	Cash received ($0.65 x Shares)	Shares eligible under Clause 4.4(b)(i)(A)	Cash Received ($7.85 x eligible shares)	A	B	C	D	Cash received (A-B) x (C÷D)	Total cash received	X	Y	Z	Iron Mountain CDIs or shares received ((X-Y) ÷ X) x Z
1,000	$650	—	—	$225,000,000	$225,000,000	1,000	101,337,580	—	$650	$7,850	—	172	172
5,000	$3,250	—	—	$225,000,000	$225,000,000	5,000	101,337,580	—	$3,250	$39,250	—	861	861
10,000	$6,500	—	—	$225,000,000	$225,000,000	10,000	101,337,580	—	$6,500	$78,500	—	1,722	1,722

Example 3:

1)             Assume that valid Cash Elections are received from Scheme Shareholders in respect of 10,000,000 Recall Shares.

2)             Assume that the Australian dollar equivalent of US$0.50 is $0.65 (at an assumed AUD/USD exchange rate of approximately 0.77). The cash amount payable to Scheme Shareholders in respect of valid Cash Elections for each Scheme Share would therefore be $7.85 (being $8.50 less $0.65).

3)             The aggregate of the amounts which would be payable to all validly electing Scheme Shareholders under clause 4.2(b)(ii)(B) would therefore be $78,500,000 (being 10,000,000 shares multiplied by $7.85). Because $78,500,000 is less than $225,000,000, by virtue of clause 4.4(a), the scale back provisions would not apply.

4)             Scheme Shareholders making valid Cash Elections would be entitled to receive cash payments in respect of all of their Recall Shares.

Schedule 8

Pre-Closing Restructuring

Recall shall take such actions as shall be necessary or appropriate to cause any direct or indirect subsidiary of Recall identified by Iron Mountain no later than 120 days after the date hereof (each, a Designated Subsidiary) to be treated, effective as of the third day prior to the Implementation Date, as a subsidiary of Recall that is treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes (i.e., as a branch of Recall for U.S. federal income tax purposes), including by (i) the making of an election under Treasury Regulations Section 301.7701-3, (ii) the conversion of such Designated Subsidiary into an entity in the same jurisdiction that qualifies as an “eligible entity” within the meaning of Treasury Regulations Section 301.7701-3, (iii) effecting one or a series of distributions of the equity interests in such Designated Subsidiary to Recall or a subsidiary thereof that is disregarded for U.S. federal income tax purposes or (iv) a combination thereof.

Schedule 9

Form of FIRPTA Certificate

[Addressee]
[•]
[•]

A STATEMENT MADE BY
[Recall Corporation
One Recall Center
180 Technology Drive
Norcross, GA  30092
EIN:  36-4306177]

[or]

[Recall Finance Americas Inc.
One Recall Center
180 Technology Drive
Norcross, GA  30092
EIN:  38-3915343]

STATEMENT UNDER TREAS. REG. § 1.897-2

U.S. Real Property Interest Status of Interests in [Recall Corporation/Recall Finance Americas Inc.]

In accordance with U.S. Treas Reg. 1.897-2(h)(1), [Recall Corporation/Recall Finance Americas Inc.]  has determined that the interests in [Recall Corporation/Recall Finance Americas Inc.] held by [Recall Overseas Holdings Pty Ltd./Recall Corporation] do not constitute a U.S. real property interest as of [•], 20[•].

Under penalties of perjury, I declare that I have examined this statement and to the best of my knowledge and belief, it is true, correct and complete.

A copy of this statement is concurrently being sent to the IRS with notice required under U.S. Treas. Reg. § 1.897-2(h)(2).

Name	Date
Title
Recall Corporation/Recall Finance Americas Inc.]

Schedule 10

Communications Materials – see Exhibits 99.1 and 99.2. of the form 8-K filed on June 8, 2015

Executed and delivered as a Deed.

Executed as a deed by Iron Mountain Incorporated:

/s/ William L. Meaney	/s/ Ernest W. Cloutier
Director Signature	Secretary Signature

William L. Meaney	Ernest W. Cloutier
Print Name	Print Name

Executed as a deed in accordance with section 127 of the Corporations Act 2001 by Recall Holdings Limited :

/s/ Doug Pertz	/s/ Barry Medintz
Director Signature	Secretary Signature

Doug Pertz	Barry Medintz
Print Name	Print Name

Annexure 1

Indicative Timetable

Event	Target date
Announcement and signing of scheme implementation deed	8 June 2015
Recall to appoint Independent Expert (and any Independent Accountant)	June 2015
Joint marketing efforts	June 2015 (until Second Court Date)
Iron Mountain to lodge applications with Competition Authorities for all Competition Approvals	June 2015
Iron Mountain to lodge application with FIRB for FIRB approval	June 2015
Iron Mountain to lodge application with the ASX for listing approval	June 2015
Recall to lodge application with the Australian Taxation Office for class ruling	June 2015
Iron Mountain to lodge preliminary Iron Mountain Registration Statement with the SEC and application for quotation of new Iron Mountain Shares with the NYSE	July 2015
Finalise pro forma accounts for merged group following 30 June 2015	August 2015
Iron Mountain to receive comments from the SEC, if any	1 month after preliminary filing of Registration Statement
Iron Mountain to lodge final Iron Mountain Registration Statement with the SEC and application for quotation of new Iron Mountain Shares with the NYSE	September 2015 (approximately 1 month following receipt of SEC comments, if any)
Recall to provide draft Scheme Booklet to ASIC	September 2015
Iron Mountain to despatch Iron Mountain Registration Statement	September 2015
First Court hearing	September 2015
Iron Mountain Shareholder Meeting to obtain the Iron Mountain Shareholder Approval	October 2015
Scheme Meeting	November 2015
Second Court Date	December 2015
Implementation Date	January 2016

Notes:

1.                                     The parties intend to convene and hold the Iron Mountain Shareholder Meeting and Scheme Meeting even though not all Competition Approvals and other Regulatory Approvals have been obtained by the time of the Iron Mountain Shareholder Meeting and the Scheme Meeting.

2.                                     As per clause 3.4, the Scheme Meeting will be not less than 10 Business Days after the Iron Mountain Shareholder Meeting.

3.                                     All conditions precedent in clause 3.1, including clause 3.1(a)(Regulatory Approvals), are to be satisfied or waived before the Second Court Date.

4.                                     As it is required that the Implementation Date occur within the first 30 days of any given fiscal quarter of Iron Mountain, the timing of the Second Court Date will need to be determined appropriately.

Annexure 2

Scheme of arrangement

This scheme of arrangement is made under section 411 of the Corporations Act 2001 (Cth)

Between the parties

1                                        Recall Holdings Limited (ABN 27 116 537 832) of 697 Gardeners Road, Alexandria, Sydney, Australia (Recall)

2                                        The holders of fully paid ordinary shares in Recall recorded in the Recall Share Register as at the Record Date (Scheme Shareholders).

1                                        Definitions and interpretation

1.1                              Definitions

The meanings of the terms used in this Scheme are set out below.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited (ABN 98 008 624 691) and, where the context requires, the financial market that it operates.

Business Day means a weekday on which trading banks in Sydney and New York are open for trading and the ASX and the NYSE are open for trading.

Cash Election is defined in clause 4.4(a).

Cash Election Form is defined in clause 4.4(a).

CDN means CHESS Depositary Nominees Pty Limited ACN 071 346 506.

CHESS means the clearing house electronic sub register system of share transfers operated by ASX Settlement and Transfer Corporation Pty Ltd.

Corporations Act means the Corporations Act 2001 (Cth).

Corporations Regulations means the Corporations Regulations 2001 (Cth).

Court means the Federal Court of Australia, Sydney Registry or such other court of competent jurisdiction under the Corporations Act agreed to in writing by Iron Mountain and Recall.

Deed Poll means the deed poll dated [  ] 2015 under which Iron Mountain and Iron Mountain Sub covenant in favour of the Scheme Shareholders to perform their obligations under the Scheme.

Effective means when used in relation to the Scheme, the coming into effect, under section 411(10) of the Corporations Act, of the Court order made under section 411(4)(b) of the Corporations Act in relation to the Scheme.

Effective Date means the date on which the Scheme becomes Effective.

End Date has the meaning given in the Implementation Deed.

Government Agency means any foreign or Australian government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.

Implementation Date means the fourth calendar day after the Record Date, or such other day as the parties agree.

Implementation Deed means the implementation deed dated 8 June 2015 between Recall and Iron Mountain relating to the implementation of the Scheme.

Ineligible Foreign Shareholder means a Scheme Shareholder whose address shown in the Recall Share Register is a place which Iron Mountain reasonably determines is a place that it is unlawful or unduly onerous to issue that Scheme Shareholder with New Iron Mountain Shares when the Scheme becomes Effective (provided that a Scheme Shareholder whose address shown in the Recall Share Register is within Australia and its external territories, New Zealand, United Kingdom, Hong Kong, Singapore, Canada or the United States will not be an Ineligible Foreign Shareholder).

Iron Mountain means Iron Mountain Incorporated of One Federal Street, Boston, Massachusetts 02110.

Iron Mountain Group means Iron Mountain and each of its subsidiaries and a reference to a ‘Iron Mountain Group Member’ or a ‘member of the Iron Mountain Group’ is to Iron Mountain or any of its subsidiaries.

Iron Mountain Register means the register of shareholders maintained by Iron Mountain or its agent.

Iron Mountain Sub means [ ] (ACN [ ]), a wholly owned subsidiary of Iron Mountain.

New Iron Mountain CDI means CHESS Depositary Interest, being a unit of beneficial ownership in a new Iron Mountain Share registered in the name of CDN, to be issued under the Scheme.

New Iron Mountain Share means a new Iron Mountain Share to be issued under the Scheme.

Recall Registry means Link Market Services Limited (ACN 083 214 537).

Recall Share means a fully paid ordinary share in Recall.

Recall Shareholder means a person who is recorded in the Recall Share Register as the holder of one or more Recall Shares.

Recall Share Register means the register of members of Recall maintained in accordance with the Corporations Act.

Record Date means 5pm on the fifth Business Day after the Effective Date.

Sale Agent means [insert name of Sale Agent appointed in accordance with the Implementation Deed], appointed to sell the New Iron Mountain Shares that are to be issued under clause 4.6(a) of this Scheme.

Scheme means this scheme of arrangement subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed to in writing by Recall and Iron Mountain.

Scheme Booklet means as defined in the Implementation deed.

Scheme Consideration means the consideration to be provided by the Iron Mountain to each Scheme Shareholder for the transfer to Iron Mountain Sub of each Scheme Share, as determined in accordance with clause 4.3.

Scheme Meeting means the meeting of Recall Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act.

Scheme Share means a Recall Share held by a Scheme Shareholder as at the Record Date.

Scheme Shareholder means a holder of fully paid ordinary shares in Recall recorded in the Recall Share Register as at the Record Date.

Second Court Date means the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme is heard.

subsidiary has the meaning set out in the Corporations Act.

1.2                              Interpretation

In this Scheme:

(a)                                Headings and bold type are for convenience only and do not affect the interpretation of this Scheme.

(b)                                The singular includes the plural and the plural includes the singular.

(c)                                 Words of any gender include all genders.

(d)                                Other parts of speech and grammatical forms of a word or phrase defined in this Scheme have a corresponding meaning.

(e)                                 An expression importing a person includes any company, partnership, joint venture, association, corporation, limited liability company or other body corporate and any Government Agency as well as an individual.

(f)                                  A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this Scheme and a reference to this Scheme includes any schedule, attachment and exhibit.

(g)                                 A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re enactments of any of them.

(h)                                A reference to a document (including this Scheme) includes all amendments or supplements to, or replacements or novations of, that document.

(i)                                    a reference to ‘Australian dollar equivalent’ shall mean the amount in Australian dollars based on the mid-point of the buy/sell price quoted in the Australian Financial Review (print edition) on the Record Date (or if it is not published on that day, then the mid-point of the buy/sell price quoted in the Australian Financial Review when it is next published in a print.

(i)                                     A reference to ‘$’ or ‘dollar’ is to Australian currency.

(j)                                   A reference to ‘US$’ is to the lawful currency of the United States of America.

(k)                                A reference to any time is a reference to that time in Sydney.

(l)                                    A term defined in or for the purposes of the Corporations Act has the same meaning when used in this Scheme.

(m)                            A reference to a party to a document includes that party’s successors and permitted assignees.

(n)                                No provision of this Scheme will be construed adversely to a party because that party was responsible for the preparation of this Scheme or that provision.

(o)                                A reference to a body, other than a party to this Scheme (including an institute, association or authority), whether statutory or not:

(i)                                    which ceases to exist; or

(ii)                                 whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions.

1.3                              Interpretation of inclusive expressions

Specifying anything in this scheme after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

1.4                              Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2                                        Preliminary matters

(a)                                Recall is a public company registered in New South Wales, Australia.

(b)                                As at 5 June 2015

(i)                                    313,674,711 Recall Shares were on issue; and

(ii)                                 7,094,336 Recall Performance Rights, of which 2,193,598 are Recall Retention rights, were on issue (which, under the terms of their issue, would vest upon Recall giving the holders of those rights notice of approval by the Court of this Scheme).

(c)                                 Iron Mountain is a company governed under the laws of the State of Delaware.

(d)                                Iron Mountain Sub is a company registered under the laws of Australia.

(e)                                 If the Scheme becomes Effective:

(i)                                    Iron Mountain will provide or procure the provision of the Scheme Consideration to Scheme Shareholders in accordance with the Scheme; and

(ii)                                 all the Scheme Shares, and all the rights and entitlements attaching to them as at the Implementation Date, will be transferred to Iron Mountain Sub and Recall will enter the name of Iron Mountain Sub in the Recall Share Register in respect of the Scheme Shares.

(f)                                  Recall and Iron Mountain have agreed, by executing the Implementation Deed, to implement the Scheme.

(g)                                 Iron Mountain and Iron Mountain Sub have agreed, by executing the Deed Poll, to perform their obligations under this Scheme, including the obligation to provide or procure the provision of the Scheme Consideration to the Scheme Shareholders.

3                                        Conditions to the Scheme

(a)                                This Scheme is conditional on:

(i)                                    all the conditions in clause 3.1 of the Implementation Deed (other than the condition in the Implementation Deed relating to Court approval of this Scheme) having been satisfied or waived in accordance with the terms of the Implementation Deed by 8am on the Second Court Date;

(ii)                                 subject to clause 8.1, such other conditions made or required by the Court under section 411(6) of the Corporations Act in relation to the Scheme have been satisfied or waived;

(iii)                              approval of this Scheme by the Court pursuant to section 411(4)(b) of the Corporations Act either unconditionally or on conditions consented to by Recall and Iron Mountain in accordance with clause 8.1; and

(iv)                             the Implementation Deed not having been terminated by either party to that deed before 8am on the Second Court Date.

(b)                                The satisfaction of the conditions precedent in clause 3(a) is a condition precedent to the operation of clause 4.

(c)                                 The Scheme will lapse and be of no further force or effect if the Effective Date does not occur on or before the End Date or any later date Recall and Iron Mountain agree.

(d)                                Recall and Iron Mountain will provide to the Court at the Second Court Date a certificate confirming (in respect of matters within their knowledge) whether or not the conditions precedent in the Implementation Deed and this Scheme (other than the condition in the Implementation Deed relating to Court approval of this Scheme) have been satisfied or waived as at 8am on the Second Court Date. The certificate constitutes conclusive evidence that such conditions precedent are satisfied, waived or taken to be waived.

4                                        Implementation of the Scheme

4.1                              Lodgement of Court orders

Recall will lodge with ASIC office copies of the Court orders under section 411(10) of the Corporations Act approving the Scheme by 5pm on the first Business Day after the day on which the Court approves the Scheme, or such later date as Iron Mountain and Recall agree.

4.2                              Transfer of Scheme Shares

On the Implementation Date:

(a)                                subject to the provision of the Scheme Consideration in the manner contemplated by this clause 4, all of the Scheme Shares, together with all rights and entitlements attaching to them as at the Implementation Date, will be transferred to Iron Mountain Sub, without the need for any further act by any Scheme Shareholder, by:

(i)                                    Recall effecting a valid transfer or transfer of the Scheme Shares to Iron Mountain Sub under section 1074D of the Corporations Act; or

(ii)                                 if the procedure in clause 4.2(i) is not available for any reason:

(A)                              Recall delivering to Iron Mountain Sub duly completed and executed share transfer forms (or a master share transfer form), duly executed on behalf of the Scheme Shareholders by Recall, to transfer all the Scheme Shares to Iron Mountain Sub; and

(B)                              Iron Mountain Sub duly executing the share transfer forms (or master share transfer form), attending to the stamping of the share transfer forms (or master share transfer form) (if required) and delivering the share transfer forms (or master share transfer form) to Recall for registration; and

(b)                                immediately after receipt of the share transfer forms (or master share transfer form) in accordance with clause 4.2(a)(ii) or the transfer being effected under section 1074D of the Corporations Act (as the case may be), Recall must enter, or procure the entry of, the name of Iron Mountain Sub in the Recall Share Register in respect of all the Scheme Shares.

4.3                              Scheme Consideration

(a)                                Subject to the terms and conditions of the Scheme, Iron Mountain will in consideration of the transfer to Iron Mountain Sub of each Recall Share held by a Scheme Shareholder under the terms of the Scheme, on the Implementation Date:

(i)                                    procure that Iron Mountain Sub will accept that transfer; and

(ii)                                 provide to each Scheme Shareholder the Scheme Consideration set out in clause 4.3(b) for the Scheme Shares held by that Scheme Shareholder on the Record Date, in accordance with the terms of this Scheme.

(b)                                Subject to the terms and conditions of this Scheme (including clause 4.7 relating to Ineligible Foreign Shareholders), the Scheme Consideration to be provided to each Scheme Shareholder will be:

(i)                                    where that Scheme Shareholder has not made a valid Cash Election - the issue by Iron Mountain to that Scheme Shareholder of:

(A)                              (i) where the address of that Scheme Shareholder in the Recall Share Register is within Australia (subject to clause 4.3(c)) - 0.1722 of a New Iron Mountain CDI for each of their Scheme Shares or (ii) where the address of that Scheme Shareholder in the Recall Share Register is outside Australia (subject to clause 4.3(d)) - 0.1722 of a New Iron Mountain Share for each of their Scheme Shares and

(B)                              the Australian dollar equivalent of US$0.50 in cash for each of their Scheme Shares,

(ii)                                 where that Scheme Shareholder has made a valid Cash Election:

(A)                              the Australian dollar equivalent of US$0.50 in cash for each of their Scheme Shares, and

(B)                              subject to the scale back provisions in clause 4.5, $8.50 (less the Australian dollar equivalent of US$0.50) cash for each of their Scheme Shares,

(c)                                 If the address of a Scheme Shareholder in the Recall Share Register is within Australia and either:

(i)                                    the condition precedent in clause 3.1(a)(iii) of the Implementation Deed is waived by Recall in accordance with the Deed; or

(ii)                                 Recall in its discretion, following a written request from that Scheme Shareholder prior to the Record Date, determines to do so,

any Scheme Consideration which would otherwise be provided to that Scheme Shareholder in the form of New Iron Mountain CDIs is to be provided to that Scheme Shareholder in the form of New Iron Mountain Shares (or partly in the form of New Iron Mountain Shares and partly in the form of New Iron Mountain CDIs).

(d)                                If the address of a Scheme Shareholder in the Recall Share Register is outside Australia and Recall in its discretion, following a written request from that Scheme Shareholder prior to the Record Date, determines to do so, any Scheme Consideration which would otherwise be provided to that Scheme Shareholder in the form of New Iron Mountain Shares is to be provided in the form of New Iron Mountain CDIs (or partly in the form of New Iron Mountain CDIs and partly in the form of New Iron Mountain Shares).

(e)                                 Where after the date of the Deed, Iron Mountain issues any Iron Mountain Shares under the exception in paragraph (e)(i) or (e)(iv) of the definition of “Iron Mountain Prescribed Occurrence”, but does so at a price per share which is less than the VWAP of an Iron Mountain Share over the 10 consecutive trading days on the NYSE ending on the trading day on the NYSE before the date of issue (the Current Market Price per Share), the exchange ratio referred to in clause 4.2(b) and in the Scheme of 0.1722 of a New Iron Mountain Shares or New Iron Mountain CDIs for each Scheme Share will be adjusted by multiplying 0.1722 (or the exchange ratio which applies by virtue of an earlier application of this clause) by the following fraction:

A ÷ (B+C)

Where:

A                                      is the number of Iron Mountain Shares on issue immediately after the issue of such additional Iron Mountain Shares;

B                                      is the number of Iron Mountain Shares on issue immediately before the issue of such additional Iron Mountain Shares; and

C                                      is the number of Iron Mountain Shares which the aggregate consideration (if any) received for the issue of such additional Iron Mountain Shares would purchase at the Current Market Price per Share.

4.4                              Cash Election Mechanism

(a)                                A Scheme Shareholder (other than a Scheme Shareholder to whom the payment of cash consideration under the Scheme is prevented or prohibited by any applicable law, including any order, direction or notice made or given by a court of competent jurisdiction or by another Government Agency) may make a valid cash election for the purposes of clause 4.3(b)(ii) by:

(i)                                    completing a cash election form in the form accompanying the Scheme Booklet (a Cash Election Form) in accordance with the instructions specified on the form or set out in the Scheme Booklet; and

(ii)                                 returning the completed Cash Election Form so that it is received in accordance with the instructions by no later than 5:00 p.m. (Sydney time) on the Business Day following the Effective Date, subject to the Scheme Shareholder not having given notice in accordance with the instructions prior to the Record Date that it is withdrawing that election,

(a Cash Election).

(b)                                Subject to clauses 4.4(d) and 4.5, any Cash Election which is made by a Scheme Shareholder will be deemed to apply to all of their Scheme Shares.

(c)                                 For the avoidance of doubt, a Scheme Shareholder may make a valid Cash Election by complying with the procedure in clause 4.4(a) even though it has validly withdrawn one or more prior such elections.

(d)                                If a Scheme Shareholder holds one or more parcels of Scheme Shares as trustee or nominee for, or otherwise on account of, another person, Recall may (at its sole discretion and subject to such conditions as it thinks fit) allow that Scheme Shareholder to make separate Cash Elections in relation to each of those parcels of Scheme Shares (and, for the purpose of calculating the Scheme Consideration to which that Scheme Shareholder is entitled in those circumstances, each such parcel of Scheme Shares will be treated as though it were held by a separate Scheme Shareholder).

(e)                                 Subject to clause 4.4(f), an election which is not made or deemed to have been made in accordance with this clause 4.4 will not be a valid election for the purpose of the Scheme and will not be recognised by Recall, Iron Mountain Sub or Iron Mountain for any purpose.

(f)                                  Recall may, with the agreement of Iron Mountain, settle as it thinks fit any difficulty, matter of interpretation or dispute which may arise in connection with determining the validity of any election, and any such decision will be conclusive and binding on Recall, Iron Mountain, Iron Mountain Sub and the relevant Scheme Shareholder.

4.5                              Scale back

(a)                                This clause 4.5 applies if the valid Cash Elections made by Scheme Shareholders are such that the aggregate amount of cash consideration that would be required to be paid by Iron Mountain under clause 4.3(b)(ii)(B) exceeds $225,000,000.

(b)                                Where this clause applies, the aggregate cash consideration to which a Scheme Shareholder who has made a valid Cash Election would otherwise be entitled under clause 4.3(b)(ii)(B) will be as follows:

(i)                                    if the relevant Scheme Shareholder was a Recall Shareholder as at the date which is 3 trading days on the ASX after the date of this Deed, that Scheme Shareholder will receive:

(A)                              $8.50 cash (less the Australian dollar equivalent of US$0.50) per Scheme Share for their first 5,000 Scheme Shares (or, where that Scheme Shareholder holds less than 5,000 Scheme Shares, $8.50 cash (less the Australian dollar equivalent of US$0.50) per Scheme Share for the number of Scheme Shares held by that Scheme Shareholder), provided that, if by using 5,000 as the relevant number in this clause 4.5(b)(i)(A), the total aggregate cash consideration which is payable to all relevant Scheme Shareholders under this clause 4.5(b)(i)(A) would exceed $225,000,000, the 5,000 number will be reduced to the extent required for such total to equal $225,000,000; plus

(B)                              an amount determined in accordance with the following formula:

(A-B) x (C÷D)

Where:

A                                      is $225,000,000;

B                                      is the aggregate of the amounts which would be payable to all relevant Scheme Shareholders under clause 4.5(b)(i)(A);

C                                      is the number of Scheme Shares held by the relevant Scheme Shareholder (other than those for which the relevant Scheme Shareholder is entitled to payment under clause 4.5(b)(i)(A)); and

D                                      is the aggregate number of Scheme Shares held by all relevant Scheme Shareholders (other than those for which any Scheme Shareholder is entitled to payment under clause 4.5(b)(i)(A)).

(ii)                                 if the relevant Scheme Shareholder was not a Recall Shareholder as at the date which is 3 trading days on the ASX after the date of this Deed, that Scheme Shareholder will receive:

(A-B) x (C÷D)

Where:

A                                      is $225,000,000;

B                                      is the aggregate of the amounts which would be payable to all relevant Scheme Shareholders under clause 4.5(b)(i)(A);

C                                      is the number of Scheme Shares held by the relevant Scheme Shareholder (other than those for which the relevant Scheme Shareholder is entitled to payment under clause 4.5(b)(i)(A));

D                                      is the aggregate number of Scheme Shares held by all relevant Scheme Shareholders (other than those for which any Scheme Shareholder is entitled to payment under clause 4.5(b)(i)(A)).

(c)                                 To the extent that the application of clause 4.5(b) results in an aggregate entitlement of a Scheme Shareholder to cash consideration that is less than the aggregate amount equal to $8.50 (less the Australian dollar equivalent of US$0.50) under clause 4.3(b)(ii)(B) multiplied by the number of Scheme Shares that the Scheme Shareholder holds, the Scheme Shareholder will be entitled to receive under clause 4.3(b)(ii)(B), an aggregate number of New Iron Mountain CDIs or New Iron Mountain Shares determined in accordance with the following formula:

((X-Y) ÷ X) x Z

Where:

X                                      is the amount obtained by multiplying the number of Scheme Shares held by that Scheme Shareholder, by $8.50 (less the Australian dollar equivalent of US$0.50);

Y                                      is the aggregate cash consideration which the relevant Scheme Shareholder is entitled to receive under clause 4.5(b); and

Z                                       is the aggregate amount of New Iron Mountain CDIs or New Iron Mountain Shares that Scheme Shareholder would have been entitled to receive under clause 4.3(b)(i) if it had not made a valid Cash Election.

(d)                                If Recall or Iron Mountain are of the opinion that several Scheme Shareholders have, before the Record Date, been party to a shareholding splitting or division in an attempt to obtain an advantage in terms of the aggregate cash consideration to be received in accordance with clause 4.5(b), then Recall and Iron Mountain must consult in good faith to determine whether such matters have arisen and if agreement is reached between Recall and Iron Mountain following such consultation Recall must give notice to those Scheme Shareholders:

(i)                                    setting out the names and registered addresses of all of them;

(ii)                                 stating that opinion; and

(iii)                              attributing to one of them specifically identified in the notice the Recall Shares held by all of them,

and, after the notice has been so given, the Scheme Shareholder specifically identified in the notice shall, for the purposes of the Scheme, be taken to hold all those Recall Shares and each of the other Scheme Shareholders whose names are set out in the notice shall, for the purposes of the Scheme, be taken to hold no Recall Shares.

4.6                              Fractional entitlements

(a)                                Where the calculation of the aggregate number of New Iron Mountain CDIs or New Iron Mountain Shares to be issued to a particular Scheme Shareholder would result in the issue of a fraction of a New Iron Mountain CDI or New Iron Mountain Share, the number will be rounded:

(i)                                    if the fractional entitlement is less than 0.5 - down to the nearest whole number of New Iron Mountain CDIs or New Iron Mountain Shares (as the case may be); and

(ii)                                 otherwise — up to the nearest whole number of New Iron Mountain CDIs or New Iron Mountain Shares (as the case may be).

(b)                                Where the calculation of the aggregate cash consideration payable to a particular Scheme Shareholder would result in the payment of a fraction of a cent, the amount will be rounded:

(i)                                    if the fractional entitlement is less than 0.5 - down to the nearest cent; and

(ii)                                 otherwise — up to the nearest cent.

(c)                                 If Recall or Iron Mountain are of the opinion, formed reasonably, that several Scheme Shareholders, each of which holds a holding of Recall Shares which results in a rounding under this clause 4.6, have, before the Record Date, been party to a shareholding splitting or division in an attempt to obtain an advantage by reference to such rounding, then Recall and Iron Mountain must consult in good faith to determine whether such matters have arisen and if agreement is reached between Recall and Iron Mountain following such consultation Recall must give notice to those Scheme Shareholders:

(i)                                    setting out the names and registered addresses of all of them;

(ii)                                 stating that opinion; and

(iii)                              attributing to one of them specifically identified in the notice the Recall Shares held by all of them,

and, after the notice has been so given, the Scheme Shareholder specifically identified in the notice shall, for the purposes of the Scheme, be taken to hold all those Recall Shares and each of the other Scheme Shareholders whose names are set out in the notice shall, for the purposes of the Scheme, be taken to hold no Recall Shares.

4.7                              Ineligible Foreign Shareholders

(a)                                Iron Mountain has no obligation to allot or issue New Iron Mountain Shares to an Ineligible Foreign Shareholder under the Scheme and, instead:

(i)                                    Iron Mountain must issue the New Iron Mountain Shares attributable to, and which would otherwise be required to be provided to, the Ineligible Foreign Shareholder under the Scheme to the Sale Agent;

(ii)                                 Iron Mountain must procure that, within 20 Business Days after the Implementation Date, the Sale Agent, in consultation with Iron Mountain, sells or procures the sale (including on an aggregated or partially aggregated basis), in the ordinary course of trading on the NYSE, of all the New Iron Mountain Shares issued to the Sale Agent and remits to Iron Mountain the proceeds of sale (after deduction of any applicable brokerage, stamp duty and other costs, taxes and charges) (the Proceeds); and

(iii)                              Iron Mountain must, within 25 Business Days after the Implementation Date, pay, or procure the payment, to each Ineligible Foreign Shareholder the amount calculated in accordance with the following formula and rounded down to the nearest cent:

A=(B/C) x D

where

A is the amount to be paid to the Ineligible Foreign Shareholder;

B is the number of New Iron Mountain Shares attributable to, and that would otherwise have been issued to, that Ineligible Foreign Shareholder had it not been a Ineligible Foreign Shareholder and which are instead issued to the Sale Agent;

C is the total number of New Iron Mountain Shares attributable to, and which would otherwise have been issued to, all Ineligible Foreign Shareholders collectively and which are instead issued to the Sale Agent; and

D is the Proceeds (as defined in clause 4.7(a)(ii)).

(b)                                None of Iron Mountain, Recall or the Sale Agent gives any assurance as to the price that will be achieved for the sale of New Iron Mountain Shares described in this clause 4.7, and the sale of the New Iron Mountain Shares under this clause 4.7 will be at the risk of the Ineligible Foreign Shareholder.

4.8                              Shares to rank equally

Iron Mountain covenants in favour of Recall (in its own right and on behalf of the Scheme Shareholders) that:

(a)                                the New Iron Mountain Shares to be issued under the Scheme (including those issued to CDN in connection with the New Iron Mountain CDIs) will rank equally in all respects with all existing Iron Mountain Shares; and

(b)                                on issue each such New Iron Mountain Share will be fully paid and free from any mortgage, charge, lien, encumbrance or other security interest.

4.9                              Provision of Scheme Consideration

Subject to the other provisions of this clause 4, the obligation of Iron Mountain and Iron Mountain Sub to provide or procure the provision of the Scheme Consideration to Scheme Shareholders will be satisfied:

(a)                                in the case of Scheme Consideration that is required to be provided to Scheme Shareholders in the form of New Iron Mountain Shares, by Iron Mountain procuring that:

(i)                                    the name and address of each such Scheme Shareholder is entered into the Iron Mountain Register on the Implementation Date in respect of the New Iron Mountain Shares to which it is entitled under this clause 4; and

(ii)                                 a share certificate or holding statement (or equivalent document) is sent to the Registered Address of each such Scheme Shareholder representing the number of New Iron Mountain Shares issued to the Scheme Shareholder pursuant to this Scheme;

(b)                                in the case of Scheme Consideration that is required to be provided to Scheme Shareholders in the form of New Iron Mountain CDIs, by Iron Mountain:

(i)                                    issuing to CDN to be held on trust that number of New Iron Mountain Shares that will enable CDN to issue New Iron Mountain CDIs as envisaged by this clause 4 on the Implementation Date;

(ii)                                 procuring that the name and address of CDN is entered into the Iron Mountain Register in respect of those New Iron Mountain Shares on the Implementation Date and that a share certificate or holding statement (or equivalent document) in the name of CDN representing those New Iron Mountain Shares is sent to CDN;

(iii)                              procuring that on the Implementation Date, CDN issues to each such Scheme Shareholder the number of New Iron Mountain CDIs to which it is entitled under this clause 4;

(iv)                             procuring that on the Implementation Date, the name of each such Scheme Shareholder is entered in the records maintained by CDN as the holder of the New Iron Mountain CDIs issued to that Scheme Shareholder on the Implementation Date;

(v)                                in the case of each such Scheme Shareholder who held Scheme Shares on the CHESS subregister — procuring that the CDIs are held on the CHESS subregister on the Implementation Date and sending or procuring the sending of an allotment advice that sets out the number of New Iron Mountain CDIs issued and procuring that ASX Settlement and Transfer Corporation Pty Ltd will provide at the end of the month of allotment a CDI holding statement confirming the number of New Iron Mountain CDIs held on the CHESS subregister by that Scheme Shareholder; and

(vi)                             in the case of each such Scheme Shareholder who held Scheme Shares on the issuer sponsored subregister — procuring that the New Iron Mountain CDIs are held on the issuer sponsored subregister on the Implementation Date and sending or procuring the sending of a CDI holding statement to each such Scheme Shareholder which sets out the number of New Iron Mountain CDIs held on the issuer sponsored subregister by that Scheme Shareholder; and

(c)                                 in the case of Scheme Consideration that is required to be provided to Scheme Shareholders in cash:

(i)                                    by Iron Mountain no later than the Business Day before the Implementation Date, deposit in cleared funds an amount equal to the aggregate amount of the cash Scheme Consideration payable to each such Scheme Shareholder, in an Australian dollar denominated trust account operated by Recall as trustee for those Scheme Shareholders and notified to Iron Mountain at least 3 Business Days prior to Implementation Date (provided that any interest on the amounts deposited (less bank fees and other charges) will be credited to Iron Mountain’s account);

(ii)                                 on the Implementation Date, subject to funds having been deposited in accordance with clause 4.9(c)(i), Recall must pay or procure the payment from the trust account referred to in clause 4.9(c)(i), the cash Scheme Consideration to each such Scheme Shareholder based on the number of Scheme Shares held by such Scheme Shareholder as set out in the Share Register on the Scheme Record Date;

(iii)                              the obligations of Recall under clause 4.9(c)(ii) will be satisfied by Recall (in its absolute discretion):

(A)                              where a Scheme Shareholder has, before the Record Date, made a valid election in accordance with the requirements of the Recall Registry to receive dividend payments from Recall by electronic funds transfer to a bank account nominated by the Scheme Shareholder, paying, or procuring the payment of, the relevant amount in Australian currency by electronic means in accordance with that election; or

(B)                              otherwise, whether or not the Scheme Shareholder has made an election referred to in clause 4.9(c)(iii), dispatching, or procuring the dispatch of, a cheque for the relevant amount in Australian currency to the Scheme Shareholder by prepaid post to their registered address in the Recall Share Register (as at the Record Date), such cheque being drawn in the name of the Scheme Shareholder (or in the case of joint holders, in accordance with the procedures set out in clause 4.12); and

(iv)                             to the extent that, following satisfaction of Recall’s obligations under clause 4.9(c)(ii), there is a surplus in the amount held by Recall as trustee for the Scheme Shareholders in the trust account referred to in that clause, that surplus shall be paid by Recall to Iron Mountain.

4.10                       Unclaimed monies

(a)                                Recall may cancel a cheque issued under this clause 4 if the cheque:

(i)                                    is returned to Recall; or

(ii)                                 has not been presented for payment within six months after the date on which the cheque was sent.

(b)                                During the period of one year commencing on the Implementation Date, on request in writing from a Scheme Shareholder to Recall (or the Recall Registry), Recall must reissue a cheque that was previously cancelled under this clause 4.10.

(c)                                 The Unclaimed Money Act 2008 (VIC) will apply in relation to any Scheme Consideration which becomes ‘unclaimed money’ (as defined in section 3 of the Unclaimed Money Act 2008 (VIC)).

4.11                       Orders of a court or Government Agency

(a)                                Recall may deduct and withhold from any consideration which would otherwise be payable to a Scheme Shareholder by Recall in accordance with this clause 4, any amount which Recall and Iron Mountain determines is required to be deducted and withheld from that consideration under any applicable law, including any order, direction or notice made or given by a court of competent jurisdiction or by another Government Agency.

(b)                                To the extent that amounts are so deducted or withheld, such deducted or withheld amounts will be treated for all purposes under this Scheme as having been paid to the person in respect of which such deduction and withholding was made, provided that such deducted or withheld amounts are actually remitted to the appropriate taxing agency.

(c)                                 If written notice is given to Recall of an order, direction or notice made or given by a court of competent jurisdiction or by another Government Agency that:

(i)                                    requires that any consideration which would otherwise be payable or required to be issued to a Scheme Shareholder by Recall in accordance with this clause 4 must instead be paid or provided to a Government Agency or other third party, then Recall will be entitled to pay or provide that consideration in accordance with that order, direction or notice (and payment or provision of that consideration in accordance with that order, direction or notice will be treated for all purposes under this Scheme as having been paid or provided to that Scheme Shareholder); or

(ii)                                 prevents Recall from providing consideration to any particular Scheme Shareholder in accordance with this clause 4, or the payment or issuance of such consideration is otherwise prohibited by applicable law, Recall shall be entitled to retain that consideration until such time as provision of the consideration in accordance with this clause 4 is permitted by that order or direction or otherwise by law.

4.12                       Joint holders

In the case of joint holders of Scheme Shares:

(a)                                the New Iron Mountain Shares or New Iron Mountain CDIs representing New Iron Mountain Shares to be issued under this Scheme will be issued to and registered in the names of the joint holders;

(b)                                any cheque required to be sent under this Scheme will be made payable to the joint holders and sent to the holder whose name appears first in the Recall Share Register; and

(c)                                 any other document required to be sent under this Scheme, will be forwarded to the holder whose name appears first in the Recall Share Register as at the Record Date.

5                                        Issue and trading

(a)                                The Scheme Shareholders to be issued New Iron Mountain Shares or New Mountain CDIs agree to be bound by Iron Mountain’s certificate of incorporation and bylaws.

(b)                                Each Scheme Shareholder to be issued New Iron Mountain Shares or New Mountain CDIs shall be deemed to have irrevocably appointed Iron Mountain and each of its directors and officers (jointly and severally) as its attorneys for the purpose of executing any form of application, letter of transmittal or other instruments or documents required for the New Iron Mountain Shares or New Iron Mountain CDIs.

6                                        Dealings in Recall Shares

(a)                                To establish the identity of the Scheme Shareholders, dealings in Recall Shares will only be recognised if:

(i)                                    in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Recall Share Register as the holder of the relevant Recall Shares by the Record Date; and

(ii)                                 in all other cases, registrable transmission applications or transfers in respect of those dealings are received on or before the Record Date at the place where the Recall Share Register is kept.

(b)                                Recall must register registrable transmission applications or transfers of the kind referred to in clause 6(a)(ii) by the Record Date (provided that, for the avoidance of doubt, nothing in this clause 6(b) requires Recall to register a transfer that would result in a Recall Shareholder holding a parcel of Recall Shares that is less than a ‘marketable parcel’ (as defined in the Market Rules of the ASX)).

(c)                                 If the Scheme becomes Effective, a holder of Scheme Shares (and any person claiming through that holder) must not dispose of or purport or agree to dispose of any Scheme Shares or any interest in them after the Record Date.

(d)                                Recall will not accept for registration or recognise for any purpose any transmission application or transfer in respect of Recall Shares received after the Record Date.

(e)                                 For the purpose of determining entitlements to the Scheme Consideration, Recall must maintain the Recall Share Register in accordance with the provisions of this clause 6 until the Scheme Consideration has been paid to the Scheme Shareholders. The Recall Share Register in this form will solely determine entitlements to the Scheme Consideration.

(f)                                  All statements of holding for Recall Shares will cease to have effect from the Record Date as documents of title in respect of those shares and, as from that date, each entry current at that date on the Recall Share Register will cease to have effect except as evidence of entitlement to the Scheme Consideration in respect of the Recall Shares relating to that entry.

(g)                                 As soon as possible on or after the Record Date, and in any event within one Business Day after the Record Date, Recall will ensure that details of:

(i)                                    the names, registered addresses and holdings of Recall Shares for each Scheme Shareholder as shown in the Recall Register on the Record Date;

(ii)                                 the names, registered addresses and holdings of each Ineligible Foreign Shareholder on the Record Date; and

(iii)                              details of all Share Election Forms and Sale Election Forms validly submitted and not revoked are available to Iron Mountain in the form Iron Mountain reasonably requires.

7                                        Quotation of Recall Shares

(a)                                Recall will apply to the ASX to suspend trading on the ASX in Recall Shares from the close of trading on the Effective Date.

(b)                                On a date after the Implementation Date to be determined by Iron Mountain, Recall will apply:

(i)                                    for termination of the official quotation of Recall Shares on the ASX; and

(ii)                                 to have itself removed from the official list of the ASX.

8                                        General provisions

8.1                              Consent to amendments to the Scheme

If the Court proposes to approve the Scheme subject to any alterations or conditions, Recall may by its counsel consent on behalf of all persons concerned to those alterations or conditions to which Iron Mountain has consented.  For the avoidance of doubt, Recall must not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of, the Scheme without the prior written consent of Iron Mountain.

8.2                              Scheme Shareholders’ agreements and warranties

(a)                                Each Scheme Shareholder:

(i)                                    agrees to the transfer of their Recall Shares in accordance with the Scheme and agrees to the variation, cancellation or modification of the rights attached to their Recall Shares constituted by or resulting from the Scheme; and

(ii)                                 acknowledges that the Scheme binds all Scheme Shareholders.

(b)                                Each Scheme Shareholder is taken to have warranted to Recall, Iron Mountain and Iron Mountain Sub, and appointed and authorised Recall as its attorney and agent to warrant to Iron Mountain and Iron Mountain Sub, that all of their Recall Shares (including any rights and entitlements attaching to those shares) which are transferred under the Scheme will, at the date of transfer, be fully paid and free from all mortgages, charges, security interests (including any ‘security interests’ within the meaning if section 12 of the Personal Property Securities Act 2009 (Cth)), liens, encumbrances and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind, and that they have full power and capacity to transfer their Recall Shares to Iron Mountain Sub together with any rights attaching to those shares.

8.3                              Title to and rights in Scheme Shares

(a)                                To the extent permitted by law, the Recall Shares transferred under the Scheme will be transferred free from all mortgages, charges, liens, encumbrances and interests of third parties of any kind, whether legal or otherwise.

(b)                                Iron Mountain Sub will be beneficially entitled to the Recall Shares transferred to it under the Scheme pending registration by Recall of Iron Mountain Sub in the Recall Share Register as the holder of the Recall Shares.

8.4                              Appointment of sole proxy

Upon the Scheme becoming Effective, and until Recall registers Iron Mountain Sub as the holder of all Scheme Shares in the Recall Share Register, each Scheme Shareholder:

(a)                                is deemed to have appointed Iron Mountain Sub as attorney and agent (and directed Iron Mountain Sub in each such capacity) to appoint any director, officer, secretary or agent nominated by Iron Mountain Sub as its sole proxy and, where applicable or appropriate, corporate representative to attend shareholders’ meetings, exercise the votes attaching to the Scheme Shares registered in their name and sign any shareholders’ resolution, and no Scheme Shareholder may itself attend or vote at any of those meetings or sign any resolutions, whether in person, by proxy or by corporate representative (other than pursuant to this clause 8.4(a));

(b)                                must take all other actions in the capacity of a registered holder of Scheme Shares as Iron Mountain Sub reasonably directs; and

(c)                                 acknowledges and agrees that in exercising the powers referred in clause 8.4(a), the Iron Mountain Sub and any director, officer, secretary or agent nominated by Iron Mountain Sub under clause 8.4(a) may act in the best interest of Iron Mountain Sub as the intended registered holder of the Scheme Shares.

8.5                              Authority given to Recall

(a)                                Scheme Shareholders will be deemed to have authorised Recall, and all its directors, officers and secretaries, to do and execute all acts, matters, things and documents on the part of each Scheme Shareholder necessary to implement the scheme, including (without limitation) executing, as agent and attorney of each Scheme Shareholder, a share transfer form (or a master share transfer form) in relation to Scheme Shares as contemplated by clause 8.5(b).

(b)                                Each Scheme Shareholder, without the need for any further act, irrevocably appoints Recall and all of its directors, officers and secretaries (jointly and severally) as its attorney and agent for the purpose of executing any document necessary to give effect to the Scheme including without limitation, a proper instrument of transfer of its Scheme Shares for the purposes of section 1071B of the Corporations Act which may be a master transfer of all the Scheme Shares.

9                                        General

9.1                              Stamp duty

Iron Mountain will pay all stamp duty payable in connection with the transfer of Recall Shares to Iron Mountain Sub.

9.2                              Consent

The Scheme Shareholders consent to Recall and Iron Mountain doing all things necessary or incidental to the implementation of the Scheme.

9.3                              Notices

If a notice, transfer, transmission application, direction or other communication referred to in the Scheme is sent by post to Recall, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at Recall registered office or at the office of the Recall Share Registrar.

9.4                              Inconsistencies

This Scheme binds Recall and all Recall Shareholders, and to the extent of any inconsistency, overrides the Recall constitution.

9.5                              No liability when acting in good faith

None of Iron Mountain, Recall nor any director, officer, secretary or employee of them will be liable to any person for anything done or omitted to be done in good faith in the performance of this Scheme or the Deed Poll.

9.6                              Governing law

(a)                                The Scheme is governed by the laws in force in New South Wales.

(b)                                Each party irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in New South Wales and courts of appeal from them in respect of any proceedings arising out of or in connection with this Scheme. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

9.7                              Further action

Recall and each Scheme Shareholder must do all things and execute all documents necessary to give full effect to this Scheme and the transactions contemplated by it.

Annexure 3

Deed poll

This Deed Poll is made on [*] 2015

By

1   1                        Iron Mountain Incorporated of One Federal Street, Boston, Massachusetts 02110 (Iron Mountain).

2                                        [Iron Mountain Sub] (ACN        ) of [  ] Australia (Iron Mountain Sub).

in favour of each holder of fully paid ordinary shares in Recall Holdings Limited (ABN 27 116 537 832) (Recall) as at the Record Date.

Recitals

A                                      Iron Mountain and Recall have entered into the Implementation Deed.

B                                      In the Implementation Deed, Iron Mountain agreed to enter into this deed poll.

C                                      Iron Mountain and Iron Mountain Sub are entering into this deed poll for the purpose of covenanting in favour of the Scheme Shareholders to perform their obligations under the Implementation Deed and the Scheme.

This Deed Poll provides as follows:

1                                        Definitions and Interpretation

1.1                              Definitions

In this deed poll:

(a)                                Implementation Deed means the scheme implementation deed entered into between Iron Mountain and Recall dated 8 June 2015;

(b)                                Scheme means the scheme of arrangement under Part 5.1 of the Corporations Act between Recall and the Scheme Shareholders, the form of which is attached to this deed poll, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and agreed to in writing by Iron Mountain, Iron Mountain Sub and Recall; and

(c)                                 unless the context otherwise requires, terms defined in the Implementation Deed or the Scheme have the same meaning when used in this deed poll.

1.2                              Interpretation

Clause 1.2 of the Implementation Deed applies to the interpretation of this deed poll, except that references to “Implementation Deed” or “Deed” are to be read as references to “deed poll”.

1.3                              Nature of deed poll

Iron Mountain and Iron Mountain Sub acknowledge that this deed poll may be relied on and enforced by any Scheme Shareholder in accordance with its terms even though the Scheme Shareholders are not party to it.

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2                                        Conditions to obligations

(a)                                The obligations of Iron Mountain and Iron Mountain Sub under this deed poll are subject to the Scheme becoming Effective.

(b)                                The obligations of Iron Mountain and Iron Mountain Sub under this deed poll to Scheme Shareholders will automatically terminate and the terms of this deed poll will be of no further force or effect if:

(i)                                    the Implementation Deed is terminated in accordance with its terms; or

(ii)                                 the Scheme is not Effective by the End Date.

(c)                                 If this deed poll is terminated under clause 2(b), in addition and without prejudice to any other rights, powers or remedies available to it:

(i)                                    Iron Mountain and Iron Mountain Sub are released from their obligations to further perform this deed poll except those obligations under clause 6.2; and

(ii)                                 each Scheme Shareholder retain any rights they have against Iron Mountain and Iron Mountain Sub in respect of any breach of this deed poll which occurred before it was terminated.

3                                        Consideration under the Scheme

3.1                              Undertaking to issue and pay the Scheme Consideration

Subject to clause 2, Iron Mountain and Iron Mountain Sub undertake in favour of each Scheme Shareholder to:

(a)                                provide or procure the provision of the Scheme Consideration to each Scheme Shareholder in accordance with the terms of the Scheme; and

(b)                                undertake all other actions attributed to it under the Scheme,

subject to and in accordance with the Scheme.

3.2                              Shares to rank equally

Iron Mountain and Iron Mountain Sub covenant in favour of each Scheme Shareholder that the New Iron Mountain Shares which are issued to each Scheme Shareholder and CDN in accordance with the Scheme will:

(a)                                rank equally with all existing Iron Mountain Shares; and

(b)                                be issued fully paid and free from any mortgage, charge, lien, encumbrance or other security interest.

4                                        Warranties

Iron Mountain and Iron Mountain Sub represent and warrant that:

(a)                                it is a corporation validly existing under the laws of Delaware (in the case of Iron Mountain) and Australia (in the case of Iron Mountain Sub);

(b)                                it has the corporate power to enter into and perform its obligations under this deed poll and to carry out the transactions contemplated by this deed poll;

(c)                                 it has taken all necessary corporate action to authorise its entry into this deed poll and has taken or will take all necessary corporate action to authorise the performance of this deed poll and to carry out the transactions contemplated by this deed poll; and

(d)                                this deed poll is valid and binding on it.

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5                                        Continuing obligations

This deed poll is irrevocable and, subject to clause 2, remains in full force and effect until:

(a)                                Iron Mountain and Iron Mountain Sub have fully performed its obligations under this deed poll; or

(b)                                the earlier termination of this deed poll under clause 2(b).

6                                        General

6.1                              Notices

Any notice under this deed poll to Iron Mountain or Iron Mountain Sub:

(a)                                must be in legible writing;

(b)                                must be in English; and

(c)                                 must be addressed as shown below:

(i)                                    Iron Mountain Incorporated/[Iron Mountain Sub]
One Federal Street

Boston, Massachusetts, 02110
Attention: Ernest W. Cloutier
email: ernest.cloutier@ironmountain.com

Copy to:         Minter Ellison

Governor Macquarie Tower, 1 Farrer Place

Sydney NSW 2000

Australia

Attention: Costas Condoleon
Fax: 61 2 9921 8174

Copy to:         Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello
Fax: 212-310-8007

(d)                                must be delivered or sent by email to the email address, of the addressee, in accordance with clause; and

(e)                                 is regarded as received by the addressee:

(i)                                    if emailed, when a delivery confirmation report is received by the sender which records the time that the email was delivered to the addressee’s email address (unless the sender receives a delivery failure notification indicating that the email has not been delivered to the addressee), unless it is not a Business Day in the place of receipt, or is after 5pm on a Business Day in the place of receipt, when that communication will be regarded as received at 9am on the next Business Day in the place of receipt; and

(ii)                                 if delivered by hand, on delivery at the address of the addressee as provided in this clause, unless delivery is not made on a Business Day, or after 5pm on a Business Day, when that communication will be regarded as received at 9am on the next Business Day.

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6.2                              Stamp duty

Iron Mountain will:

(a)                                pay all stamp duties and any related fines and penalties in respect of the Scheme and this deed poll, the performance of this deed poll and each transaction effected by or made under the Scheme and this deed poll; and

(b)                                indemnify each Scheme Shareholder against any liability arising from failure to comply with clause 6.2(a).

6.3                              Governing law and jurisdiction

(a)                                This deed poll is governed by the laws of New South Wales.

(b)                                Iron Mountain and Iron Mountain Sub irrevocably submit to the non-exclusive jurisdiction of the courts of New South Wales and courts competent to hear appeals from those courts.  Iron Mountain and Iron Mountain Sub irrevocably waive any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

6.4                              Waiver

Iron Mountain and Iron Mountain Sub may not rely on the words or conduct of any Scheme Shareholder as a waiver of any right unless the waiver is in writing and signed by the Scheme Shareholder granting the waiver

6.5                              Variation

A provision of this deed poll may not be varied unless the variation is agreed to by Recall, and the Court indicates that the variation would not of itself preclude approval of the Scheme, in which event Iron Mountain and Iron Mountain Sub will enter into a further deed poll in favour of the Scheme Shareholders giving effect to the variation

6.6                              Cumulative rights

The rights, powers and remedies of Iron Mountain and Iron Mountain Sub and the Scheme Shareholders under this deed poll are cumulative and do not exclude any other rights, powers or remedies provided by law independently of this deed poll.

6.7                              Assignment

(a)                                The rights created by this deed poll are personal to Iron Mountain and Iron Mountain Sub and each Scheme Shareholder and must not be dealt with at law or in equity without the prior written consent of Iron Mountain.

(b)                                Any purported dealing in contravention of clause 6.7(a) is invalid.

6.8                              Further action

Iron Mountain and Iron Mountain Sub must, at their own expense, do all things and execute all documents necessary to give effect to this deed poll.

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Executed and delivered as a Deed.

Executed as a deed by Iron Mountain Incorporated:

Director Signature	Director/Secretary Signature

Print Name	Print Name

Executed as a deed in accordance with section 127 of the Corporations Act 2001 by [Iron Mountain Sub] :

Director Signature	Director/Secretary Signature

Print Name	Print Name

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Annexure

Scheme of arrangement

[Insert Scheme of Arrangement]

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